Exhibit 10.1

RESTON STATION

FAIRFAX COUNTY, VIRGINIA

DEED OF LEASE

between

CRS PLAZA II, LC

as LANDLORD

and

ICF CONSULTING GROUP, INC.,

as TENANT

October 24, 2019

TABLE OF CONTENTS

Page

1. PREMISES, PROJECT AND OFFICE AREA	5
(a) Premises	5
2. COMMON AREAS	6
(a) Common Areas	6
(b) Reservation of Rights	7
3. INITIAL LEASEHOLD IMPROVEMENTS; EARLY ACCESS	8
4. TERM	8
(a) Initial Term	8
(b) Delivery Delay	9
(c) Renewal Options	9
(d) Short Term Renewal Option	11
5. USE AND OPERATION	11
6. RENT	12
7. OPERATING COST AND TAXES	13
8. RECONCILIATION OF OPERATING COST AND TAXES	17
9. UTILITIES AND SERVICES	19
(a) (i) Services Provided	19
(ii) After-Hours HVAC Services	19
(iii) Elevator	20
(iv) Bulbs	20
(b) Access	20
(c) Electricity	20
(d) Additional Electricity and Water	20
(e) Tenant’s Equipment Operation	21
(f) Additional/Special Services	21
(g) Interruptions	22
(h) Property Management	23
10. CARE AND MAINTENANCE; REPAIRS	23
12. ALTERATIONS, IMPROVEMENTS AND TENANT’S PERSONAL PROPERTY	27
14. COMPLIANCE WITH LAWS; ADA	30
15. LANDLORD’S ENTRY; LANDLORD’S RESERVATION	30
16. MORTGAGE; SUBORDINATION	31
(a) Superior Interests	31
(b) Ground Lease Requirements	31
17. ESTOPPEL CERTIFICATE	32

-i-

18. LIMITATION OF LIABILITY	33
19. LIEN FOR RENT	33
20. SURRENDER; HOLDING OVER	33
21. CASUALTY	34
22. CONDEMNATION	35
23. ATTORNEYS’ FEES	36
25. DEFAULT BY TENANT	36
26. REMEDIES	37
27. NON-WAIVER	39
28. DEFAULT BY LANDLORD	39
29. INSURANCE	40
30. WAIVER OF CLAIMS AND SUBROGATION	41
31. HOLD HARMLESS; INDEMNITY	42
32. RESERVED	42
33. SEVERABILITY	42
34. NOTICES	42
35. SUCCESSORS	43
36. ENTIRETY	43
37. BROKERS	43
38. FITNESS CENTER	43
39. PARKING	44
40. QUIET ENJOYMENT	46
41. FINANCIAL STATEMENTS	46
42. HAZARDOUS MATERIALS	46
43. ROOFTOP COMMUNICATIONS EQUIPMENT	47
44. MISCELLANEOUS	48
45. COMMON FACILITIES	50
46. LEED CERTIFICATION	51
47. TENANT’S SIGNAGE	51
(a) Exterior Signage	51
(b) Monument Signage	52
(c) Directory Signage	53
(d) Elevator Lobby Signage	53
(e) Ground Floor Lobby Signage	53
(f) Kinetic Sign	54
(g) Tower Crane Sign	54
48. BUILDING GENERATOR	54

-ii-

49. ROOF DECK	54
50. INTENTIONALLY OMITTED	55
51. PRE-LEASE COMMENCEMENT CONTRACTION	55
51. PRE-LEASE COMMENCEMENT CONTRACTION	55
52. POST-LEASE COMMENCEMENT EXPANSION OPTION	56
53. RIGHT OF FIRST OFFER	56
54. RIGHT OF FIRST REFUSAL	58
55. ELECTRONIC SERVICES	59
56. RETAIL TENANTS	59

EXHIBITS

A	-	Description of Land
A-1	-	The Project
B	-	Floor Plan of Premises
C	-	Work Agreement
		Schedule C-1	Base Building Improvements
		Schedule C-1-1	Location of Egress Stair
		Schedule C-1-2	Location of 16th Floor Column Relocation
		Schedule C-1-3	Location of Roof Terrace Extension
		Schedule C-2	Approved Test Fit
		Schedule C-3	Requirements for Final Documents
		Schedule C-4	Requirements for Contract Documents
		Schedule C-5	Construction Schedule
D	-	Reserved
E	-	Declaration of Lease Commencement
F-1	-	Exterior Sign Location (1)
F-2	-	Exterior Sign Location (2)
F-3	-	Intentionally Omitted
F-4	-	Monument Signage
F-5	-	Elevator Lobby Signage
F-6	-	Reception Signage
F-7	-	Kinetic Sign
G	-	Location of Tenant’s Rooftop Deck
H-1	-	Form of Ground Lease Recognition Agreement
H-2	-	Form of Mortgagee SNDA
I	-	Rules and Regulations
J	-	LEED Conditions
K	-	TDM Compliance
L	-	Location of Bike Room
M	-	Alterations Rules and Regulations
N	-	Location for Tenant’s Communications Equipment
O	-	Reserved
P	-	Reserved
Q	-	Method of Measurement
R	-	Janitorial Specifications
S	-	Storage License
T	-	Location of Fitness Center

-iii-

BASIC LEASE INFORMATION

Effective Date:	October 24, 2019

Landlord:	CRS PLAZA II, LC, a Virginia limited liability company

Tenant:	ICF CONSULTING GROUP, INC., a Delaware corporation

Premises:

1902 Reston Metro Plaza, Suites 200, 900, 1000, 1100, 1200, 1300, 1400, 1500, and 1600, Reston Virginia 20190. The Premises consist of approximately 208,274 square feet of Net Rentable Area on floor P-2.5 and the entire 9th through 16th floors, inclusive, of the Building (hereinafter defined), as shown on the floor plans attached hereto as Exhibit B. The Net Rentable Area of the Premises does not include the square footage of Tenant’s Rooftop Deck (as hereinafter defined).

Term:	The period commencing on the Commencement Date (hereinafter defined) and ending on the Expiration Date (hereinafter defined).

Delivery Date:

The date upon which the Premises is delivered to Tenant with Landlord’s Work Substantially Complete (as defined in the Work Agreement). Landlord estimates that the Delivery Date shall occur on or about March 1, 2022 (the “Anticipated Delivery Date”), subject to extension on a day-for-day basis due to Force Majeure (for a period not to exceed four (4) months in the aggregate) and Tenant Delay.

Commencement Date:	The Delivery Date.

Rent Commencement Date:	The later to occur of (i) May 1, 2024; or (ii) seven hundred eighty (780) days following the Commencement Date.

Expiration Date:

The last day of the fifteen (15th) Lease Year (hereinafter defined) (the “Initial Expiration Date”) following the Rent Commencement Date, or any earlier date on which this Lease is terminated or any later date on which this Lease is extended, in each case, in accordance with the provisions hereof.

Base Rent:	Subject to Section 6(b), an annual amount based upon Net Rentable Area (hereinafter defined) as specified below:

Lease Year	Base Rent PSF	Annual Base Rent	Monthly Base Rent
Lease Year 1	$40.00	$8,330,957.60	$694,246.47
Lease Year 2	$41.20	$8,580,886.33	$715,073.86
Lease Year 3	$42.44	$8,838,312.92	$736,526.08
Lease Year 4	$43.71	$9,103,462.31	$758,621.86
Lease Year 5	$45.02	$9,376,566.17	$781,380.51
Lease Year 6	$46.37	$9,657,863.16	$804,821.93
Lease Year 7	$47.76	$9,947,599.05	$828,966.59
Lease Year 8	$49.19	$10,246,027.03	$853,835.59
Lease Year 9	$50.67	$10,553,407.84	$879,450.65
Lease Year 10	$52.19	$10,870,010.07	$905,834.17
Lease Year 11	$53.76	$11,196,110.37	$933,009.20
Lease Year 12	$55.37	$11,531,993.69	$960,999.47
Lease Year 13	$57.03	$11,877,953.50	$989,829.46
Lease Year 14	$58.74	$12,234,292.10	$1,019,524.34
Lease Year 15	$60.50	$12,601,320.86	$1,050,110.07

Tenant’s Share of Operating Cost:

A fraction, expressed as a percentage, the numerator of which shall be the Net Rentable Area of the Premises and the denominator of which shall be the Net Rentable Area of the Office Area (as defined in Section 1(b)).

Tenant’s Share of Taxes:	A fraction, expressed as a percentage, the numerator of which shall be the Net Rentable Area of the Premises and the denominator of which shall be the Net Rentable Area of the Building.

Tenant Improvement Allowance:

One Hundred Ten and 00/100 Dollars ($110.00) per square foot of Net Rentable Area. The Tenant Improvement Allowance shall not exceed Twenty-Two Million Nine Hundred Ten Thousand One Hundred Thirty-Three and 40/100 Dollars ($22,910,133.40), in the aggregate, based on 208,273.94 square feet of Net Rentable Area, subject to reduction as set forth in Section 38(iii) of this Lease and Section 3(b) of the Work Agreement, attached to this Lease as Exhibit C.

Building Operating Hours:

Business Days (as defined in Section 9(a)): 8:00 a.m. – 6:00 p.m.
Requested Saturday Mornings (as defined in Section 9(a)): 9:00 a.m. – 1:00 p.m.

So long as Tenant is leasing all of the office space within the Building, and upon 30-days advance written notice from Tenant to Landlord, Tenant may cause the Building Operating Hours to be adjusted so long as such adjusted Building Operating Hours are comparable to the building operating hours of Comparable Buildings.

Security Deposit:	None.

Project:

Reston Station, including, without limitation, that certain portion of Reston Station currently identified as “The Promenade”, a transit-oriented, mixed-use development at the intersection of Wiehle Avenue and Dulles Toll Road in Reston, Virginia, as described in Section 1(b).

Office Area:

The Premises and certain other space in the Project (as defined in Section 1(b)) designated by Landlord for office use, as described in Section 1(a). As of the Effective Date, the Net Rentable Area of the Office Area of the Building is approximately 208,274 rentable square feet.

Building:

The building in which the Premises are located, commonly known as 1902 Reston Metro Plaza in Reston, Virginia 20190, and all other improvements located on the Land. As of the Effective Date, the Net Rentable Area of the Building is approximately 221,570 rentable square feet.

Land:	The tax lot(s) on which the Building is built, legally described on Exhibit A attached hereto, subject to adjustment in accordance with Section 1(b).

Parking:

Subject to Section 39, 2.5 parking spaces for every 1,000 square feet of Net Rentable Area of the Premises (the “Tenant’s Allocated Parking”), for use on a non-exclusive, unreserved, first-come, first-served basis, parking spaces in the Office Parking Facilities (as defined in Section 2(a)). A portion of Tenant’s Allocated Parking will be in the parking spaces designated for office use in the garage located under the Building (the “1902 Office Garage”) and the remainder of the parking spaces from Tenant’s Allocated Parking will be in the Office Parking Facilities located elsewhere within the Project. Tenant shall be entitled to the use of office parking in the 1902 Office Garage in proportion to the Net Rentable Area leased by Tenant from time to time within the Building; i.e., if Tenant is leasing seventy-five percent (75%) of the Net Rentable Area of office space within the Building, then Tenant shall be entitled to the use of seventy-five percent (75%) of the office parking located in the 1902 Office Garage. See Section 39 for additional details on parking.

Landlord’s Notice Address:

CRS Plaza II, LC
c/o Comstock Companies
1886 Metro Center Drive, Suite 400
Reston, Virginia 20190
Attention: Asset Mgt - Reston Station

with a copy to:

Comstock Companies
1886 Metro Center Drive, Suite 400
Reston, Virginia 20190
Attention: General Counsel

Rent Payment Address:	CRS Plaza II, LC c/o Comstock Companies 1886 Metro Center Drive, Suite 400 Reston, Virginia 20190 Attention: Property Mgt - Reston Station

Tenant’s Notice Address:

(prior to taking occupancy):

ICF CONSULTING GROUP, INC.

9300 Lee Highway

Fairfax, VA 22031

Attention: Real Estate

With a copy to:

ICF CONSULTING GROUP, INC.

9300 Lee Highway

Fairfax, VA 22031

Attention: General Counsel

(following occupancy):

At the Premises

With a copy to:

At the Premises
Attention: General Counsel

With a copy to:

Bean Kinney & Korman PC

2311 Wilson Blvd, Suite 500

Arlington, Virginia 22182

Attn: John G. Kelly, Esq.

Renewal Option(s):

At Tenant’s option, either Two (2) consecutive Renewal Terms (as defined in Section 4(b)) of Ten (10) years each or Four (4) consecutive Renewal Terms of Five (5) years each, subject to Sections 4(b) and 4(c).

Broker:	Jones Lang LaSalle Brokerage, Inc., as both Landlord’s and Tenant’s agent.

DEED OF LEASE

This Deed of Lease (“Lease”) is made and entered into as of the Effective Date between Landlord and Tenant. The “Basic Lease Information” (above) is incorporated into this Lease as if fully set forth herein. Capitalized terms used and not otherwise expressly defined within the body of this Lease will have the meanings ascribed to them in the Basic Lease Information.

WITNESSETH:

1.	PREMISES, PROJECT AND OFFICE AREA.

(a)      Premises. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord, the Premises, together with the right to use the Common Areas in accordance with Section 2(a). The Net Rentable Area of the Building and the Premises have been calculated in accordance with this subsection and are hereby stipulated for all purposes hereof to be the square footages set forth in the Basic Lease Information and which are more particularly described on Exhibit Q. For the purposes of this Lease, “Net Rentable Area” has been determined by Landlord’s architect in accordance with the modified 2017 Building Owners and Managers Association Standard Methods of Measurement (ANSI/BOMA Z65.1-2017) Method A (“BOMA”) (the “Method of Measurement”). Prior to the Commencement Date, Landlord shall provide Tenant with (a) a certificate or other statement from Landlord’s architect setting forth in reasonable detail the Net Rentable Area of the Building and the Premises (the “Rentable Area Certificate”), and (b) a complete set of “as built” plans for the Base Building Improvements (as such term is defined herein). If, as a result of such pre-Commencement Date measurement, and subject to Tenant’s right to verify such measurement in the manner described below, the Net Rentable Area of the Building and the Premises shall be determined to contain a square footage that differs from the rentable square footage referenced in the Basic Lease Information above, then the Base Rent shall be adjusted based upon the actual, finally determined the Net Rentable Area of the Premises multiplied by the Base Rent per square foot and Tenant’s Share, the Tenant Improvement Allowance and all other terms of this Lease which are based upon the size of the Net Rentable Area of the Building and the Premises, shall be adjusted based on the actual Net Rentable Area (as applicable), and Landlord and Tenant shall enter into an amendment to this Lease confirming such adjustments. Within thirty (30) days after Tenant’s receipt of the Rentable Area Certificate, Tenant shall have the right to have Tenant’s architect verify the Net Rentable Area of the Building and the Premises set forth in the Rentable Area Certificate. If Tenant notifies Landlord in writing within such thirty (30) day period that Tenant disputes Landlord’s calculation(s) and Tenant simultaneously provides Landlord with a written statement of Tenant’s architect’s calculation of such Net Rentable Area of the Building and/or the Premises, then Landlord’s architect and Tenant’s architect shall endeavor in good faith to reach mutual agreement on the Net Rentable Area of the Building and the Premises based upon the modified BOMA method. If Tenant’s architect and Landlord’s architect fail to reach mutual agreement on either or both such calculations within thirty (30) days after the date that Tenant notifies Landlord of Tenant’s dispute of either or both of Landlord’s calculations and if Tenant’s calculation of the Net Rentable Area of the Building and/or the Premises is more than two percent (2%) less than Landlord’s Net Rentable Area of the Building and/or the Premises calculations, then Tenant’s architect and Landlord’s architect shall mutually select a third independent architect within ten (10) Business Days after the expiration of such thirty (30) day period, which third independent architect shall select either Tenant’s architect’s calculation(s) or Landlord’s architect’s calculation(s) (whichever calculation(s) the third independent architect determines is more accurate) within thirty (30) days after such third independent architect’s appointment; provided, however, if Tenant’s calculation of the Net Rentable Area of the Building and/or the Premises is equal to or less than two percent (2%) less than Landlord’s calculation, then Landlord’s calculation shall be deemed to be correct and shall control for all purposes under this Lease. During the pendency of any disagreement over the calculation of the Net Rentable Area of the Building and/or the Premises, Tenant shall pay Base Rent and all additional rent based upon the Rentable Area Certificate, but such payment shall be adjusted retroactively to the Commencement Date at such time that there is an ultimate determination of the Net Rentable Area of the Building and/or the Premises. The rentable square footage of any additional office space leased by Tenant in the Building shall be calculated in accordance with the Method of Measurement.

(b)	Project and Office Area.

(i)     The Premises are part of a vertically-integrated, mixed-use development known as Reston Station (“Project”), which is partially depicted on Exhibit A-1 attached hereto and generally described in the Basic Lease Information and which is governed by the Project Documents (hereinafter defined). The Project includes improvements owned by Landlord and by other private party owners (including, as applicable, affiliates of Landlord), including, without limitation, the area of the Project currently identified as “The Promenade”, as well as improvements owned and/or operated by the Board of Supervisors of Fairfax County, Virginia, in its proprietary capacity (or its successors in interest), such as, but not limited to, the public parking facility and its appurtenances (“Public Garage”). As used in this Lease, the term “Project Documents” refers collectively to that certain Ground Lease (defined hereinafter) and to all declarations, easements, covenants, conditions and restrictions relating to, affecting, or encumbering all or a portion of the Project, including the Premises, now or hereafter recorded, including that certain Reciprocal Easement Agreement, dated July 1, 2014, recorded among the land records of Fairfax County (“Land Records”) in Deed Book 23712 at Page 1626, that certain Private Party Declaration for Reston Station, dated July 1, 2014 and recorded among the Land Records in Deed Book 23712 at Page 1678, and that certain Declaration of Parking Availability (“Parking Declaration”), dated November 28, 2016 and recorded among the Land Records in Deed Book 24857 at Page 0007, as each and any of the foregoing may have been and may hereafter be further amended, modified, supplemented, restated or replaced from time to time. Landlord represents that it has delivered to Tenant and Tenant acknowledges receipt of true and accurate copies of the Project Documents prior to the date of this Lease. Subject to the terms and conditions herein, the Project may be increased or decreased from time to time in accordance with the Project Documents. The Premises and all other office space in the Building, together with the Office Common Areas, comprise the “Office Area.” None of the plans provided by Landlord or any of Landlord’s agents depicting the general layout of the Building, Office Area or Project constitutes a warranty, representation or agreement that the Office Area, Building, or Project, or facilities therein, will be exactly as indicated. This Lease is subject to and subordinate to the Project Documents. Landlord shall have the right to amend any Project Document at any time and without the consent of Tenant; provided that Landlord shall provide written notice to Tenant of any such amendment and any such amendment shall neither materially nor adversely impact Tenant’s rights under this Lease.

(ii)     As used herein, the term “Ground Lease” means that certain Deed of Lease between the Board of Supervisors of Fairfax County, Virginia in its proprietary capacity (“Ground Lessor”) and Landlord, dated June 1, 2009, which term includes the Amended and Restated Memorandum of Lease recorded among the Land Records in Deed Book 23712 at Page 1777, as each or any of the foregoing may have been and may hereafter be further amended, modified, supplemented, restated or replaced from time to time, and which term may include a replacement ground lease for all or a portion of the Project containing the Premises between Ground Lessor and Landlord, Landlord’s successor-in-interest, any affiliate of either of them, and any successor to any such affiliate. The provisions of the Ground Lease are not incorporated into this Lease, and the terms of this Lease shall control as between Landlord and Tenant.

2.	COMMON AREAS.

(a)	Common Areas.

During the Term, Tenant shall have the non-exclusive right to use the Common Areas (hereinafter defined) for their intended purposes. As used in this Lease, “Common Areas” refers collectively to: (A) the portions of and facilities in and on the Building, if any, that are designated for common use by Landlord, Tenant and all other occupants (retail, office and otherwise), tenants and users of the Building, together with any such facilities outside the Building which are not Project Common Areas (hereinafter defined) or Office Common Areas (hereinafter defined) (“Building Common Areas”, which Building Common Areas include, without limitation, the Common Facilities (as defined in Section 45 below); (B) the portions of and facilities in the Office Area, if any, that are designated for common use by Landlord, Tenant and all other tenants and users of the Office Area (“Office Common Areas”); and (C) the portions of and facilities within the Project, if any, that are designated by Landlord, its affiliates, or the Association for common use by Landlord, Tenant and all other owners, occupants, tenants and users of the Project, including common areas in the Project which are owned or maintained by the Association pursuant to the Project Documents (“Project Common Areas”), but in all cases excluding the Public Garage. As used herein, “Association” refers to the Reston Station Owners Association. The Common Areas may include parking areas, access roads and facilities in or about the Project, including truck ways, driveways, loading bays, zones, docks and areas, delivery areas, multi-story parking facilities, furnished rooftop patio, bike storage facilities package pickup stations, fitness center, conference center, elevators, escalators, pedestrian sidewalks, malls, courts and ramps, landscaped areas, retaining walls, stairways, bus stops, transit facilities, first-aid and comfort stations, lighting facilities, sanitary systems, utility lines, water filtration and treatment facilities and those areas within and adjacent to the Project for ingress and egress to and from the Project, as well as any temporary or permanent off-site utility systems or parking facilities serving the Project. All such improvements now or hereafter constructed at the Project which provide or relate to parking for the Office Area (whether exclusive or shared with other users of the Project), including, without limitation, the 1902 Office Garage, are referred to herein as the “Office Parking Facilities”. For clarity, the “Office Parking Facilities” do not include any parking facilities in the Public Garage. Landlord shall, in accordance with Section 10(d) herein, cause the Association to manage, operate and maintain the Project Common Areas (including any Office Parking Facilities) in accordance with the standards required by the Project Documents. Costs of the Common Areas shall be included in Operating Cost in accordance with Section 7(c), subject to the exclusions set forth in Section 7(e). Except as expressly set forth herein, Tenant shall not use the Common Areas for any advertising, sales or display purposes, or for any other purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic, without Landlord’s prior written consent.

(b)	Reservation of Rights.

Landlord hereby reserves, on behalf of itself and its affiliates, the right, from time to time: (i) to alter, modify, increase or decrease the Land, Building, Office Area and Project, including changing and adding or removing spaces, buildings or units from any of the foregoing, and adjusting boundaries of any of them; (ii) to modify, increase, decrease, demolish and construct improvements, and to perform other acts, including changing the shape, size, location and access to improvements, in the Building, the Office Area, the Office Parking Facilities and any other portion of the Project; (iii) to revise the ownership structure of properties at the Project, including by establishing one or more condominium regimes in order to create separate ownership of the uses at the Project (e.g., commercial condominium units for retail, office, etc.) and to sever portions of the Project into separate ground leases as and to the extent contemplated by the Ground Lease, subject to the rights of Tenant under this Lease and other tenants under then-existing leases; (iv) to change the name of the Building, Office Area and Project, and the names of individual streets and other named areas in the Project or any address therein (in which case Landlord shall reimburse Tenant for the actual, reasonable costs incurred by Tenant in connection therewith); and (v) to install, maintain, use, repair and replace pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires to, in, through, above and below the Premises and other parts of the Building. Subject to Section 47, Landlord has the exclusive right to use the exterior faces of all perimeter walls of the Building, the roof, and all air space above the Building. In its exercise of the foregoing rights, Landlord shall use commercially reasonable efforts to minimize interference or any adverse effect upon Tenant’s use and enjoyment of the Premises, its operations therefrom, or its access thereto, and, in each instance (excepting changes or alterations due to Legal Requirements or necessary due to an emergency), Landlord shall neither prevent nor unreasonably restrict Tenant’s access to the Building from the immediately adjacent Common Areas of the Project or to the Premises through the Common Area corridors of the Building, materially reduce the size or configuration of the Premises, materially restrict the view of Tenant’s signage from the immediately adjacent Common Areas of the Project, or materially, adversely and unreasonably impact Tenant’s ability to operate the Permitted Use from the Premises. Provided further, any Landlord work that occurs in the Premises (after the Rent Commencement Date) that results in unreasonably loud noise (e.g., jack-hammering, core drilling, etc.), or that causes unreasonable dust (appropriate “curtain” barriers to mitigate dust migration shall be implemented), or causes objectionable odors, shall be done after regular business hours, except to the extent such continuous and immediate work is required due to emergency circumstances or due to the requirements of applicable governmental authorities. For the purposes of the foregoing sentence, “regular business hours” shall mean 9:00 a.m. to 6:00 p.m., Monday through Friday, excluding Holidays (hereinafter defined). In the event of any exercise of Landlord’s reserved rights, the terms used in this Lease (including “Building” and “Land”) and other provisions hereof shall be appropriately modified to reflect such change, and if the Net Rentable Area of Office Area or the Net Rentable Area of Building, as applicable, is remeasured in accordance with BOMA in connection with an expansion or contraction of the Building or the Office Area, and/or in connection with a change in use of portions of the Building or Office Area, Tenant’s Share of Operating Costs and Tenant’s Share of Taxes shall be adjusted based upon such remeasured Net Rentable Area of Office Area or remeasured Net Rentable Area of Building, as applicable, effective only after written notice to Tenant from Landlord, supported by reasonable back-up documentation.

(c)      Fire Stairs. During the Term, Tenant shall have the right to use, subject to all other provisions of this Lease, the fire stairs within the Building as communicating stairs for normal business travel between contiguous full floors of the Premises which Tenant may lease in the Building from time to time. Tenant may, at its sole cost and expense, subject to application of the Tenant Improvement Allowance (to the extent available), install a security system with card-key access on all re-entry doors so used by Tenant and Tenant shall also have the right to install such other security measures and make alterations to the lighting, banister and flooring in such stairwells which Tenant has been permitted to use pursuant to this Section 2(c); provided, however, that (i) any improvements within the fire stairs shall be in compliance with applicable code requirements related to emergency egress from the Building, and (ii) any such security system shall be fully compatible with the security system utilized by Landlord with respect to the Building generally. Tenant shall also reimburse Landlord within thirty (30) days following Landlord’s invoice therefor, for cleaning the fire stairs so used by Tenant to the extent Landlord’s cleaning costs are increased by such use, as well as for any additional cleaning expense, repairs and maintenance expenses incurred by Landlord as a result of Tenant’s use of such fire stairs. Upon termination of this Lease, or at the time Tenant vacates any partial or full floor portion of the Premises, Tenant, at Tenant’s sole cost and expense, shall remove any specialty improvements (including any security system that is not Building-standard) from the fire stairs and restore the fire stairs to then-current Building-standard condition.

3.	INITIAL LEASEHOLD IMPROVEMENTS; EARLY ACCESS.

(a)      Landlord shall deliver the Premises to Tenant in its "as-is" condition on the Commencement Date provided, however, that Landlord shall have constructed in the Premises, at Landlord's sole cost and expense, the Landlord's Work (as defined in the Work Agreement) in accordance with the terms of the Work Agreement attached hereto as Exhibit C (the "Work Agreement"). Tenant, at Tenant's sole cost and expense, subject, however, to the application of the Tenant Improvement Allowance (hereinafter defined), shall construct the Tenant's Work in the Premises in accordance with the terms of the Work Agreement. The Tenant's Work shall be subject to Landlord's prior written approval, shall comply with all applicable building codes, laws and regulations (including, without limitation, The Americans with Disabilities Act (the “ADA”)), shall not require any material changes to or modifications of any of the mechanical, electrical, plumbing or other systems of the Building, and shall otherwise be constructed in strict accordance with the terms of the Work Agreement.

(b)      Notwithstanding anything to the contrary, Tenant shall be provided reasonable access to the Premises during the construction of Landlord’s Work, commencing on or about twelve (12) weeks prior to the Delivery Date and without any charge or penalty (including charges for loading dock usage, utilities, freight elevator usage, Building engineer costs, security costs, and staging and oversight fees), to undertake all work customarily performed prior to completion of Landlord’s Work or as permitted under the Work Agreement; provided, however, Tenant shall (i) shall not unreasonably interfere with the performance by Landlord and its contractors of Landlord’s Work and (ii) not delay completion of Landlord’s Work. All such early access shall be coordinated between Tenant and Landlord. Tenant shall provide evidence that Tenant has obtained and is maintaining the insurance required to be obtained by Tenant under this Lease prior to Tenant being permitted to access the Premises early. Any delay on a day-for-day basis in Landlord’s completion of Landlord’s Work arising as a result of or in connection with Tenant’s early access, including, without limitation, delay due to Tenant’s failure comply with the foregoing subsections (i) and (ii), shall be deemed to be “Tenant Delay” for the purposes of this Lease subject to the terms and conditions of the Work Agreement.

4.	TERM.

(a)       Initial Term. This Lease shall be effective as of the Effective Date. The Term of this Lease shall commence on the Commencement Date, subject to and upon the terms and conditions set forth herein, and shall end on the Expiration Date. Within thirty (30) days after the completion of the measurement of the Premises set forth in Section 1(a), Landlord and Tenant shall execute a Declaration of Lease Commencement, in the form attached hereto as Exhibit E, mutually confirming, among other things, the Delivery Date, Commencement Date, Rent Commencement Date, and Net Rentable Area of the Premises, each as determined pursuant to the terms of this Lease.

(b)       Delivery Delay. If Landlord shall fail to deliver the Premises to Tenant Substantially Completed by the Anticipated Commencement Date, subject to Force Majeure (hereinafter defined), provided that any Force Majeure events shall be limited to not more than a total of one hundred twenty (120) days in total, and Tenant Delay (hereinafter defined), the parties agree that Tenant shall have the following remedies:

(i)     If such delivery occurs later than March 1, 2022 for any reason other than Force Majeure (subject to the foregoing limitation of no more than one hundred twenty (120) days in total) or Tenant Delay, then Tenant shall be entitled to a credit of one (1) day of free rent for each day that Landlord is late in so delivering the Premises.

(ii)     If such delivery occurs later than April 1, 2022 for reason other than Force Majeure (subject to the foregoing limitation of no more than one hundred twenty (120) days in total) or Tenant Delay, then Tenant shall be entitled to a credit of two (2) days of free rent for each day after May 1, 2022 that Landlord is late in so delivering the Premises.

(iii)     If such delivery occurs later than July 1, 2022 (the “Outside Delivery Date”) for any reason other than Force Majeure (subject to the foregoing limitation of no more than one hundred twenty (120) days in total) or Tenant Delay, then Tenant may terminate this Lease by giving Landlord at least thirty (30) days prior written notice thereof, given, if at all, no later than ten (10) Business Days after the Outside Delivery Date. Notwithstanding the foregoing, Tenant’s termination notice shall be null and void if Landlord delivers the Premises to Tenant prior to the end of the thirty (30) day notice period. If Tenant timely elects to terminate this Lease as provided above, and Landlord does not deliver the Premises to Tenant prior to the end of such thirty (30) day notice period, then Landlord shall return to Tenant any advance rent or other sums previously paid to Landlord, and Tenant and Landlord shall thereafter have no obligation under this Lease.

(c)        Renewal Options.

(i)     Provided Tenant has not exercised the Short Term Renewal (hereinafter defined), Tenant is hereby granted the option to extend the Term of this Lease, as to either (A) the entire Premises or (B) any one or more continguous full floor portions of the Premises (with “full floor” being defined for the purposes of this Section 4(c) as the entire portion of any single floor leased by Tenant even if such portion does not comprise all the square footage of such floor), for, at Tenant’s option, two (2) additional periods of ten (10) years each or four (4) additional periods of five (5) years each (each, respectively, a “Renewal Term”) to commence upon the Initial Expiration Date (or the expiration of the then-current Renewal Term, as applicable), provided (1) Tenant delivers to Landlord written notice of Tenant’s irrevocable election to exercise such extension option (“Tenant’s Renewal Notice”), not earlier than eighteen (18) months and not later than thirteen (13) months prior to the Initial Expiration Date or expiration of the then-current Renewal Term, as applicable, time being of the essence, and, with respect to Tenant’s Renewal Notice for the first such Renewal Term following the Initial Expiration Date, if at all, such Tenant’s Renewal Notice shall specify whether Tenant irrevocably elects that Tenant’s renewal options be comprised of two (2) additional Renewal Terms of ten (10) years each or four (4) additional Renewal Terms of five (5) years each; (2) no Event of Default (as defined in Section 25) is then continuing beyond an applicable notice and cure period, either on the date of delivery of the Tenant’s Renewal Notice or at the commencement of the Renewal Term; (3) Tenant has not assigned its interest in this Lease other than to a Qualified Tenant Affiliate; and (4) Tenant has not sublet more than seventy percent (70%) of the Premises other than to a Qualified Tenant Affiliate with a sublease term duration equal to or exceeding ninety-five (95%) of the then-remaining Term of this Lease. Notwithstanding anything set forth in this Lease to the contrary, if Tenant does not exercise a Renewal Term with respect to the entire Premises, then any portion of the Premises not so renewed shall be unavailable for renewal by Tenant in any subsequent Renewal Term. Tenant’s exercise of the a Renewal Term under this Section 4(c) shall immediately void the Short Term Renewal Option set forth in Section 4(d).

(ii)     Any such renewal of this Lease shall be upon the same terms and conditions of this Lease except that: (A) the Premises shall be taken in its then-existing condition (on an “as-is” basis) without any obligation on the part of Landlord to furnish, install or alter any leasehold improvements, (B) Landlord shall have no obligation to provide any allowances or rental abatement of any kind, and (C) the annual Base Rent payable by Tenant during a Renewal Term shall be at one hundred percent (100%) of the Fair Market Rental Rate (hereinafter defined). As used in this Lease, the term "Fair Market Rental Rate" shall mean the fair market rental rate that would be agreed upon between a willing landlord and a willing tenant entering into a new lease, taking into account all relevant factors including, without limitation, the location, configuration, size and use in a comparable building as to quality, size, location, reputation and age, having comparable amenities and views, located in the Reston submarket (“Comparable Building(s)”), with a comparable build-out and a comparable term assuming the following: (1) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; (2) the tenant will continue to pay Tenant’s Share of Operating Cost and Tenant’s Share of Taxes; and (3) the Fair Market Rental Rate takes into consideration all then-applicable rent abatements and other leasing and market concessions then being offered and the creditworthiness of Tenant. The determination of the Fair Market Rental Rate shall be in accordance with Sections 4(c)(iv), (v) and (vi) below.

(iii)     Upon any renewal of this Lease pursuant to the terms of this Section 4(c), Landlord and Tenant shall execute and deliver an amendment to this Lease confirming the same; provided that the failure to so enter into such amendment shall not vitiate Tenant’s election nor the leasing of the Premises for the applicable Renewal Term in accordance with the terms hereof.

(iv)     Landlord and Tenant shall negotiate in good faith to determine the Fair Market Rental Rate for the Renewal Term within thirty (30) days after Landlord’s receipt of Tenant’s Renewal Notice.

(v)     In the event that Landlord and Tenant, using good faith efforts, are unable to agree upon the Fair Market Rental Rate for the Renewal Term within thirty (30) days after Landlord’s receipt of Tenant’s Renewal Notice in accordance with Section 4(c)(iv), then, within ten (10) Business Days following the expiration of such thirty (30) day period, Tenant shall elect in writing to either allow this Lease to expire at the end of the then-current Term or permit the Fair Market Rental Rate for the Renewal Term to be determined by a board of three (3) licensed real estate brokers. The three broker method used to determine the Fair Market Rental Rate as set forth in this subparagraph below shall be referred to in this Lease as the “Three Broker Method”. Tenant’s failure to elect, with such ten (10) Business Days period, to either allow this Lease to expire at the end of the then-current Term or to use the Three Broker Method shall be deemed to be Tenant’s election to allow this Lease to terminate on its otherwise Expiration Date. If the Fair Market Rental Rate is to be determined through the Three Broker Method, then three brokers shall be selected, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third Qualified Broker (hereinafter defined) (the “Third Broker”), and notice of such appointed Third Broker shall be given to both Landlord and Tenant. Each real estate broker so selected shall be licensed in the Commonwealth of Virginia as a real estate broker specializing in the field of office leasing in the Reston submarket, having no fewer than ten (10) years’ experience, and recognized as ethical and reputable (a “Qualified Broker”). Landlord and Tenant agree to make their appointments promptly within ten (10) Business Days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. If either Landlord or Tenant does not appoint a Qualified Broker within such ten (10) Business Day period, then the other party may request the “AAA”, (hereinafter defined in Section 8(c)) or other qualified organization similar to the AAA, with similar credentials and expertise in such areas, appoint the second (2nd) Qualified Broker. The two (2) Qualified Brokers selected by Landlord and Tenant (or appointed by the AAA, if applicable) shall select the Third Broker within ten (10) Business Days after they both have been appointed. If the two (2) Qualified Brokers do not appoint the Third Broker within such ten (10) Business Day period, then either of the two (2) Qualified Brokers may request the AAA appoint the Third Broker. All three (3) Qualified Brokers shall, within fifteen (15) days after the Third Broker is appointed, submit his or her determination of the Fair Market Rental Rate. The Third Broker shall determine whether the determination made by Landlord’s appointed Qualified Broker or Tenant’s appointed Qualified Broker is closest (the “Closest Determination”) to the determination of the Fair Market Rental Rate made by the Third Broker. The Fair Market Rental Rate hereunder shall be the Closest Determination. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the Third Broker.

(vi)     The Fair Market Rental Rate determined hereby shall be binding upon the parties, and shall be the Base Rent for the applicable Renewal Term. Notwithstanding the foregoing, Tenant shall have the unilateral right to rescind the exercise of its option to extend this Lease by written notice to Landlord given prior to the parties’ commencing the determination of the Fair Market Rental Rate using the Three Broker Method set forth in Section 4(b)(iv), but in no event later than nine (9) months prior to the Initial Expiration Date (or the expiration of the then-current Renewal Term, as applicable).

(d)     Short Term Renewal Option. In lieu of exercising a Renewal Term pursuant to and in accordance with Section 4(c), Tenant shall have the option to exercise a short-term renewal of this Lease (the “Short Term Renewal Option”) for one (1) period of twelve (12) months (the “Short Term Renewal”), provided (1) Tenant delivers to Landlord the Tenant Renewal Notice specifying Tenant’s election to exercise the Short Term Renewal Option not earlier than eighteen (18) months and not later than twelve (12) months prior to the Initial Expiration Date, time being of the essence; (2) no Event of Default is then continuing either on the date of delivery of the Tenant’s Renewal Notice or at the commencement of the Short Term Renewal; (3) Tenant has not assigned its interest in this Lease other than to a Qualified Tenant Affiliate; and (4) Tenant has not sublet more than seventy percent (70%) of the Premises other than to a Qualified Tenant Affiliate with a sublease term duration equal to or exceeding ninety-five (95%) of the then-remaining Term of this Lease. The Short Term Renewal shall be upon the same terms and conditions of this Lease except that: (A) the Premises shall be taken in its then-existing condition (on an “as-is” basis) without any obligation on the part of Landlord to furnish, install or alter any leasehold improvements, (B) Landlord shall have no obligation to provide any allowances or rental abatement of any kind, and (C) the annual Base Rent payable by Tenant during the first Renewal Term shall be one hundred three percent (103%) of the Base Rent in effect for the last Lease Year of the Initial Term. Tenant’s exercise of the Short Term Renewal Option shall be irrevocable and shall immediately void all Renewal Terms set forth in Section 4(c).

5.	USE AND OPERATION.

(a)       The Premises shall be used and occupied by Tenant (and its permitted assignees and subtenants) for general office purposes, including, as incidental thereto, SCIF areas (provided that such SCIF areas shall not comprise greater than 1,000 rentable square feet in the aggregate without Landlord’s prior consent, which consent shall not unreasonably withheld, conditioned or delayed), server room and telecom closets, conference facilities, meeting and training facilities, and the operation of a cafeteria for use by Tenant’s employees, clients and invitees (the “Permitted Use”), and for no other purpose whatsoever, without Landlord’s prior written consent. The Premises shall not be used for any purpose which is is not commonly found and operated in other Comparable Buildings. Tenant shall be solely responsible for obtaining and maintaining all governmental licenses, permits and operating certificates necessary for Tenant’s use of the Premises (other than the base building non-residential use permit which shall permit use of the Premises for general office purposes, which Landlord has obtained), Tenant shall keep current such permit or license at Tenant’s sole expense, and shall promptly deliver a copy thereof to Landlord.

(b)      In addition to and not in limitation of the other restrictions on use of the Premises set forth in this Section 5, Tenant hereby agrees that the following uses of the Premises shall not be considered to be part of the Permitted Use and shall not be permitted: (i) any use of the Premises by an organization or person enjoying sovereign or diplomatic immunity (although the presence of governmental employees within the Premises in connection with Tenant’s government contracts shall be permitted); (ii) any use of the Premises by or for any medical, mental health or dental practice; (iii) any use of the Premises by or for an employment agency or bureau; (iv) any use of the Premises for classroom purposes (in the manner of a for-profit college or university, tutoring programs for minors and other similar uses, but excluding employee training); (v) any use of the Premises by or for any user which distributes governmental or other payments, benefits or information to persons that personally appear at the Premises; or (vi) any other use of the Premises or any portion of the Project by any user that will attract a volume, frequency or type of visitor or employee to the Premises or any portion of the Project or the Building which is not consistent with the standards of Comparable Buildings or that will in any way impose an excessive and unreasonable demand or use on the facilities or services of the Premises or the Building.

(c)     The Building is currently in the Planned Development Commercial (PDC) zoning district. Tenant acknowledges and agrees it is solely responsible for determining its business complies with the applicable zoning regulations, and that Landlord makes no representation (explicit or implied) concerning such zoning regulations.

(d)      Tenant shall not do or permit anything to be done in or about the Premises other than the Permitted Use which will in any way (i) unreasonably and materially interfere with the rights of, or injures, other tenants of the Building; or (ii) unreasonably interferes with the operation of the Building or Project; or (iii) allow to be committed any waste to the Premises, Building or Project; or (iv) constitute a public or private nuisance in, on, or about the Premises based on a Comparable Buildings standard. Tenant shall keep all doors leading from the Premises to the rest of the Building closed when not in use. Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful or permit anything to be done, other than the Permitted Use, which would in any way increase the rate of all-risk property insurance coverage carried by Landlord on the Project and/or its contents.

(e)      Without limiting the foregoing or any other provisions of this Lease, Tenant shall observe and conform to the rules and regulations attached hereto as Exhibit I (as the same may be modified from time to time by Landlord in accordance with this Lease provided that (a) a copy thereof is sent to Tenant and (b) such new rule or regulation does not materially, adversely affect Tenant’s use and enjoyment of, or access to, the Premises for the Permitted Use) (the “Rules and Regulations”). Landlord shall make commercially reasonable efforts to enforce such rules and regulations in a uniform and non-discriminatory manner and Landlord shall not discriminate against Tenant in the enforcement of any rule or regulation. In the event of a conflict between the provisions of such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control.

(f)      Subject to compliance with all of the other terms and provisions of this Lease, Tenant shall be entitled, without Landlord’s consent, to permit Tenant’s clients, service providers, teaming partners, subcontractors, and/or independent contractors of Tenant business partners, subsidiaries, affiliates and customers with whom Tenant has a direct business relationship to use in the ordinary course of, and incidental to, Tenant’s business, portions of the Premises for a period not to exceed twenty-four (24) months as to any such client, business partner, subsidiary, affiliate or customer; provided (i) such use is permitted under, and in compliance with, the terms of this Lease and is related to Tenant’s business in the Premises and Tenant does not directly charge such user for such use, (ii) such user does not acquire any possessory interest in the Premises or any portion thereof, (iii) all such users, in the aggregate, do not occupy more than twenty percent (20%) of the rentable square footage of the Premises, (iv) such user complies with the terms of this Lease, including without limitation, the Rules and Regulations, and (v) the portion of the Premises used pursuant to this Section 5(f) does not have a separate entrance and is not separated from the other portions of the Premises by demising walls or similar slab-to-slab partitions (any such user permitted to use the Premises pursuant to the foregoing shall be referred to as a “Permitted Desk User”); it being agreed that any such use and occupancy by any Permitted Desk User shall not be deemed a Transfer (as defined in Section 11(a)) or otherwise subject to the provisions of Section 11. A Permitted Desk User occupying any portion the Premises pursuant to this Section 5(f) shall be deemed not to have sublet any such space for purposes of this Lease. Nothing contained in this Lease or otherwise (including the provision of any services to the Premises) shall be deemed to (a) create any landlord-tenant or other relationship between Landlord and any Permitted Desk User, or (b) create any contractual liability or duty on the part of Landlord to any Permitted Desk User. Any act, omission or default (of any provision of this Lease) by any such Permitted Desk User shall be deemed an act, omission or default by Tenant. Within thirty (30) days after request by Landlord, Tenant shall provide a list to Landlord of all then Permitted Desk Users.

6.	RENT.

(a)     Commencing on the Rent Commencement Date, Tenant hereby agrees to pay the Base Rent for the lease and use of the Premises, in the amount set forth in the Basic Lease Information. Each successive twelve (12) month period during the Term following the Rent Commencement Date is a “Lease Year,” provided, however, that, if the Rent Commencement Date is not the first day of a calendar month, then the first Lease Year shall be extended to end on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs. The period between the Commencement Date and the Rent Commencement Date is referred to herein as the “Build-Out Period”. If by reason of any other provision in the Lease, Tenant would otherwise be entitled to receive an abatement of Rent during a period coinciding with the Build-Out Period (e.g., by reason of a fire or casualty), then such abatement periods shall run consecutively and not concurrently so that Tenant would receive the benefit of the full abatement otherwise provided for herein.

(b)     Tenant shall also pay, as “Additional Rent” (i) commencing on the Rent Commencement Date, Tenant’s Share of Operating Cost (as hereinafter defined), (ii) commencing on the Rent Commencement Date, Tenant’s Share of Taxes (as hereinafter defined), and (iii) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies for default in the payment of any Additional Rent as are available to Landlord in the case of default in the payment of Base Rent. The term “Rent” shall mean Base Rent and Additional Rent. Tenant shall pay all Rent and sums provided to be paid to Landlord hereunder at the times and in the manner herein provided.

(c)      Commencing on the Rent Commencement Date, Base Rent shall be payable in twelve (12) equal installments in advance on the first day of each calendar month during each Lease Year during the Term, including any extensions or renewals thereof; provided that if the Rent Commencement Date is not the first of a month, then Base Rent for the month in which the Rent Commencement Date occurs shall be prorated (based on the number of days elapsed and the actual number of days in such month) and paid on the Rent Commencement Date. Tenant shall pay Rent to Landlord at Landlord’s Rent Payment Address set forth in the Basic Lease Information (or at such other address as may be designated by Landlord upon not less than thirty (30) days’ prior written notice to Tenant), or by ACH or other commercially recognized electronic payment method, without demand and without any deduction, abatement, counterclaim or setoff, except as expressly set forth herein. Without limiting the foregoing, if the Rent Commencement Date occurs on, or if this Lease ends on, any day other than the first (in the case of the Rent Commencement Date) or last (in the case of Lease termination) day of a month, then the Base Rent and other Additional Rent provided for herein for such month shall be prorated on a daily basis based upon a thirty (30)-day month and the installment or installments so prorated shall be paid in advance.

(d)     If this Lease does not specifically provide the date by which any sum of money is due and payable, the same shall be due and payable thirty (30) days after delivery of Landlord’s invoice or written demand therefor. In the event any sum of money due from Tenant hereunder is not paid within five (5) Business Days after it is due, then Tenant also shall pay to Landlord a late payment fee equal to two percent (2%) of such delinquent payment or any component thereof, for each and every month or part thereof that such payment or any component thereof remains unpaid; provided, however, Landlord shall waive the late charge with respect to the first overdue payment in any twelve (12) month period so long as Tenant pays such overdue payment within five (5) Business Days after written notice from Landlord that such payment is overdue. In addition, all past due amounts of Rent shall bear interest from the date due until paid at the lesser of the following rates (the “Interest Rate”): the maximum rate permitted by applicable law or three percent (3%) above the prime commercial lending rate announced by Bank of America or its successor (or if there is no successor, then the highest prime commercial lending rate published by The Wall Street Journal from time to time), such interest rate to change automatically, effective as of the date of each change in such prime rate. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated will be deemed to be other than on account nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity. Tenant’s obligation to pay the Rent due under this Lease for the Term shall survive the expiration or termination of this Lease.

7.	OPERATING COST AND TAXES.

(a)     Commencing on the Rent Commencement Date, Tenant shall pay Tenant’s Share of Operating Cost and Tenant’s Share of Taxes as and in accordance with the provisions hereof. As used in this Lease, “Tenant’s Share” shall be deemed to refer to Tenant’s Share of Operating Cost or Tenant’s Share of Taxes, as the context may require.

(b)     The estimated Operating Cost (hereinafter defined) for any particular calendar year shall be the Operating Cost for such calendar year as estimated by Landlord prior to commencement of such calendar year. As may be necessary in Landlord’s reasonable discretion, Landlord may revise the estimated Operating Cost from time to time during the calendar year (which revised estimates shall not be issued more frequently than twice each calendar year together with an explanation of such out-of-cycle adjustment), and, upon receipt of the revised estimated Operating Cost statement, Tenant shall pay the revised estimated amount of Tenant’s Share of Operating Cost (subject to the Controllable Operating Cost Cap (hereinafter defined). Tenant’s Share of Operating Cost shall be due and payable in advance on the first day of each calendar month during such calendar year in twelve (12) equal installments.

(c)     The term “Operating Cost” shall be limited to the actual, reasonable expenses and costs which Landlord shall pay or become obligated to pay because of or in connection with the ownership, management, maintenance, repair and operation of all or any portion of the Office Area, and to the extent reasonably and equitably allocable to the Office Area in accordance with the following paragraph, the Building and the Project determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied from year to year as such principles are generally applied in the real estate industry, including without limitation, the following: (i) wages, salaries and related expenses of all on-site and, to the extent of their involvement, off-site personnel engaged in the operation and maintenance and security of the Office Area, Building and the Project (which, for employees working for other properties in addition to the Building, shall be allocated proportionately to reflect the time spent working in connection with the Office Area), and all costs and expenses of operating a property management office benefitting the Office Area, including but not limited a reasonable market rent (but the allocable portion for the Building of the rent for Landlord’s property management office shall only be included in Operating Cost to the extent such rent does not exceed the arms-length, fair-market, annual rental rate per rentable square foot for such space and not exceeding 1,500 square feet of Net Rentable Area) and to all costs associated with the telephone system, copiers, computers and other office furniture and equipment; (ii) cost of all supplies, tools, portable equipment, labor, and materials purchased and used in the operation, maintenance, repair, replacement or life safety of the Office Area and the equipment and systems thereof, including any service and maintenance contracts; (iii) costs of accounting and other professional services in connection with the Office Area, including the costs of audits by certified public accountants; (iv) costs of water, sewer, gas, electricity, heating, cooling, and other utilities; (v) premiums and other costs of all insurance maintained by or for the benefit of Landlord on or with respect to the Office Area and Landlord’s and the property management company’s personal property used in connection therewith, including property insurance, liability insurance, rental abatement insurance, business interruption insurance and other types of insurance reasonably determined by Landlord or any mortgagee to be necessary or desirable (“Insurance Costs”); (vi) the Office Area’s share of shared expenses and assessments under the Project Documents (provided, however, Operating Costs shall not include any assessments, expenses, costs or other charges imposed pursuant to the Project Documents, or as part of Project Costs or incurred by or on behalf of the Association, for any amounts of the type which, if incurred by the Landlord in connection with the Office Area, the Building or the Project, would be expressly excluded from the definition of Operating Cost or Taxes under this Lease), and other Project-wide agreements, including any expenses for services set forth elsewhere in this Lease to the extent provided by the Association or similar entity; (vii) management fees similar to those charged by managers of Comparable Buildings, not to exceed 3% of gross rents scheduled for collection with respect to the Building; (viii) the cost of trash removal, snow removal, landscaping and other operations at the Office Area; (ix) the portion of Project Costs allocated to the Office Area; provided, that “Project Costs” includes any costs, expenses or disbursements relating to the owning, operating, managing, repairing, insuring, replacing, maintaining, or cleaning of the Project Common Areas and any payments made by Landlord or assessed or billed to Landlord or the Building or Land pursuant to the Project Documents; and (x) costs and expenses incurred by Landlord in repairing, insuring, replacing, operating, and maintaining the improvements that contain all or any portion of the Office Area (including the Building), to the extent such costs and expenses are allocated to the Office Area. If Landlord makes an expenditure for an improvement to the Building and/or the Office Area (or any portion thereof) the cost of which, under generally accepted accounting principles, is required to be capitalized (a “Capital Expenditure”): (A) by installing energy conservation or labor-saving devices intended to reduce Operating Cost (provided the amount included in Operating Costs in any applicable calendar year shall not exceed an amount equal to the reduction in other Operating Costs achieved for such calendar year as a result of the installation and operation of such improvement), or (B) to comply with any Legal Requirement pertaining to the Land and/or the Building first in effect or applicable to the Building after the Commencement Date, or (C) to comply with insurance requirements imposed by Landlord’s mortgagee first in effect or applicable to the Building after the Commencement Date, then the cost thereof shall be amortized over a period equal to the useful life of such improvement as determined in accordance with generally accepted accounting principles, and the amortized cost allocated to each calendar year during the Term, together with an imputed interest amount calculated on the unamortized portion thereof, using an interest rate of seven percent (7%) per annum, shall be treated as an Operating Cost (any cost permitted to be included in “Operating Cost” pursuant to this sentence, a “Permitted Capital Expenses”). If Landlord receives any sales tax credits or other credits, refunds or abatements on account of any Permitted Capital Expenses, then such credits, refunds and abatements shall be applied to reduce the amount of the Permitted Capital Expenses.

(d)     Without limiting the foregoing, Landlord and/or the Association shall be entitled to incur costs or purchase services comprising Operating Cost and relating to the Office Area, the Building, and one or more buildings in the Project under a single contract or otherwise together (including, without limitation, use of a shared onsite management office, if any), and Landlord shall (or shall cause the Association to) allocate such costs, expenses or disbursements to the Office Area on a reasonable basis. Operating Cost which are incurred on a building-by-building basis rather than for the entire Project (e.g., Insurance Costs for all-risk property insurance or costs assessed through the Project Documents to a particular building or lot) shall be aggregated among buildings in the Project, but prior to such aggregation, Landlord shall allocate such Operating Cost among the office and non-office portions of the building on a reasonable basis (such as, by way of example and not limitation, based upon the Net Rentable Area of the Building), using sound accounting principles, consistently applied. If any management office in the Building is included in the core factor and serves one or more buildings in the Project or any other property owned by Landlord or an Affiliate of Landlord, then for purposes of determining Tenant’s Share of Operating Cost, Tenant’s Share shall be equitably adjusted by Landlord to exclude such portion of the rentable area of the management office allocable to any such other buildings or properties or any retail portion of the Building.

(e)     Notwithstanding the foregoing provisions of subsection (b), above, the Operating Cost (including line items as passed through from the Project Documents or as part of Project Costs or incurred by or on behalf of the Association) shall not include any costs and expenses related to the following: (i) financing charges and payments of principal and interest on debt or amortization payments on any mortgage and rent, other debt service or any other payments under any ground lease or other underlying lease (but not including payments required under the Ground Lease to be paid by Landlord and which are reimbursed by Tenant pursuant to this Lease, including, but not limited to, Taxes), including interest, financing costs, and any other payments on funds borrowed by Landlord whether secured or unsecured; (ii) depreciation and amortization; (iii) leasing commissions, brokerage fees and advertising expenses incurred in connection with procuring tenants for the Office Area; (iv) costs of preparing space in the Office Area for occupancy by tenants whether for initial occupancy or renewal including tenant allowances and concessions as well as any inducements provided to tenants to cause same to lease space in the Building (such excluded inducements to include, without limitation, any so called “takeover” expenses such as expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building) (or any cash paid in lieu thereof); (v) services performed by Landlord specifically for other tenants in the Office Area to the extent such work or services are in excess of Office Area standard services including the cost of after-hours HVAC, freight elevator and loading dock service billed to other tenants, and costs separately assessable to other tenants; (vi) utilities and services provided to other tenants in the Office Area to the extent Landlord is actually reimbursed the costs therefor by such tenants; (vii) the cost of any repair, restoration, replacement or other item, to the extent Landlord is actually reimbursed therefor by insurance, service contracts, warranties, or condemnation proceeds; (viii) salaries, benefits, wages or other compensation paid to officers, directors and executive employees above the level of senior property manager, except that such expenses may be paid out of the management fee; (ix) fees, costs and expenses incurred by Landlord, including without limitation, legal fees and disbursements and other expenses (1) incurred in connection with negotiations or disputes with employees, agents, listing agents, brokers, mortgagees, or prospective purchasers of the Building, or disputes with or leasing to, tenants or prospective tenants of the Project, (2) incurred in connection with Landlord’s gross negligence or willful misconduct with regard to any mortgage, deed of trust or ground lease relating to the Building, (3) relating to the defense of Landlord’s title to, or interest in, the Building, (4) relating to the refinancing or sale of the Building or any interest therein, or (5) relating to the internal affairs of the ownership entity or entities constituting Landlord; (x) costs to the extent covered by third party warranties and guaranties recovered by Landlord; (xi) that portion of any Operating Cost which is paid to any entity affiliated with Landlord (or any member of Landlord) which is in excess of the amount which would otherwise be paid to an entity which is not affiliated with Landlord for the provision of the same service; (xii) capital expenditures except Permitted Capital Expenses; (xiii) legal fees and expenses and transfer and recordation taxes and fees incurred in connection with the sale, financing, refinancing, mortgaging or transfer of an interest in Landlord or the Building, including brokerage commissions, accountants’ fees, closing costs, title insurance premiums; (xiv) costs relating to maintaining Landlord’s existence as an entity including overhead; (xv) contributions to political or charitable organizations; (xvi) Taxes (as defined in subsection (h) below); (xvii) costs of the original construction of the Building or of structural repairs to the Building, and costs of repairing latent defects or inadequacies in the design or construction of the Building, or in any tenant's (including Tenant's) or occupant's premises; (xviii) capital and related costs incurred in connection with the acquisition, sale, financing or other disposition of air rights, transferable development rights, easements or other real property interests; (xix) the portion of any Operating Cost allocable to the retail portions of the Building; (xx) all costs and expenses incurred by Tenant or any other tenants of the Building and paid for or payable directly by Tenant or such other tenants either to third parties or to Landlord under agreements for direct payment or reimbursement for benefits or services; (xxi) costs of repairing, replacing or otherwise correcting a physical or design defect (but not the costs of normal repair and maintenance) in the initial construction by Landlord of the Base Building Structure or the Base Building Systems; (xxii) costs for acquisition or lease of the Ground Lease; (xxiii) any fines or penalties incurred due to violations by Landlord or managing agent of any Legal Requirement; (xxiv) the cost of acquisition of any sculpture, paintings or other objects of art; (xxv) deductions for income tax purposes attributable to depreciation of the Building or any improvements on the Land or any Building equipment (including the parking facilities), other than amortization of Permitted Capital Expenses; (xxvi) any direct or indirect cost incurred in connection with the investigation or remediation of any Hazardous Material located in, on, under or about the Building or the Land, and any cost incurred in connection with any governmental investigation, order, proceeding or report with respect thereto; (xxvii) costs necessitated by the negligence or willful misconduct of Landlord or its employees or agents, or required to cure violations of Legal Requirements Laws that are applicable to the Building as of the Effective Date; (xxviii) the cost of any “tap fees” or sewer or water connection fees for the Building payable in connection with the initial construction of the Building; (xxix) wages, salaries or other compensation and benefits of any offsite employees of Landlord or its managing agent, provided however, Operating Cost shall include Landlord’s reasonable allocation (based on time spent in connection with the Building or based on the reasonable allocation based on the number of buildings to which such employee provides services) of compensation paid for the wages, salary, and other compensation and benefits paid to such employees, if offsite, who are assigned part-time to the operation, management, maintenance, or repair of the Building (it being understood and agreed that in no event shall Landlord allocate more than 100% of the compensation and benefits for any single employee among the properties being serviced by such employee); (xxx) any costs or expenses to the extent Landlord actually receives reimbursement from any source, including without limitation, insurance, service contracts, condemnation awards, warranties or other tenants (except for Operating Cost payments); (xxxi) costs of leasing equipment (other than equipment for the Fitness Center (as defined herein) and other equipment associated with building amenities) to the extent the costs of such equipment would not be considered a Permitted Capital Expense if such equipment were purchased; (xxxii) parking management fees and the costs of repair and maintenance of the garage facilities and restriping of parking spaces, if such costs are reimbursed or otherwise “covered” by the separate garage facility agreement between Landlord and the parking facility operator; (xxxiii) the cost of repairs incurred by reasons of fire or other casualty or condemnation; (xxxiv) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Building; (xxxv) costs associated with the installation, maintenance and removal of any exterior signage associated with the Building or its tenants; (xxxvi) any bad debt loss, rent loss, or reserves for bad debt or rent loss; and (xxxvii) costs incurred solely with respect to services provided to the retail space at the Building and not provided to the office tenants.

Operating Cost shall be computed in accordance with the following general principles:

(1) Landlord shall not recover the cost of any item more than once, and the amount collected on a particular line item and in the aggregate for all Operating Cost shall not exceed 100% of the cost;

(2) all services rendered to and materials supplied to the Building shall be rendered or supplied at a cost comparable to those charged in arm’s-length transactions (entered into at the time Landlord entered into the contract for the applicable services and materials) for similar services or materials rendered or supplied for similar purposes to Comparable Buildings;

(3) whenever expenses are paid or incurred by Landlord as a result of activities which are not exclusively rendered to the Building, Operating Costs shall include a reasonable allocation of such expense based on the number of buildings to which such activity is rendered or the time such activity is rendered in connection with the Building; and

(4) Landlord shall use reasonable efforts to operate and maintain the Building and all Common Areas in a manner consistent with Comparable Buildings.

(f)     Notwithstanding anything to the contrary set forth herein, Landlord shall not include in Operating Cost that portion of the Controllable Operating Cost (hereinafter defined) which exceeds the Controllable Operating Cost Cap (hereinafter defined) during a calendar year. As used herein, the term “Controllable Operating Cost Cap” shall mean (i) for the first calendar year of the Term, the aggregate amount of the Controllable Operating Cost incurred during such calendar year, or (ii) for each calendar year thereafter, an amount equal to one hundred five percent (105%) of the the aggregate amount of the Controllable Operating Cost incurred in the immediately-preceding calendar year, on a year-over-year and a non-cumulative basis. As used herein, the term “Controllable Operating Cost” shall mean all Operating Costs except Insurance Costs and costs incurred for snow and ice removal, Common Area refuse removal, security and utilities.

(g)     The estimated Taxes for each calendar year shall be the Taxes for such year as estimated by Landlord prior to commencement of such year. Tenant’s Share of Taxes shall be due and payable in advance on the first day of each calendar month during such calendar year in twelve (12) equal installments. Landlord may revise the estimated Taxes from time to time during the year, and, upon receipt of the revised estimated Taxes statement, Tenant shall pay the revised estimated amount of Tenant’s Share of Taxes.

(h)     “Taxes” shall mean all taxes, assessments, sewer and vault rents, service payments in lieu of taxes, excises, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority, quasi-public authority, development authority or taxing district upon the Building or Land, including the Building’s share of Taxes upon the operation of the Office Area, Landlord’s or its affiliates’ interest in the Common Areas, to the extent reasonably allocable to the Building, or the Rent provided for in this Lease, including any business, professional, and occupational license fees based on rents or gross receipts (e.g., the “BPOL Tax” administered by Fairfax County), the Transportation Tax (Va. Code §58.1-3221.B), and including any costs and fees incurred by Landlord in any tax contest, appeal or negotiation. Taxes shall not include (i) franchise or “value added” tax, succession or estate tax, taxes on profits, use or occupancy tax, capital gains tax, capital stock tax, revenue tax, excise tax, inheritance tax, estate tax, corporation tax, gift tax, transfer tax, gross receipts tax, mortgage or deed of trust recording tax, documentary or stamp tax, net or excess profits tax, unincorporated business tax or income tax; (ii) any taxes on Landlord’s, Superior Lessor’s or Superior Mortgagee’s income; and (iii) reassessments or other increases in Taxes due directly to the sale of the Building by Landlord to an unaffiliated third (3rd) party, or refinancing, major renovation, other capital event, or payback for any tax abatement program, occurring more than once in any five (5) year period (provided that Tenant shall be obligated to pay any portion of such increase associated with any such reassessment or other increase commencing when such reassessment or increase would have otherwise been assessed absent such sale, refinancing, major renovation, other capital event, or payback) (collectively, “Excluded Items”); provided, however, that if at any time during the Term there shall be assessed or imposed as a substitute for, or in lieu of, any such taxes, assessments, levies, impositions or charges in effect as of the Effective Date, any taxes, assessments, levies, impositions or charges assessed or imposed, wholly or partially, as an assessment, levy, imposition or charge, on the rents received from the Building or the rents reserved herein or any part thereof, then such assessments, levies, impositions or charges, to the extent so levied, assessed or imposed with respect to the Building, shall be added to and deemed to be included in Taxes. Taxes shall not include late charges, interest or penalties incurred as a result of Landlord’s failing to paying any taxes or assessments as the same shall become due unless such late charges, penalties or interest are due to Tenant’s failure to timely pay any amounts due under this Lease. To the extent that the Building is not separately assessed for real estate tax purposes, but is assessed as part of a larger parcel or consists of multiple parcels, Landlord shall make a reasonable allocation as to the amount of taxes, assessments, levies or similar charges that should be allocated to the Building for purposes of determining Taxes hereunder. In the event Landlord receives a refund (or credit in lieu of refund or other tax benefit arising soley from Tenant’s occupancy of the Premises) of Taxes for any calendar year during the Term or the actual Tenant’s Share of Taxes for any calendar year during the Term is less than Tenant’s Share of Taxes set forth in the Tax Statement for such calendar year (as a result of reduction or otherwise), Landlord shall pay to Tenant Tenant’s Share of the net refund or credit (i.e., after deducting from such refund or credit Landlord’s Out-of-Pocket Costs of obtaining the same. As used in this Lease, “Out-of-Pocket Costs” shall mean actual, reasonable out-of-pocket costs, without any profit, markup, overhead or administrative fee.

(i)     Tenant will be responsible for and will pay all ad valorem taxes on Tenant’s Personal Property. As used in this Lease, the term “Personal Property” means (i) tangible personal property, including, furniture, furnishings, trade fixtures, inventory, supplies and business equipment of a tenant or occupant for the conduct of its business (collectively, the “FF&E”), and (ii) documents, files, papers, computer or other information storage media or materials, any books and records, library materials, or any computer programs or software.

8.     RECONCILIATION OF OPERATING COST AND TAXES.

(a)     In the event that the actual Tenant’s Share of Operating Cost for any calendar year during the Term exceeds the estimated Tenant’s Share of Operating Cost for such calendar year, Tenant shall pay to Landlord, as Additional Rent for such year, an amount equal to the difference between the estimated amounts for Tenant’s Share of Operating Cost for that year and amounts actually paid by Tenant as estimates (the “Operating Cost Underpayment”). In the event that the actual Tenant’s Share of Taxes for any year during the Term exceeds the estimated amount of Tenant’s Share of Taxes for such year, Tenant shall pay to Landlord, as Additional Rent for such year, an amount equal to the difference between the actual and estimated amounts for Tenant’s Share of Taxes for that year and amounts actually paid by Tenant as estimates (the “Taxes Underpayment”).

(b)     In the event that the actual Tenant’s Share of Operating Cost for any calendar year during the Term is less than the estimated Tenant’s Share of Operating Cost for such calendar year, Landlord shall credit to Tenant against future amounts due under this Lease an amount equal to the difference between the estimated amounts of Tenant’s Share of Operating Cost for that year and amounts actually paid by Tenant as estimates (the “Operating Cost Overpayment”). In the event that the actual Tenant’s Share of Taxes for any year during the Term is less than the estimated Tenant’s Share of Taxes for such year, Landlord shall credit to Tenant against future amounts due under this Lease an amount equal to the difference between the estimated amounts of Tenant’s Share of Taxes for that year and amounts actually paid by Tenant as estimates (the “Taxes Overpayment”). If no amounts then remain due to Landlord under this Lease, Landlord will refund such overpayments to Tenant.

(c)     Within one hundred fifty (150) days after the end of each calendar year, all or any portion of which falls during the Term, Landlord shall deliver to Tenant a statement showing the determination of Tenant’s Share of Operating Cost and Tenant’s Share of Taxes for such calendar year (the “Annual Statement”). If, according to the Annual Statement, Section 8(a) is applicable, Tenant shall pay the Operating Cost Underpayment or Real Estate Tax Underpayment to Landlord within thirty (30) days after receipt of an invoice therefor, accompanied by a copy of the Annual Statement. If, according to the Annual Statement, Section 8(b) is applicable, Landlord shall credit or refund the Operating Cost Overpayment and Taxes Overpayment to Tenant within thirty (30) days of sending the Annual Statement to Tenant.

(d)     If during any calendar year during the Term, (i) less than the entire Net Rentable Area of the Office Area is fully occupied or (ii) any part of the Office Area is leased to a tenant (including Tenant) who provides its own services in lieu of Landlord providing the same, the cost of which would otherwise be included in Operating Cost, then the Operating Costs for such period that vary by occupancy of the Building or portion of the Building to which services are provided from time to time shall be “grossed up” to that amount of the Operating Costs that would have been incurred by Landlord if one hundred percent (100%) of the Office Area was occupied or if Landlord had provided and paid for such services with respect to one hundred percent (100%) of the Office Area. The parties have agreed that the categories of expenses to be so adjusted by Landlord include, but are not limited to, (i) electricity and other utilities, (ii) janitorial service, (iii) water and sewer charges, and (iv) the management fee. In no event shall Landlord gross up any Operating Cost to an amount which would permit Landlord to collect more than the actual amount of the Operating Cost incurred by Landlord, plus any administrative fees set forth herein.

(e)     Within one (1) calendar year after receipt of an Annual Statement, Tenant shall be entitled to the following audit right. Notwithstanding the foregoing, in no event shall any audit be permitted during the period from December 1st of any given calendar year through and including April 30th of the next calendar year. Such audit right shall be exercisable by Tenant providing Landlord with a written notice of its election to exercise of such audit right. If Tenant exercises such audit right, Tenant shall have the right to inspect and audit Landlord’s books and records relating to the calendar year in question, as well as the immediately preceding two (2) calendar years (provided, however, that any calendar year may only be audited and inspected one time during the Term), on reasonable advance notice to Landlord, during regular business hours, at Landlord’s main office at 1886 Metro Center Drive, Suite 400, Reston, Virginia 20190, or such other address as Landlord provides to Tenant from time to time in accordance with this Section 8(e). Tenant shall have the right to conduct such examination using Tenant’s own employees or a reputable independent certified public accounting firm reasonably approved by Landlord. If Tenant elects to employ such accountant, then Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement in form and substance reasonably acceptable to Landlord, Tenant and Tenant’s accountant, executed by such accountant, and provide Landlord not less than thirty (30) days’ notice of the date on which the accountant desires to examine Landlord’s books and records during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord such notice. In no event shall the audit be conducted on a contingency fee basis. Such audit shall be limited to a determination of whether Landlord calculated the Annual Statement for the calendar year in question (and any of the prior two (2) calendar years so audited) in accordance with the terms and conditions of this Lease and Landlord’s normal and customary method of accounting for and calculating Tenant’s’ Share of Operating Cost. All costs and expenses of any such audit shall be paid by Tenant, except if such audit discloses that the amounts paid by Tenant to Landlord as a result of demonstrated errors exceeded the amounts to which Landlord was entitled by more than five percent (5%), in which event Landlord shall promptly reimburse Tenant for the reasonable costs and expenses incurred in such audit (not to exceed Ten Thousand Dollars ($10,000) in the aggregate, adjusted annually to include the CPI Increase Percentage (hereinafter defined) for the immediately prior year. As used herein, the term "CPI Increase Percentage" for any year shall be the percentage by which the CPI Index (hereinafter defined) published in CPI Index Compare Month (hereinafter defined) of the year prior to the applicable year (the “Prior Cost Year”) exceeds the CPI Index published in the CPI Index Compare Month of the year prior to the Prior Cost Year. As used herein, the term "CPI Index" shall mean the United States Bureau of Labor Statistics Revised Consumer Price Index, All Items, All Urban Consumers, Washington-Baltimore, DC-MD-VA-WV (base period 1982-1984 = 100) or any similar substitute or replacement index published by the United States Bureau of Labor Statistics. As used herein, the term "CPI Index Compare Month" shall mean the CPI Index published in September of the applicable year (or in the event the CPI Index is not published in September of the applicable year, the first month after September of such year in which the CPI Index is published). By way of example, the CPI Increase Percentage for calendar year 2021 shall be the percentage by which the CPI Index published in September, 2020 (or in the event the CPI Index is not published in September, 2020, the first month after September, 2020 in which the CPI Index is published) exceeds the CPI Index published in September, 2019 (or in the event the CPI Index is not published in September, 2019, the first month after September, 2019 in which the CPI Index is published). If such audit shows that the amount paid by Tenant to Landlord on account of demonstrated errors in such charges exceeded the amounts to which Landlord was entitled hereunder, Landlord shall pay to Tenant the amount of such excess within thirty (30) days after the date Landlord is notified in writing of the error. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its right to audit pursuant to this Section 8(e) only in strict accordance with the foregoing procedures. The audit rights pursuant to this Section 8(e) are personal to the named Tenant under this Lease, any Qualified Tenant Affiliate, and any subtenant of a portion of the Premises subleasing two (2) or more whole floors of the Building (or an assignee of Tenant’s interests in this Lease if the Premises consist of two (2) or more whole floors), are otherwise non-assignable, and shall not transfer or apply to any other assignee or subtenant, or any other person or entity other than the named Tenant under this Lease. In addition, Tenant shall not be entitled to exercise such rights on behalf of any assignee or subtenant, or any other person or entity.

(f)     Notwithstanding the foregoing or anything contained in this Lease to the contrary, if Landlord shall fail to give a Taxes or an Operating Cost statement or other invoice therefor to Tenant within twelve (12) months after the end of the applicable calendar year (except to the extent Landlord is contesting any amounts includable therein and/or is not placed on notice of the existance of such amounts during such twelve (12) month period, in which case, within thirty (30) days after such amounts are finally determined), then Tenant shall not be obligated to pay any amounts (not theretofore paid by Tenant in respect thereof) which would have been required to be paid pursuant to such statement or invoice.

9.	UTILITIES AND SERVICES.

(a)     (i)       Services Provided. From and after the Commencement Date (or such earlier date as may be provided herein), Landlord shall, at Landlord’s sole cost and expense (subject to reimbursement directly by Tenant to the extent provided below or to the extent includable in Tenant’s Share of Operating Cost) provide the following utilities and services to the Premises: (A) electric current on a direct meter basis up to Building Electrical Standard (hereinafter defined); (B) hot and cold water; (C) lavatory supplies to Common Area restroom facilities; (D) heat, ventilation and air-conditioning (“HVAC”) during Building Operating Hours (including, only if applicable, Requested Saturday Mornings (hereinafter defined), maintaining temperatures and humidity consistent with the ranges as required as part of the Building Shell Improvements (as such term is defined in the Work Agreement); (E) freight elevator service via one elevator serving the Premises in common with other tenants of the Building, subject to availability on a “first come, first served” basis and, after Building Operating Hours, subject to prior scheduling with Landlord on a “first come, first served” basis and, if utilized after Building Operating Hours, subject to payment of Landlord’s Out-of-Pocket Costs for labor for after-hours usage; (F) access to the loading dock subject to availability on a “first come, first served” basis and, after Building Operating Hours, subject to prior scheduling with Landlord on a “first come, first served” basis and, if utilized after Building Operating Hours, subject to payment of Landlord’s Out-of-Pocket Costs for labor for after-hours usage; and (G) trash removal, cleaning and char service consistent with the janitorial specifications set forth on the attached Exhibit R (after Building Operating Hours on Monday through Friday, excluding Holidays (hereinafter defined)). As used herein, the term “Holidays” shall mean all federally-designated holidays, including without limitation New Year’s Day, Martin Luther King’s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other holiday designated by the US Government as a “federal holiday” in the future, or, provided Tenant is leasing at least five (5) full floors of the Building, and upon 30-days advance written notice from Tenant to Landlord, any day recognized as a Holiday by Tenant (e.g., the day after Thanksgiving). “Business Day” shall mean all days excluding Saturdays, Sundays and Holidays. Landlord shall promptly after receiving written notice thereof investigate any reasonable and substantiated air quality concerns.

(ii)     After-Hours HVAC Services. At times other than Business Days during Building Operating Hours, central air conditioning and heating shall be provided to Tenant upon at least twenty-four (24) hours’ prior notice from Tenant (and not later than 3:00 p.m. on Friday, or if Friday is a Holiday, then the immediately preceding Business Day, for weekend service), and upon payment by Tenant of the hourly charge established by Landlord from time to time for each hour (or a portion thereof) of usage before or after Building Operating Hours. The current hourly charge for each hour (or any portion thereof) of after-hours usage of central air conditioning and heating is Sixty and No/100 Dollars ($60.00) per hour (or any portion thereof) per floor (or any portion thereof) of the Building (the “After Hours HVAC Charge”), which After Hours HVAC Charge reflects Landlord’s actual costs to operate the HVAC, provided, however, for the first three hundred (300) hours (or partial hours) of overtime usage in any calendar year, Tenant shall not be obligated to pay for the portion of the After Hours HVAC Charge attributable to depreciation and Landlord’s actual overhead. Such After-Hours HVAC Charge shall be an item of Additional Rent due thirty (30) days after rendition of a bill therefor. Landlord reserves the right to adjust, from time to time, the After-Hours HVAC Charge, based on Landlord’s reasonable determination of increases in the cost (without mark-up) incurred by Landlord in providing such service, provided that Landlord shall limit future increases in such rate to actual increases in the cost of Landlord’s delivery of such service including, without limitation, increased maintenance contract and utility costs, but shall not include any markup for depreciation, profit, overhead or administrative fees. Landlord shall provide thirty (30) days prior notice to Tenant of any change thereto. Notwithstanding the foregoing, in the event that Tenant desires HVAC service on a Requested Saturday Morning (excluding Holidays) between the hours of 9:00 a.m. to 1:00 p.m., and provided that Tenant delivers a written request (which may be by facsimile or email) to Landlord prior to 3:00 p.m. on the Business Day immediately preceding the Saturday on which Tenant request such HVAC service between the hours of 9:00 a.m. and 1:00 p.m. (the “Requested Saturday Morning”), and Tenant specifies in such notice the hours between 9:00 a.m. and 1:00 p.m. during which Tenant requests that Landlord provide such HVAC service, Landlord shall provide HVAC service to the Premises at no additional charge to Tenant during the requested period (but not before 9:00 a.m. or after 1:00 p.m.) on such Requested Saturday Morning.

(iii)    Elevator. Landlord shall provide at least three (3) passenger elevators and one (1) freight elevator is in service during Business Operating Hours and at least one (1) passenger elevator and one (1) freight elevator is in service during non-Business Operating Hours throughout the Term, subject to casualty, condemnation, Force Majeure, required inspections as required by law, and emergencies beyond the reasonable control of Landlord, with, provided that Tenant is leasing in excess of five (5) contiguous floors of the Building, one (1) passenger elevator selected by Landlord from time to time dedicated for the exclusive use for Tenant for the Premises and otherwise under terms and conditions mutually-agreeable to Landlord and Tenant. Upon Tenant’s written request, Landlord shall lock-off any full floor occupied by Tenant such said floor is not accessible to the general public.

(iv)    Bulbs. All Building standard light bulbs, lamps, ballasts and tubes in the Premises shall be furnished and replaced by Landlord and the cost thereof shall be included in Operating Cost. At Tenant’s option, non-Building standard light bulbs, lamps, ballasts and tubes in the Premises shall be installed and replaced by Landlord, in which case Tenant shall reimburse Landlord for Landlord’s Out-of-Pocket Costs therefor within thirty (30) days after delivery of a reasonably detailed invoice therefor. Tenant shall furnish its own bulbs, lamps, ballasts and tubes for non-Building standard light fixtures in the Premises, at Tenant’s sole cost and expense.

(b)     Access. Landlord shall provide a controlled-access system to the Building providing Tenant access to the Premises, the Building and the Office Parking Facilities twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year (or 366 days in a leap year), comparable to Comparable Buildings, subject to Force Majeure, casualty, condemnation, compliance with Legal Requirements and emergencies beyond Landlord’s reasonable control. The Building has an electronic entry system to control access after Building Operating Hours. Landlord shall initially supply Tenant with up to eight (8) electronic entry cards to the Building per 1,000 rentable square feet of space contained within the Premises at no charge to Tenant. Tenant shall pay Landlord for the Out-of-Pocket Cost of any additional or replacement entry cards. The elevators will have a floor-by-floor lock-off feature and Landlord shall coordinate with Tenant to allow Tenant’s single access card to be programmed so that the elevator lock-off feature allows Tenant’s employees access to Tenant’s floors. Landlord acknowledges that Tenant intends to install its own access control system for the Premises, and Landlord shall reasonably cooperate, without additional cost to Landlord, in connection with such installation and the connection of such system to the base building access control system, if applicable, provided: (A) Landlord reasonably determines the access control system installed by Tenant is compatible with Landlord’s base building access system (which, as of the Effective Date hereof, is intended to be Kastle Systems), (B) Landlord reasonably determines that the access control system installed by Tenant will not adversely affect Landlord’s base building access control system or adversely affect or compromise any warranties for the base building access control system, (C) Landlord is at all times provided with access cards and/or other reasonable means of access to the Premises in accordance with Section 15; and (D) any tie-ins to the base building access control system performed by Tenant are subject to the provisions of Section 12. Subject to reimbursement as part of Operating Costs, Landlord shall provide twenty-four (24) hour Building security service.

(c)     Electricity. Tenant will not, without the prior written consent of Landlord, use any electrical apparatus or device in the Premises with constitutes Special Equipment. As used herein, “Special Equipment” shall mean (i) any equipment or fixture which uses current in excess of the Building Electrical Standard (hereinafter defined) or (ii) supplementary air conditioning equipment or equipment of like energy draw. Tenant will not connect to electric current any apparatus or device for the purpose of using electric current or water, except through existing electrical outlets in the Premises or water pipes. As used in this Lease, the term “Building Electrical Standard” means the watts per usable square foot of the Premises as set forth in the Base Building Improvements.

(d)     Additional Electricity and Water. If Tenant shall desire to install Special Equipment, require electricity in excess of the Building Electrical Standard or water in excess of that which would otherwise be furnished or supplied for the intended use of the Premises, Tenant shall first secure the written consent of Landlord for the use thereof, which consent Landlord shall not unreasonably refuse. Landlord may condition its consent upon the requirement that a water submeter or electric current meter or submeter be installed so as to measure the amount of water and electric current consumed for any such excess use in the Premises. The actual cost of such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by said meter, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from such excess utility use, and the cost of any additional expenses incurred in keeping count of such excess utility use shall be paid by Tenant promptly upon demand by Landlord or, if Tenant is billed separately therefor, promptly upon receipt of a bill for same. Whenever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install or require Tenant to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s demand therefor. In the event that Tenant installs a supplemental HVAC unit to exclusively serve the Premises, Tenant shall have access as needed to the roof of the Building for installation and the right to tie its supplemental HVAC equipment into the Base Building Systems and Tenant will pay for such access, the cost of sub-metering the connection, and the cost of Tenant’s use of chilled/condenser water.

(e)     Tenant’s Equipment Operation. Subject to the provisions hereof, Tenant shall have the right to install and operate in the Premises personal computers and other electrically-operated office equipment normally used in modern offices and in Comparable Buildings. Tenant shall not install equipment of any kind or nature whatsoever nor engage in any practice or use which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, electrical system, floor load capacities, or other mechanical or structural system of the Premises or the Building without first obtaining the prior written consent of Landlord, which consent may be conditioned upon, but not limited to, Tenant first securing at its expense additional capacity for any said service in the Building; provided, however, Tenant shall be responsible for paying for any excess utility consumption arising from any such change, replacement, use or addition, such payments to be based on Landlord’s reasonable estimate or, at Landlord’s option, a submeter or similar device to measure such usage (said device to be installed at Tenant’s expense). Additionally, in the event that Landlord reasonably determines that Tenant’s electrical consumption exceeds the Building Electrical Standard, Tenant shall pay the amount of such excess electrical consumption, as reasonably determined by Landlord, within thirty (30) days after demand therefor. Machines, equipment and materials belonging to Tenant which cause vibration, noise, cold, heat, fumes or odors that may be transmitted outside of the Premises to such a degree as to be objectionable to Landlord in Landlord’s good faith and reasonable business judgment or to any other tenant in the Building shall be treated by Tenant at its sole expense so as to eliminate such objectionable condition, and shall not be allowed to operate until such time as the objectionable condition is remedied to Landlord’s satisfaction.

(f)     Additional/Special Services. If Tenant desires any Additional Service (hereinafter defined) Tenant shall make request for Additional Service to Landlord, the property manager or to such other party designated by Landlord from time to time in writing according to Building procedures. “Additional Service” means any additional, after hours, overtime or premium pay service requested by Tenant to Landlord which is in addition to those services expressly required to be provided by Landlord pursuant to this Lease. Except as otherwise expressly set forth in this Lease, in the event Tenant requests any Additional Service, Tenant shall pay to Landlord, Landlord’s Out-of-Pocket Costs of providing such Additional Service) (it being agreed that Landlord’s Fee shall not be applicable to any amounts charged to Landlord by any third-party utility), in either case, within thirty (30) days after delivery of a reasonably detailed invoice therefor from Landlord. If Landlord is required to furnish additional cleaning services to Tenant because of (i) the carelessness of Tenant, (ii) the use of portions of Premises for other than normal office purposes requiring greater or more difficult cleaning than office areas or (iii) removal of any refuse and rubbish from the Premises (except for discarded material placed in wastepaper baskets and left for emptying as an incident to Tenant’s normal cleaning of the Premises) in excess of that ordinarily accumulated in business office occupancy, then, in each such case, Tenant shall pay to Landlord, Landlord’s Out-of-Pocket Costs of providing such Additional Service, plus Landlord’s Fee, within thirty (30) after delivery of a reasonably detailed invoice therefor from Landlord.

(g)     Interruptions. Except as otherwise set forth in this Lease, failure by Landlord to any extent to furnish any services to Tenant, the Premises and the Project, or any cessation thereof, shall not render Landlord liable in any respect for damages to person, property or otherwise, nor be construed as an eviction of Tenant, nor work as an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Except in a case of emergency, Landlord shall provide Tenant with reasonable advance notice not later than the prior business day of any interruption, curtailment or cessation, and in an emergency or unanticipated event, Landlord shall provide such notice as is practicable. In the event of any interruption, cessation or curtailment of services, Landlord shall, however, use reasonable diligence to promptly repair or restore (or cause the Association or applicable provider to repair or restore) any affected systems and services. Except in the case of an emergency, an unanticipated event, or as otherwise directed by any governmental authority having jurisdiction, Landlord shall, if reasonably practicable, confine all such interruptions, cessations or curtailments affecting the Premises to times that are not Building Operating Hours. Notwithstanding the foregoing, in the event of any interruption of the services or systems required to be provided by Landlord hereunder when such interruption (i) renders the Premises untenantable and Tenant actually does not occupy the portion of the Premises that is claimed to be untenantable, (ii) is the result of the negligence or willful misconduct of Landlord, or Landlord’s employees, agents or contractors, and (iii) continues uninterrupted for a period of three (3) Business Days, Base Rent shall abate for the number of days such interruption continues beyond such three (3) Business Day period. Furthermore, notwithstanding the foregoing, in the event that any failure for which Tenant is receiving a rent abatement under the immediately preceding sentence (A) continues for a period in excess of nine (9) consecutive months, (B) is not the result of casualty or condemnation or utility failure outside of the reasonable control of Landlord to prevent, and (C) renders fifty percent (50%) or more of the Premises untenantable (and Tenant actually does not occupy the portion of the Premises that is claimed to be untenantable for a period in excess of nine (9) consecutive months), then Tenant shall have the right, following the expiration of such nine (9) month period, to terminate this Lease with not less than thirty (30) days advance written notice to Landlord, in which event this Lease shall terminate on the date set forth in Tenant’s notice (and Tenant shall remain liable for its obligations under this Lease through such termination date); provided, however, that in the event that such failure is cured within such thirty (30) day period, then Tenant’s notice shall be nullified and this Lease shall continue in full force and effect. Further, without limiting the foregoing above (but without any duplication of abated rent), if any interruption of the services or systems required to be provided by Landlord hereunder is caused by reasons other than the negligence or willful misconduct of Landlord, or Landlord’s employees, agents or contractors, shall continue for more than ten (10) consecutive Business Days, and shall render all or any material portion of the Premises untenantable and Tenant actually does not occupy the portion of the Premises that is claimed to be untenantable, then Base Rent shall abate for the number of days such interruption continues beyond ten (10) consecutive Business Days with respect to the portion of the Premises rendered untenantable up to the amount of the rent loss insurance proceeds to which Landlord is entitled under the rent loss policy required to be carried by Landlord pursuant to this Lease; provided, however, that no abatements shall be available to Tenant with respect to any part of the Premises that Tenant continues to occupy. Landlord shall maintain rent loss insurance pursuant to Section 29(a). For purposes of this Section 9(g), the phrase “material portion of the Premises” shall mean a contiguous area of the Premises of at least forty percent (40%) of the then square feet of Net Rentable Area of the Premises. For purposes of this Section 9(g), the phrase “interruption of the services or systems required to be provided by Landlord hereunder” shall include operating the Building at below sixty-two (62) degrees Fahrenheit (62°F) or in excess of eighty degrees Fahrenheit (80°F) during Building Operating Hours (based on the average of the readings taken throughout the day, as opposed to “spot checks”) for the applicable period set forth above (i.e., three (3) consecutive Business Days if the interruption is caused by Landlord or ten (10) consecutive Business Days if the interruption results from reasons beyond Landlord’s control (excluding as a result of Tenant’s fault or failure)).

(h)     Property Management. Landlord may, from time to time, engage the services of a property management company with respect to the Building and/or the Project. If the property management company or an employee thereof acts in a negligent manner, engages in willful misconduct, or otherwise not to the standard of a property management company managing a Comparable Building (any of which, a “Management Problem”), then: (i) Tenant shall give Landlord notice of such Management Problem and Landlord shall have thirty (30) days to cure such Management Problem (plus whatever additional time is reasonably necessary to effectuate such cure so long as Landlord undertakes such cure within the initial 30-day period); provided, however that if the Management Problem is not cured within such 30-day period when such cure would be possible (or if the Management Problem cannot be cured within the 30-day period and Landlord has failed to commence such cure within such initial 30-day period), Tenant shall provide Landlord with a second (2nd) notice to cure such Management Problem and Landlord shall thereafter have 30-days following Landlord’s receipt of such second (2nd) notice to cure such Management Problem (it being understood and agreed that the foregoing time periods shall be subject to Landlord’s obligations under any mortgage encumbering the Building); and (ii) if the Management Problem is not cured following the expiration of all notice and cure periods identified in subsection (i) hereinabove, then Tenant may request that Landlord remove the property management company, or any individual property manager, engineer or agent employed thereby, and Landlord will thereafter commence such replacement, subject to the terms of any mortgage encumbering the Building and the agreement between Landlord and such property management company. If the property management company is an affiliate of Comstock, then the foregoing process shall only permit the replacement of an individual property manager or engineer, as opposed to the entire property management company (and under no circumstances shall Tenant be able to compel the removal of a Comstock affiliate as the property management company). Tenant acknowledges and agrees that the remedies set forth in this subsection (g) shall be Tenant’s sole remedy with respect to a Management Problem, and, in furtherance of the foregoing, Tenant acknowledges and agrees that the remedies set forth in Section 9(g) and Section 29 shall not be applicable with respect to a Management Problem.

10.     CARE AND MAINTENANCE; REPAIRS.

(a)     Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises or the Building, and at the termination of this Lease, by lapse of time or otherwise, to deliver up the Premises to Landlord in the condition required under Section 20 below.

(b)    Subject to Landlord’s obligation under Section 10(d) below, Tenant shall keep the Premises, the Improvements (hereinafter defined) made thereto, and the fixtures and equipment located therein (including repair or replacement as necessary or appropriate) in good repair and in a clean, safe, sanitary and otherwise in a condition similar to similarly-situated tenants of Comparable Buildings and in compliance with all applicable Legal Requirements at all times during the Term, at Tenant’s sole cost and expense. Landlord shall have no obligation to Tenant to make any repairs in or to the Premises or any Improvements therein. Prior to Tenant making any such repairs which affect or may affect the Building’s mechanical, electrical, plumbing, life safety, fire alarm, heating, ventilation and air conditioning systems outside the Premises, Tenant shall give notice to Landlord of the nature and extent of such repairs and, if Landlord so elects, Tenant shall retain the services of Landlord or a maintenance company reasonably selected by Landlord to perform such repairs and Tenant shall pay Landlord’s actual cost of providing such repair services (to the extent that such actual cost does not exceed the then-current market rate for such services being charged by qualified third party maintenance companies) as Additional Rent hereunder within thirty (30) days after receipt of an invoice therefor. Notwithstanding anything set forth in this Section 10(b) to the contrary, Landlord shall maintain and repair the base building restrooms, base building fire stairwells (as improved by Tenant, if applicable, pursuant to Section 2(c)), elevator lobby areas and floor corridors, and base building mechanical and utility rooms or closets located on full-floor portions of the Premises (“Floor Common Areas”), provided that (i) Tenant delivers Landlord written notice of any necessary repair to the Floor Common Areas (to the extent such need for repair is in excess of routine maintenance) and (ii) Landlord has ready access to the Floor Common Areas to perform all such repairs and maintenance; it being understood and agreed by Tenant that if Landlord does not have ready access to any portion of the Floor Common Area (by reason of such area being included within SCIF or other secure space within the Premises), then Landlord shall not be liable under this Lease for any failure to make and any such repair or perform any such maintenance. Tenant shall pay the costs incurred by Landlord in repairing and maintaining the Floor Common Areas within thirty (30) days following the date of Landlord’s invoice therefor. Tenant shall not be responsible for repairs and maintenance of, or for compliance with Legal Requirements that apply to the Base Building Structure and/or the Base Building Systems, except to the extent expressly set forth herein.

(c)     At Tenant’s own cost and expense, subject to the mutual waivers herein, Tenant shall (i) repair or replace any damage or injury done to the Building or Project caused by Tenant or Tenant’s agents, contractors or employees and (ii) make any structural changes necessary, in whole or in part, as a result of any Improvements made by Tenant or as a result of Tenant’s specific use of the Premises by Tenant (as opposed to a structural change made necessary due to the use of the Building for general office use); provided, however, that Landlord may, at its option, make such structural repairs or replacements or changes, and Tenant shall repay Landlord’s actual cost thereof plus Landlord’s Fees within thirty (30) days following Tenant’s receipt of written demand therefor. Notwithstanding the foregoing, subject to the mutual waivers herein, any damage or injury to the Building or its systems and any damage or injury to Tenant’s Improvements which affects the Building’s structural components or major mechanical, electrical or plumbing systems, caused by Tenant or its agents, contractors or employees shall be repaired or replaced by Landlord, but at Tenant’s expense plus Landlord’s Fees. As used in this Section 10, the terms “damage” and “injury” are not intended to include permitted alterations and improvements performed in accordance with the provisions of Section 12 or Exhibit C.

(d)     This Section 10 shall not create any obligation of Landlord to repair any damage by fire or other casualty. Landlord shall manage, operate, repair and maintain in a manner consistent with the standards for quality of Comparable Buildings to a good, safe and sanitary order and condition in compliance with applicable Legal Requirements (as such term is defined herein), and replace as needed: (i) the base building electrical, mechanical, HVAC (excluding any supplemental air conditioning units which Tenant shall maintain), plumbing and fire and life-safety systems and other Building systems included with the Base Building Improvements (collectively, the “Base Building Systems”), (ii) the base building structural components (including exterior and structural walls, load-bearing elements and foundations), base building pipes and base building conduits, roof of the Building and other structural items included in the Base Building Improvements (collectively, the “Base Building Structure”), (iii) fire stairwells (but not internal communicating stairwells within the Premises), and (iv) all the Common Areas of the Building and, to the extent not operated, maintained and repaired by the Association, the Common Areas of the Project. For purposes of this Lease, the base-Building HVAC ducts (i.e., the ducts that do not exclusively serve any tenant’s premises), VAV boxes or central air handlers as applicable, that portion of the electrical system that supplies power to the main electrical closet serving the Premises and that portion of the plumbing system that supplies water and sewage service to the bathrooms and wet stacks serving the Premises shall be part of the Base Building Systems in the Premises, whether such items were installed by Landlord or Tenant. Any supplemental HVAC systems, security system or telecommunications system exclusively servicing the Premises shall not be part of the Base Building Systems and shall be the sole responsibility of Tenant to repair and maintain in the same manner as Tenant is required to maintain the Premises. The costs of Landlord’s maintenance may be included in Operating Cost to the extent permitted in Section 7 hereof. Landlord shall diligently and in good faith cause the Association to make repairs to the Common Areas as and when such repairs may be required and to the extent that such Common Areas are required to be maintained by the Association. For the purposes of the foregoing sentence, “diligently” shall include filing suit or injunctive relief at Landlord’s sole cost and expense, if so reasonably requested by Tenant, if such failure by the Association continues for more than one hundred twenty (120) days after written notice from Tenant to Landlord of the need for such repair.

(e)     Landlord’s obligations with respect to the Common Areas, or the Association’s obligation, if such Common Areas are maintained by the Association, shall be to provide for all needed maintenance, painting and electric lighting service for all Common Areas (including special service areas in the Building), including (A) keeping, or causing to be kept, the sidewalks, plazas and landscaped areas adjoining the Building in good condition and repair and reasonably free of accumulation of snow and ice, dirt, refuse, rubbish and unlawful obstructions, (B) keeping the Building lobby and all other Common Areas of the Building clean and presentable, (C) caring for and maintaining, or causing to be cared for and maintained, the shrubbery, planting and landscaping on any exterior areas adjacent to the Building or other Common Areas of the Building, and (D) keeping or causing to be kept the Project Common Areas in good condition and repair.

11.      ASSIGNMENT AND SUBLETTING.

(a)     Except as provided otherwise in this Lease, neither this Lease nor the interest of Tenant in this Lease shall be sold, assigned, transferred, mortgaged, pledged, hypothecated or otherwise disposed of, whether by operation of law or otherwise, nor shall the Premises or any part thereof be sublet or subject to any license or concession (each of the foregoing, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided the Transfer Conditions (hereinafter defined) are strictly met. The transfer of Control (hereinafter defined) in Tenant shall be constitute an assignment for purposes of this Section 11(a) (and, thus a Transfer for the purposes of this Lease); provided, however, notwithstanding anything contained in this Lease to the contrary, “Transfer” shall not include (i) if Tenant is a corporation, limited liability company, limited partnership or other type of corporate entity, the transfer or pledge of any direct or indirect interests or the issuance of new interests in Tenant if accomplished through a recognized stock exchange, through public “over-the-counter” securities markets or otherwise (unless the same is effectuated in connection with a merger, reorganization or recapitalization of or with Tenant, in which case Section 11(c) below shall apply) or (ii) the conversion of the entity that constitutes Tenant from one type of legal entity to another type of legal entity, and, for purposes of clarity, neither of the events in clause (i) or clause (ii) shall require the consent of Landlord. Notwithstanding the foregoing, a transfer of a direct or indirect interest in Tenant that results in a change of control of Tenant shall constitute a Transfer for purposes of this Lease. As used in this Lease, the term “Control” (and its corollaries) means the ownership of, or power to direct, fifty percent (50%) or more of the ownership interests in the controlled entity. Other than a Transfer made to a Qualified Tenant Affiliate or as otherwise may be permitted in this Lease, any attempted Transfer made without Landlord’s prior written consent shall be void and confer no rights upon any third party.

(b)     Tenant shall initially occupy the Premises. In the event Tenant should desire to Transfer all or any portion of the Premises to a proposed sublessee or assignee (“Transferee”) other than to a Qualified Tenant Affiliate pursuant to a sublease or partial assignment of this Lease, Tenant shall give Landlord written notice thereof, which notice shall include an executed term sheet stating all material business terms of the proposed Transfer, the name of such Transferee, a description of the proposed Transferee’s use and business activities, such proposed Transferee’s most recent financial statements, the proposed date of Transfer, and such other information as may be reasonably requested by Landlord (“Tenant’s Transfer Notice”). Tenant shall have the right to determine the layout of any multi-tenant corridor on any floor in connection with a permitted sublet and the demising shall be at Tenant’s sole cost and expense; provided, however that such demising shall be deemed to be a Material Alteration under Section 12 for which Landlord’s consent is required. Landlord shall then have a period of fifteen (15) days following receipt of the Tenant’s Transfer Notice within which to notify Tenant in writing whether Landlord elects (i) to terminate this Lease with respect to a proposed subletting for the entirety of any full floor or greater portion of the Premises occupied by Tenant when the term of such proposed subletting is for ninety-five percent (95%) or more of the duration of the then-remaining Term of this Lease, effective as of the date of the proposed effective date of such Transfer, in which event upon Tenant’s timely surrender in accordance with Section 20, Tenant thereafter will be relieved of all further obligations hereunder as to such space, (ii) to reject Tenant’s Transfer request, based on the standards set forth below; or (iii) to permit Tenant to Transfer (by way of a subletting or partial assignment of this Lease) subject to the conditions set forth below. Provided however, if Landlord elects to recapture the portion of the Premises pursuant to option (i) above, Tenant may nullify such termination or partial termination by rescinding its request for Landlord’s consent to such proposed subletting within ten (10) Business Days after receipt of Landlord’s termination notice. If Landlord should fail to notify Tenant in writing of such election within said fifteen (15) day period, then Tenant shall deliver Landlord a second notice requesting Landlord’s election that conspicuously states in bold typeface at the top of said notice that “LANDLORD’S FAILURE TO MAKE AN ELECTION WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE SHALL BE DEEMED APPROVAL OF THE REQUEST HEREIN”, in which event, should Landlord fail to notify Tenant of Landlord’s election within five (5) days following Landlord’s receipt of such second notice, Tenant’s Transfer Request shall be deemed to be approved.

(c)     If Landlord elects to permit Tenant to (or if Landlord is deemed to have permitted Tenant to) Transfer all or any portion of the Premises or this Lease, the following shall apply (and be conditions thereto) (collectively, the “Transfer Conditions”):

(i)     At the time of any such Transfer, this Lease is in full force and effect and no Event of Default, or condition which with the giving of notice and the passage of time would constitute an Event of Default exists.

(ii)      Tenant shall notify Landlord of the proposed sublessee or assignee (“Transferee”) within four (4) months after Landlord has notified Tenant that it will permit Tenant to Transfer this Lease as set forth in Section 11(b) (failure to deliver such notice shall render Landlord’s consent to Transfer null and void and the provisions of Section 11(b) shall reactivate) and at least thirty (30) days in advance of the subletting or assignment (which notification shall include current financial data with respect to the party proposed and a complete copy of the fully executed proposed assignment or sublease document) and Landlord shall approve or disapprove the proposed Transferee within thirty (30) days of Landlord’s receipt of such notice and all information reasonably requested by Landlord in order to make an informed judgment as to the proposed Transferee, including the Transferee’s financials, business plan and history. So long as no Event of Default exists at the time of the request, Landlord’s approval of the Transferee will not be unreasonably withheld or delayed if the proposed sublessee or assignee (A) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease or has a net worth not less than Tenant as of the date of this Lease, (B) is of a type and quality consistent with the first-class nature of the Building, (C) is not a party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity, and (D) will not impose any additional material burden upon Landlord in the operation of the Building (to an extent materially greater than the burden to which Landlord would have been had Tenant continued to use such part of the Premises). Landlord warrants, covenants and represents that any assignments or subletting whether or not requiring Landlord’s consent shall under any circumstances require neither any superior interest holder’s consent nor “mortgagee’s” or “lender’s” consent, except and unless expressly required under the terms and conditions of the SNDA (as such term is defined herein). Subject to the foregoing limited conditions of Landlord’s reasonableness to approve any Transfer and the other provisions of this Lease, Landlord acknowledges and agrees that there shall be no restrictions or prohibitions on Tenant entering into a Transfer with any current, former or prospective tenant or occupant of the Building or Project, nor restrictions or constraints on any Transfer, except as expressly set forth in this Lease, including but not limited to: (i) the rental rate being asked or charged by Tenant; (ii) the amount of Net Rentable Area of the Premises offered to market; (iii) the term of any proposed Transfer; or (iv) the location of the portion of the Premises being offered for a Transfer. Within thirty (30) days after Tenant’s receipt of a statement therefor, Tenant shall reimburse Landlord for all reasonable legal fees and expenses incurred by Landlord in connection with each Transfer proposed by Tenant (but not to exceed a total of $2,500.00). In no event shall the following be considered as suitable Transferees under this subsection: any governmental body, agency or bureau (of the United States, any state, county, municipality or any subdivision thereof); any foreign government or subdivision thereof; any health care professional or health care service organization; schools or similar organizations; employment agencies; radio, television or other communication stations; courier services; banks; loan offices and other financial institutions; travel agencies and other transportation ticket offices; persons whose proposed use would be in violation of the Project Documents; or persons that constitute Prohibited Transferees (hereinafter defined).

(iii)     Any Transfer shall be subject and subordinate to all the terms, covenants and conditions of this Lease, including the Permitted Use required by the Lease, and any assignee must assume in writing all of the obligations of Tenant under this Lease. Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person.

(d)     In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the Rent due from any subtenant and hereby authorizes each such subtenant to pay said Rent directly to Landlord. Nothing in this Section 11, however, shall result in any obligation of Landlord to any subtenant of Tenant. Collection or acceptance of Rent from any such assignee, subtenant or occupant shall not constitute a waiver or release of Tenant from the terms of any covenant or obligation contained in this Lease, nor shall such collection or acceptance in any way be construed to relieve Tenant from obtaining the prior written consent of Landlord to such assignment or subletting or any subsequent assignment or subletting.

(e)     If the aggregate rental, bonus or other consideration paid by the Transferee (other than a Qualified Tenant Affiliate) over the sublease term exceeds the sum of (A) Tenant’s rent to be paid to Landlord for the Premises (or portion subleased) during such period and (B) the out-of-pocket costs and expenses actually incurred by Tenant under or in connection with such Transfer (including costs and expenses of finishing out or renovation of the space involved, cash rental or other economic concessions such as free rent periods, legal fees and rental commissions actually paid), then fifty percent (50%) of such excess when received shall be paid to Landlord within thirty (30) days after receipt by Tenant.

(f)     A transfer of a direct or indirect interest in Tenant that results in a change of Control of Tenant shall constitute a Transfer for purposes of this Lease. Notwithstanding anything to the contrary contained herein, Tenant may upon at least thirty (30) days prior written notice to Landlord (the “Affiliate Notice”), but without Landlord’s prior written consent, assign this Lease, or sublet the Premises to a Qualified Tenant Affiliate (hereinafter defined), provided, that the business operations of the proposed assignee or subtenant (which shall be disclosed in the Affiliate Notice) do not conflict with any exclusivity or other limitation that may be imposed upon Landlord, no Event of Default by Tenant exists hereunder and such Qualified Tenant Affiliate uses the Premises solely for the Permitted Use. A “Qualified Tenant Affiliate” shall mean a corporation or other entity which (A) results from a merger with Tenant or which acquires all or substantially all of the business and assets (or stock) of Tenant and which has a net worth and general creditworthiness immediately after the merger at least equal to or greater than Five Hundred Million Dollars ($500,000,000), or (B) shall Control, be Controlled by or be under common Control with Tenant, including, without limitation, any parent corporation Controlling Tenant or any subsidiary that Tenant Controls and which (1) is of a type and quality consistent with the first-class nature of the Building, (2) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease, and (3) is not a party by whom any suit or action could be defended on the ground of sovereign immunity.

(g)     In the event of any Transfer to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease, and Tenant shall execute such guaranty or other agreement as Landlord shall request to confirm such liability.

(h)     Any Transfer by Tenant shall not relieve Tenant of any obligation under this Lease; the granting of any such release shall be at Landlord’s sole discretion and must be set forth in writing. At the sole discretion of Landlord, any Transfer by Tenant of the Lease or Premises for which Landlord’s approval is required under this Section 11 and for which such approval has not been granted in violation of the terms of this Section 11 shall be void and shall constitute a default hereunder.

(i)      Any sublease document shall contain substantially the following provision: “This sublease may not be assigned or the premises demised hereunder further sublet, in whole or in part, without the prior written consent of the underlying Landlord.”

(j)     In connection with any sublessee of a portion of the Premises containing more than fifty thousand (50,000) rentable square feet of space, Landlord shall be obligated to provide a recognition agreement from (A) any mortgagee of the Building or the Premises as of the effective date of such sublease, and (b) the Ground Lessor. Such recognition agreement shall be on such mortgagee’s or Ground Lessor’s then-standard form and at no cost to Tenant.

(k)     Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer and any proposed further Transfer by Tenant or a sublessee of Tenant shall be subject to the provisions of this Section 11. The restriction against Transfer described in this Section 11 shall be deemed to include a restriction against Tenant’s mortgaging its leasehold estate as well as against an assignment or sublease which may occur by operation of law (but shall not apply to any financing of equipment or other personalty). If, at the time an Event of Default occurs under this Lease and while the same is continuing, the Premises or any part thereof have been sublet, Landlord, in addition to any other remedies herein provided or available at law or in equity, may, at its option, collect directly from such subtenant all rents due and becoming due to Tenant under such sublease and apply such rent against the Rent due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. No portion of the Premises shall be subject to more than one subletting at any given time during the Term.

12.     ALTERATIONS, IMPROVEMENTS AND TENANT’S PERSONAL PROPERTY.

(a)     Tenant shall not make or allow to be made any Alteration (hereinafter defined) in or to the Premises, without first obtaining the written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, in accordance with the provisions of Section 12(b) below, except Landlord’s consent shall not be required for any Permitted Alteration (hereinafter defined). If Tenant fails to obtain Landlord’s consent prior to making any Alteration or Improvement for which Landlords’ consent is required, then Landlord may correct or remove the same and Tenant shall be liable for any and all loss, damage, cost or expense (including reasonable attorneys’ fees and court costs) incurred by Landlord in the performance of this work as well as Landlord’s Out-of-Pocket Costs and Landlord’s Fee. As used in this Lease, the term “Alteration” means the construction, installation, relocation or removal of any Improvement other than Tenant’s Work (which shall be governed by the terms of the Work Agreement). As used in this Lease, the term “Improvement” means any addition, improvement or equipment installed in or attached to, or serving, the Premises, regardless of by whom, excluding Personal Property.

(b)    “Permitted Alteration” shall mean any non-Material Alteration, including any Decorative Work (hereinafter defined). “Material Alteration” shall mean an Alteration that (i) materially and adversely affects the Base Building Structure; (ii) materially affects the proper functioning of any Base Building Systems, provided that in connection with the initial Leasehold Improvements, Tenant shall be allowed to make customary “tie-ins” of systems exclusively serving the Premises with companion Base Building Systems unless such tie-in could materially adversely affect such Base Building Systems; (iii) is not limited to the interior of the Premises or materially affects the exterior of the Building (including the exterior appearance to the extent readily visible from ground level); (iv) requires the issuance of a building permit to undertake, (v) materially and adversely impacts the use or operation of any other tenant or occupant of the Building, (vi) is a Specialty Alteration (as defined below), (vii) is not Decorative Work, or (viii) costs in excess of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) in the aggregate. Tenant shall not be required to obtain the prior written consent of Landlord for any Permitted Alteration; however, Landlord must receive no less than five (5) Business Days’ written notice prior to the commencement of any Permitted Alteration (including any purely decorative work (e.g., painting, carpeting, hanging pictures) (“Decorative Work”)) and Tenant must otherwise comply with the terms of this Section 12, and nothing herein shall be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, Building or Land to any mechanic’s or materialman’s liens which may be filed in respect to such Alterations made by or on behalf of Tenant. Tenant shall provide Landlord with its plans and specifications (where the nature of the subject Alterations requires drawings) and any proposed contractors for a Material Alteration within five (5) Business Days after Tenant notifies Landlord of such Material Alterations. Landlord shall have ten (10) Business Days after Landlord’s receipt of the plans and specifications and proposed contractors for Material Alterations to provide approval. Landlord shall have five (5) Business Days after receipt to review any resubmissions. If Landlord disapproves any part of Tenant’s submission, such disapproval shall set forth in reasonable detail the reasons for such disapproval and detail any portions of the plans so disapproved. Landlord’s consent to or approval of any Alterations (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with Legal Requirements, and Tenant shall be solely responsible for ensuring all such compliance. If (i) Landlord fails to notify Tenant whether or not it will approve of such proposed Alterations within such five (5) Business Day period, and, thereafter, Tenant delivers notice (“Alteration Response Failure Notice”) to Landlord of such failure (which Alteration Response Failure Notice must refer to this provision and state in capital bold letters the following: “LANDLORD MUST RESPOND TO TENANT’S REQUEST CONTAINED HEREIN WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OR SUCH REQUEST SHALL BE DEEMED APPROVED”), and (ii) Landlord fails to respond to such request within five (5) Business Days after Landlord’s receipt of the Alteration Response Failure Notice, then such proposed Alterations shall be deemed approved by Landlord, but only to the extent shown on the drawings (where the nature of the subject Alterations requires drawings) to which Landlord failed to respond and only to the extent that the improvements or alterations shown thereon are to be made in the Premises. Tenant shall comply with (and shall cause all of its contractors and subcontractors to comply with) the rules and regulations attached hereto as Exhibit M (the “Alterations Rules and Regulations”), including, without limitation, all insurance requirements contained therein. Landlord reserves the right from time to time to make modifications to the Alterations Rules and Regulations (including the insurance requirements contained therein).

(c)     In connection with Tenant’s performance of Tenant’s Work and Alterations in the Premises, Landlord shall have the right to post notices of non-responsibility and similar notices, as appropriate in and about the Premises. Tenant shall not allow any liens or notices of liens to be filed against the Premises or the Project in connection with any Tenant’s Work and/or Alterations performed in the Premises. If any such liens or notices of liens shall be filed, Tenant shall cause the same to be discharged of record, released and/or bonded over within ten (10) days after Tenant’s receipt of written notice thereof. If Tenant does not so discharge, release, remove or bond over any such lien within such ten (10) day period, Landlord shall have the right to pay the amounts claimed to remove the same or otherwise bond over such lien, and Tenant shall repay Landlord’s Out-of-Pocket Costs therefor, together with Landlord’s Fee (measured against Landlord’s Out-of-Pocket Costs to cure) within thirty (30) days after delivery of a reasonably detailed invoice therefor (provided, however, Tenant shall not be obligated to repay Tenant shall repay Landlord’s Out-of-Pocket Costs with respect to the discharge, release, removal or bonding over of any lien arising by reason of Landlord’s failure to timely pay any portion of the Tenant Improvement Allowance when sufficient amounts were available to discharge, release, remove or bond over such lien, and Landlord’s Out-of-Pocket Costs in such circumstance shall be credited against available portions of the Tenant Improvement Allowance).

(d)     At Landlord’s option, with respect to Material Alterations, Landlord may require Tenant to reimburse Landlord for Landlord’s Out-of-Pocket Costs in reviewing by a third party consultant any plans with respect to any such Material Alterations that are structural and/or any other Material Alterations materially affecting any Base Building System if Landlord determines that such review is necessary. All Alterations shall be performed in compliance with applicable Legal Requirements (including the Americans With Disabilities Act of 1990, as amended and the regulations promulgated thereunder (the “ADA”) and in a good and workmanlike manner.

(e)     Except arising from the negligence of a Landlord Party or Landlord’s failure to comply with this Lease, Tenant shall indemnify and hold Landlord harmless from all Out-of-Pocket Costs, damages, claims and expenses (including reasonable attorneys’ fees) arising out of or relating to the performance of any Alterations performed in the Premises, including any occasioned by the filing of any lien.

(f)     Within thirty (30) days after the completion of any Material Alterations performed in the Premises, Tenant shall furnish Landlord with “as built” architectural and engineering working drawings therefor and final unconditional waivers of lien from all contractors, suppliers and materialmen furnishing labor or materials for such Alterations.

(g)     Upon termination of this Lease by lapse of time or otherwise, Tenant shall, at Tenant’s sole cost remove all of Tenant’s Personal Property from the Premises and repair any damage caused by the installation and/or removal of same. If Tenant fails to remove any such Personal Property on or before the Expiration Date, the same shall be deemed abandoned and Landlord may have the same removed and any resulting damage repaired at Tenant’s expense, and Tenant shall repay Landlord’s Out-of-Pocket Costs for such removal, plus Landlord’s Fee. In such event, such Personal Property will automatically become the property of Landlord and may be retained by Landlord or disposed of by Landlord in its sole discretion, without any right of reimbursement therefor to Tenant or any claim of conversion. Any Improvements shall be the property of Tenant during the Term and, upon the expiration or earlier termination of this Lease, shall become the property of Landlord and, except as otherwise set forth in this Lease, shall be surrendered to Landlord at the end of the Term unless Landlord notifies Tenant in writing at the time of plan approval of Landlord’s election to require Tenant to remove any or all of any Specialty Alterations (hereinafter defined) set forth in the applicable plan (each, a “Designated Specialty Alteration”), in which event, such Designated Specialty Alterations shall be removed by Tenant on or prior to the Expiration Date or earlier termination of this Lease at Tenant’s sole cost and expense. “Specialty Alterations” means both (a) internal staircases (subject to the provisions of Exhibit C), any cooking kitchens that are not standard office installations customarily found in Comparable Buildings (but not any pantries, cafeterias or seating areas), vaults, structural reinforcements (provided that structural reinforcements below the slab shall not be deemed Specialty Alterations if same shall not impact future tenant installations or reduce the useable area of the leasable space below such reinforcements, in each case, except to a de minimis extent), dumbwaiters, conveyors and supplemental HVAC units; and (b) any Alteration that would, as a result of the unique nature of such items or the anticipated difficulty or expense required to remove such items, expose Landlord to additional removal and repair costs to remove such items. If Tenant does not remove any such Designated Specialty Alterations at the end of the Term following written demand therefor by Landlord to Tenant, in addition to its other remedies provided for in this Lease or otherwise under law, Landlord shall have the right to remove the same, and Tenant shall repay Landlord’s actual cost for such removal and for repairing any damage caused by such removal plus Landlord’s Fee within thirty (30) days after delivery of a reasonably detailed invoice therefor. The provisions of this Section 12(g) shall survive termination of this Lease. Notwithstanding anything in this Lease to the contrary, (i) Speciality Alterations shall exclude all Base Building Improvements and cabling and wiring installed by or on behalf of Tenant (the parties agreeing that Tenant shall not be required at any time during or upon the expiration of the Term to remove such cabling or wiring), and (ii) Tenant shall not be obligated to remove any Alterations that is not a Designated Speciality Alterations.

(h)     Landlord shall use commercially reasonable efforts to cooperate with Tenant (i) to obtain all permits and approvals for Alterations, at no cost to Landlord; (ii) to sign all applicable governmental applications as may be required to obtain such permits and approvals, at no cost to Landlord, and (iii) to obtain any third party consents and approvals, at no cost to Landlord, provided, that Landlord shall have no liability for any failure to secure the same.

13.     SIGNS; BUILDING DIRECTORY; BUILDING STANDARD SIGNAGE; ADVERTISING. Subject to the terms of Section 47 hereof, no sign, advertisement or notice shall be inscribed, painted, affixed or displayed by Tenant on any part of the outside or the inside of the Building or within the Premises if the same is visible from outside of the Premises, and if any such sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord may remove the same and Tenant shall be liable for Landlord’s Out-of-Pocket Costs incurred in connection therewith. Subject to Section 47, Landlord shall provide, as part of Tenant’s initial occupancy, a listing on the Building directory for Tenant (which may be electronic), along with any Permitted Users if so requested by Tenant, and in the elevator lobby of each floor of the Premises that is multi-tenanted and on the main suite entry door of the Premises, in such places, number, size, color and style as are reasonably determined by Landlord. Any additions or changes after the Commencement Date to the suite entry signage for Tenant shall be made by Landlord at Landlord’s reasonable discretion and at Tenant’s sole cost; provided that there shall be no charge to Tenant for changes to the Building directory. Directory listing and/or signs for approved assignees or approved subtenants shall be at Landlord’s sole discretion based on the availability of space, subject to Section 47. Tenant agrees that any reference to the Project in any Tenant advertising (electronic, print or on-site signage) shall refer to the Project as “Reston Station”.

14.     COMPLIANCE WITH LAWS; ADA.

(a)     Tenant shall, and shall cause its contractors, subcontractors, agents and suppliers to, comply with all present and future laws, ordinances, orders, rules and regulations (federal, municipal or promulgated by other agencies or bodies having any jurisdiction thereof) and with the Project Documents and all documents of record relating to the use, condition or occupancy of the Premises (“Legal Requirements”). Tenant shall indemnify Landlord from, against and with respect to all expense or liability that may be claimed against Landlord as a result of a violation of any of the covenants in this Section 14(a) by Tenant, or Tenant’s contractors, subcontractors, agents and suppliers. Tenant’s obligations to indemnify Landlord as aforesaid shall survive the expiration or earlier termination of this Lease.

(b)     Without limiting the generality of Section 14(a), Tenant shall comply with the applicable provisions of the ADA as amended from time to time and all regulations promulgated thereunder with respect to all portions of the Premises, the operation of Tenant’s business therein; provided, however, notwithstanding anything to the contrary in the Lease, Tenant shall not be obligated to construct, install and make any improvements which may be required from time to time by the ADA to any areas outside of the Premises or to any facilities or systems (or the portions thereof) that do not exclusively serve the Premises, unless such improvements are required due to Tenant’s (as opposed to other tenants in general) specific use of the Premises or due to Tenant’s Work or Alterations made by Tenant.

15.     LANDLORD’S ENTRY; LANDLORD’S RESERVATION. Due to Tenant’s contracts for with the United States Government, except in the case of an emergency (including a casualty affecting all or a portion of the Premises or Building) and except to provide the janitorial services, any access to the Premises (including, without limitation, any access to the Premises to inspect the same; to make repairs, alterations or additions thereto, as Landlord may be required or permitted to make pursuant to the terms of this Lease; exhibit the same to prospective purchasers, mortgagees or, during the last twelve (12) months of the Term, to prospective tenants, determine whether Tenant is complying with all of its obligations under this Lease or to supply services to be provided by Landlord to Tenant under this Lease) shall be arranged with no less than one (1) Business Days’ notice (which notice may be delivered by email to Tenant’s real estate facilities team) and accompanied by a Tenant escort. Landlord shall ensure that all Building employees and all employees of the janitorial contractor that will access the Premises shall have satisfactorily completed general background checks either by Landlord or Landlord’s applicable service contractor, provided, however, that Landlord is not required to provide Tenant with copies of any such background checks. Landlord further acknowledges that reasonable sign-in and other requirements from time to time may be imposed by Tenant consistent with its security needs and obligations, and Landlord will comply with Tenant’s reasonable requirements. Tenant shall take all commercially reasonable efforts to have someone present to permit Landlord or its employees, agents or contractors (collectively, “Landlord’s Agents”) entry and access to the Premises as contemplated under this Section 15. Subject to the foregoing, if Tenant or one of Tenant's agents shall not be personally present to open and permit entry into the Premises at any time when such entry is necessary or permitted under the Lease, Landlord and Landlord’s Agents may not enter Premises (except in the event of an emergency, including casualty of all or any portion of the Premises or Building). Notwithstanding anything set forth in this Lease to the contrary, Tenant shall not be entitled to any abatement or reduction of any sums due under this Lease by reason of Landlord’s failure to be able to access the Premises to perform Landlord’s obligations under this Lease arising out of Tenant’s failure to provide Landlord with reasonable access to the Premises to perform such obligations. Landlord shall not be liable to Tenant for damages by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant, provided, however that Landlord shall use commercially reasonable efforts to minimize any interference to Tenant’s ongoing business in connection with any entry by Landlord into the Premises pursuant to this Section 15.

16.     MORTGAGE; SUBORDINATION.

(a)     Superior Interests.

(i)     Subject to Section 16(a)(iii), this Lease is subordinate to any mortgage or deed of trust (each, a “Superior Mortgage”) and ground lease or underlying lease (each, a “Superior Lease”) which may now or hereafter encumber the Land and Building and to all renewals, modifications, consolidations, replacements and extensions thereof entered into in accordance with the terms of this Lease. The mortgagee under, or holder, trustee or beneficiary of, (as applicable) a Superior Mortgage is called a “Superior Mortgagee” and the lessor under a Superior Lease is called a “Superior Lessor”.

(ii)     As of the Effective Date, Landlord represents to Tenant that there are no Superior Mortgages or Superior Leases in effect which affect the Building and/or the Land, except for (I) the Ground Lease; and (II) that certain Credit Line Deed of Trust, Assignment of Rents and Leases and Security Agreement for the benefit of Bank of America, N.A. (“Existing Lender”) dated August 5, 2019 and recorded among the Land Records of Fairfax County, Virginia (the “Land Records”) in Deed Book 25845 at Page 0975.

(iii)     Notwithstanding anything to the contrary contained in this Section 16(a), with respect to any Superior Mortgage or Superior Lease hereafter encumbering the Land and/or Building, it shall be a condition precedent to Tenant’s subordination thereto that, as applicable, (A) the Superior Lessor deliver to Tenant an executed and acknowledged subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit H-1 (a subordination, non-disturbance and attornment agreement in such form, a “Superior Lessor SNDA”) and (B) the Superior Mortgagee deliver to Tenant an executed and acknowledged subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit H-2 or, if the Superior Mortgagee is an institutional lender, such form as is then customarily used by the Superior Mortgagee with such reasonable and customary modifications as Tenant may request and provided that such form does not increase Tenant’s obligations or reduce Tenant’s rights or decrease the Superior Mortgagee’s obligations or Landlord’s obligations in any material way different from the form attached hereto as Exhibit H-2 (a subordination, non-disturbance or attornment agreement in such form, a “Superior Mortgagee SNDA”, and together with a Superior Mortgagee SNDA, each, an “SNDA”). Landlord agrees, at no charge to Tenant, within fifteen (15) days after the Effective Date, to cause (i) Ground Lessor, to deliver to Tenant, an executed and acknowledged Superior Lessor SNDA, including the statements set forth in Section 10.09 of the Ground Lease, and (ii) Existing Lender, to deliver to Tenant, an executed and acknowledged Superior Mortgagee SNDA.

(b)     Ground Lease Requirements. Without modifying or mitigating the provisions set forth in this Lease, including those set forth in Section 16(a) above, the following shall apply for all purposes under this Lease:

(i)     Tenant hereby represents and warrants that no person or entity having an interest (directly or indirectly) in Tenant constituting or exceeding five percent (5%) or greater in the aggregate (x) has ever been convicted of a felony, (y) is a person or entity against whom a legal action or administrative proceeding is then-pending to enforce the rights of the County of Fairfax, Virginia (or any agency, department, public authority or any public benefit corporation thereof) arising out of a real property dispute or a property management dispute, or (z) is a person or entity with respect to whom any notice of substantial monetary default which remains uncured has been given by the County of Fairfax, Virginia (or any agency, department, public authority or any public benefit corporation thereof) in respect of real property or a property management agreement.

(ii)     Tenant shall use and occupy the Premises consistent with Legal Requirements.

(iii)    This Lease is subject and subordinate to all of the terms, covenants, agreements, provisions and conditions of the Ground Lease.

(iv)    Tenant shall not pay Base Rent under this Lease more than one (1) month in advance of its due date hereunder (excluding any security and other deposits required under this Lease).

(v)     If there is a termination of the Ground Lease, or if Ground Lessor shall exercise its rights to dispossess Landlord or to re-enter the Project or Premises, Tenant shall, at Ground Lessor’s election, attorn to Ground Lessor and Ground Lessor shall have all rights of Landlord under this Lease, including the right to collect any rent or other sums due or accruing to Landlord under this Lease, and to enforce those rights by court proceeding or otherwise.

(vi)    Tenant shall not mortgage or pledge its interest in this Lease.

(vii)   All indemnities and waivers of Tenant set forth in this Lease shall benefit Ground Lessor in addition to the listed beneficiaries set forth therein.

(viii)  All policies of insurance for which Tenant is required to list Landlord as an additional insured or loss payee shall also list the Ground Lessor as additional insured thereunder.

(ix)    The following uses are Prohibited Uses: (A) massage parlor (excluding massage services provided at day spas, salons or other similar reputable businesses), (B) a store for providing off-track betting or gambling (excluding lottery, lotto, Keno or similar type of gaming), (C) a store whose primary purpose is the sale of drug paraphernalia (e.g., a “head shop”), (D) a store whose primary purpose is the sale, rental or display of pornographic materials, (E) a store whose primary purpose is for the sale or display of firearms or other weapons, (F) a strip club, or (G) any illegal purpose or for any other use prohibited by the Project Documents as of the Effective Date.

17.     ESTOPPEL CERTIFICATE. At Landlord’s written request, within ten (10) Business Days after receipt (but in no event more than two (2) times in any twelve (12) month period), Tenant will execute and deliver to Landlord an estoppel certificate, which certificate may be relied upon by Landlord, mortgagee or any prospective purchaser or mortgagee of the Building or Land, certifying as to such facts (if true; and to Tenant’s knowledge, if applicable) as Landlord (or such other aforementioned party) may reasonably request (including reasonable notice provisions, term commencement, Tenant’s acceptance of the Premises, the absence of defaults and other factual matters concerning this Lease). If any requested statements are untrue, Tenant shall specify the reasons therefor in such certificate. Within ten (10) Business Days after written request from Tenant (but in no event more than two (2) times in any twelve (12) month period), Landlord shall execute, acknowledge and deliver to Tenant a similar written statement, understanding that the statement to be delivered by Landlord shall include any other factual matters as Tenant may reasonably request or require (including term commencement, the absence of defaults and other factual matters concerning this Lease). Any such statement delivered pursuant hereto may be relied upon by an assignee of Tenant.

18.     LIMITATION OF LIABILITY. Except for injury to person or property damage directly caused by the negligence or intentionally wrongful acts or omissions of Landlord or any Landlord Party, neither Landlord nor any Landlord Party, or except as set forth herein, shall be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members, guests or trespassers for loss or damage to any property or injury to or death of persons for any reason, including those arising from (i) the repairing or construction of any portion of the Building or Project, (ii) any interruption in the use of the Premises, (iii) accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators, escalators, or heating, cooling, electrical or plumbing equipment or apparatus, (iv) the termination of this Lease by reason of the destruction of the Premises or a taking or sale in lieu thereof by eminent domain, (v) any fire, robbery, theft, criminal act and/or any other casualty, (vi) any leakage in any part of the Premises or the rest of the Building or Project, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the rest of the Building or Project, or from drains, pipes or plumbing work in or about the Building, or (vii) any other cause whatsoever. Notwithstanding anything contained in this Lease to the contrary, except as expressly set forth in Section 9(g) and Section 55, in no event shall Landlord have any liability to Tenant on account of any claims for the interruption of or loss to Tenant’s business or for any indirect damages or consequential losses. All goods, property or personal effects stored or placed by Tenant in or about the Premises or Project shall be at the sole risk of Tenant. The agents and employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such agent or employee receives any such package or articles, such agent or employee shall be the agent of Tenant for such purposes and not of Landlord. No shareholder, member, manager, principal, trustee, partner, director, officer, employee, representative or agent of Landlord (a “Landlord Party”) shall be personally liable in respect of any covenant, condition or provision of this Lease. Notwithstanding any provision to the contrary herein, Tenant shall look solely to the estate and property of the then-existing Landlord in and to the Building and the Land (including any insurance proceeds, condemnation proceeds, operating accounts, rent receivables and sale proceeds relating to the Building) (collectively, “Landlord’s Estate”) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, shall be limited to such estate and property of Landlord in and to the Building. No other properties or assets of Landlord or any Landlord Party or any other person or entity other than Landlord’s Estate shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Tenant shall only be permitted to attach a lien against Landlord’s Estate following entry of non-appealable judgment in Tenant’s favor by a court of competent jurisdiction, and Landlord’s Estate shall be subject to the prior lien and claim of any Superior Mortgagee and Superior Lessee. The foregoing limitation of liability shall not apply to claims by Tenant resulting from (i) Landlord's misappropriation or misapplication of insurance or condemnation proceeds; or (ii) Landlord's fraud.

19.     LIEN FOR RENT. Notwithstanding anything to the contrary contained in this Lease, Landlord does hereby fully and forever waive and release any and all rights and interests (whether previously or now existing, or arising in the future) in and to any lien (whether possessory, statutory or otherwise, and including any rights of levy or distraint for rent), other than any judgment lien obtained by Landlord, on, against or with respect to any assets, trade fixtures, equipment or other property of Tenant and/or any other person or entity which may, from time to time, have any such assets, trade fixtures, equipment or other property located at the Building. Landlord agrees that it will, from time to time upon Tenant’s request and at Tenant’s sole cost and expense, execute and deliver to Tenant such documents and instruments as Tenant may reasonably request in order to confirm that Landlord has no lien or lien rights with respect to any such assets, trade fixtures, equipment or other property of Tenant (or of any such other person or entity described in the preceding sentence), other than under any judgment lien obtained by Landlord.

20.     SURRENDER; HOLDING OVER.

(a)     Upon the expiration or earlier termination of this Lease, Tenant shall (i) surrender possession of the Premises to Landlord broom clean and in the same condition as on the Commencement Date (subject to Tenant’s removal obligations set forth in this Lease), reasonable wear and tear, casualty, condemnation and the obligations of Landlord under this Lease, excepted and (ii) comply with all of Tenant’s covenants under this Lease respecting turnover of the Premises to Landlord.

(b)     In the event of holding over by Tenant after expiration or termination of this Lease, Tenant shall pay, as Base Rent one hundred fifty percent (150%) of the monthly amount of Base Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term (plus any Additional Rent); such amount shall be deemed earned by Landlord for the entire month and shall not be prorated for partial months. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding this Section 20(b) to the contrary, Tenant shall have the right to send written notice to Landlord (the “Holdover Notice”) not later than two hundred seventy (270) days prior to the expiration of the then-current Term that Tenant intends to hold over in the Premises beyond the expiration of the Term for a period not to exceed ninety (90) days, in which event during such ninety (90) day holdover period, Base Rent shall be one hundred percent (100%) of the monthly amount of Base Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term (plus any Additional Rent), rather than, for the first ninety (90) days of such holdover, the calculation of Base Rent set forth in this Section 20(b) hereinabove. In the event of any unauthorized holding over that continues in excess of ninety (90) days, and Landlord has delivered written notice to Tenant that Landlord has obtained a new tenant for all or any part of the Premises (a “New Tenant”), then Tenant shall indemnify and hold Landlord harmless from all claims for damages arising from such holding over, including all reasonable legal costs and fees and all claims by any other lessee to whom Landlord may have leased all or any part of the Premises covered hereby. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month on the terms agreed upon by Landlord and Tenant.

21.     CASUALTY.

(a)     In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice thereof to Landlord.

(b)     Except as otherwise provided herein, if the entire Premises is rendered untenantable (or a portion comprising more than fifty percent (50%) thereof is rendered untenantable and the remainder of the space cannot reasonably be productively used by Tenant for its business operations and Tenant does not use any portion of the Premises for the conduct of Tenant’s business operations) by reason of fire, casualty or other event, then the Base Rent, Tenant’s Share of Operating Costs and Tenant’s Share of Taxes shall abate for the period from the date of such damage to the date when Landlord has completed repairs to the Premises as specified below, and if the Premises shall be only partially destroyed by fire or other casualty so as to render the Premises untenantable in part for a period in excess of ten (10) days, the Base Rent, Tenant’s Share of Operating Costs and Tenant’s Share of Taxes shall abate for such period in the proportion which the area of the portion of the Premises so rendered untenantable bears to the total area of the Premises. Each of Landlord and Tenant agrees to commence and prosecute its respective repair work promptly and with all due diligence or, if required by the Project Documents, Landlord agrees to take whatever action is necessary to cause the Association to undertake such repairs. Notwithstanding the foregoing, in the event (A) such destruction results in the Premises being untenantable in whole or in substantial part for a period reasonably estimated by Landlord to be three hundred sixty (360) days or longer after commencement of construction of the Landlord’s Restoration Work set forth in subsection (d) below (due allowance being given for the time required for adjustment and settlement of insurance claims and for such other delays as may result from government restrictions or permitting), or compliance with the requirements under the Ground Lease, (B) of damage or destruction of the Building or Project from any cause for which the period to restore is reasonably estimated by Landlord to be one (1) year or longer after the casualty (whether or not the Premises is damaged or rendered untenantable), or of damage or destruction that affects fifty percent (50%) or more of the Building, (C) Landlord does not receive sufficient insurance proceeds to perform Landlord’s Restoration Work (whether due to disbursement of such proceeds to any mortgagee or otherwise), or (D) the Premises is substantially damaged by casualty during the last year of the Term, and Tenant has not previously exercised a valid right to renew the Term, then, in any of the foregoing instances, Landlord shall have the right to terminate this Lease and all Rent owed up to the time of such destruction or termination shall be paid by Tenant (it being understood that Tenant shall pay Rent on all tenantable space until termination of this Lease subject to the abatement above; provided that such tenantable space is of such size and configuration as to allow Tenant to continue its business therefrom and provided that such tenantable space shall be used or occupied by Tenant or any person claiming through or under Tenant for Tenant’s regular business operations). Landlord shall give Tenant written notice of its decisions, estimates or elections under this Section 21(b) within sixty (60) days after any such damage or destruction.

(c)     In the event of destruction to the Premises resulting in the Premises being untenantable in whole or in substantial part for a period reasonably estimated by Landlord to be three hundred sixty (360) days or longer after commencement of construction of Landlord’s Restoration Work set forth in subsection (d) below (due allowance being given for the time required for adjustment and settlement of insurance claims and for such other delays as may result from government restrictions, permitting or compliance with the requirements of the Ground Lease) and Landlord has not then terminated this Lease as provided in Section 21(b), then Tenant shall have the right, within thirty (30) days after Landlord delivers the written estimate to Tenant of time to restore, to terminate this Lease by written notice to Landlord and all Rent owed up to the time of such termination shall be paid by Tenant (it being understood that Tenant shall pay Rent on all tenantable space until termination of this Lease subject to any rent abatement as provided above; provided that such tenantable space is of such size and configuration as to allow Tenant to continue its business therefrom).

(d)     Landlord shall be obligated to restore or rebuild the Building only to the condition existing as of the Effective Date, prior to installation of the Tenant's Work (“Landlord’s Restoration Work”), and nothing herein shall be construed to obligate Landlord under any circumstances to repair or restore any other tenant finish work. Tenant shall be obligated to diligently proceed to perform the work necessary to restore and replace Tenant’s Work, any of Tenant’s Alterations and its Personal Property therein. At Landlord’s sole option, Landlord may repair and restore, on Tenant’s behalf, all (or any portion) of the Tenant's Work or Alterations in the Premises that Tenant is required to repair and restore pursuant to this Section, in which case, Tenant shall make all of its insurance proceeds available to Landlord for such use; provided, however, that in no event shall Landlord be required to spend more on any such repair or restoration than the amount of insurance proceeds Landlord actually receives from Tenant. Landlord may require Tenant to pay Landlord a reasonable fee to reimburse Landlord for overhead and administrative costs and expenses incurred in connection with any such repair or restoration undertaken or supervised by Landlord.

(e)     Intentionally omitted.

(f)     All goods, property or personal effects stored or placed by Tenant in or about the Premises or Project shall be at the sole risk of Tenant.

22.     CONDEMNATION.

(a)     Except in connection with a temporary taking, if all or substantially all of the Premises or Building shall be taken or condemned by any governmental, quasi-governmental, public or other authority for any public or quasi-public use or purpose (including sale under threat of such a taking), herein referred to as a “Taking,” then the Term shall cease and terminate as of the date of the Taking, and all Rent shall be abated as of such date. If the Taking is temporary, all Rent shall abate for the period of the Taking only, after which, the Lease shall continue in full force and effect, unmodified. Notwithstanding the foregoing, in the event of a Taking of so substantial a part of the Building that Landlord or Tenant conclude, in the exercise of their reasonable discretion, that it is impracticable to continue to operate the Premises or the Building, then Landlord or Tenant, at its option, shall have the right to terminate this Lease by giving the other party termination notice specifying a date not earlier than thirty (30) days after the date of such notice as of which this Lease will terminate.

(b)     All proceeds from any taking or condemnation of the Premises shall belong to and be paid to Landlord; provided, however, that nothing hereunder shall restrict the right of Tenant to claim separately for any award or compensation in respect of Tenant’s Work and/or Tenant’s Alterations, Improvements and/or Personal Property, and/or relocation expenses, such business damages and/or consequential damages as may be allowed by law to which Tenant may otherwise be entitled to receive and as may be allowed in the condemnation proceedings; provided that such award or compensation shall be made in addition to and not in reduction of the amount of the award made for the Land and the Building or the part thereof so taken and only so long as such a claim by Tenant does not result in the reduction of Landlord’s award.

(c)     If less than a substantial part of the Premises is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, the rent shall be equitably adjusted on the date when title vests in such governmental authority and this Lease shall otherwise continue in full force and effect. For purposes of this section, a “substantial part of the Premises” shall be considered to have been taken if ten percent (10%) or more of the Premises is condemned or acquired in lieu of condemnation. If ten percent (10%) or more of the Building or Project is condemned (whether or not the Premises shall have been condemned) or twenty-five percent (25%) or more of Tenant’s parking allocation is condemned or the Common Areas that provide access to the Premises is condemned (regardless whether any of the Premises is condemned), and such condemnation will materially, adversely affect Tenant’s use, occupancy or access to the Premises such that Tenant cannot reasonably use and/or access the Premises (and Tenant does, in fact, not use and/or access the Premises), then Tenant may terminate this Lease within sixty (60) days following the later of the effective date of the taking or the date on which Landlord notifies Tenant of the taking.

23.     ATTORNEYS’ FEES. If, as a result of any breach or default in the performance of any of the provisions of this Lease, litigation ensues, then the losing party in any such litigation shall reimburse the prevailing party (as specifically determined by the court presiding over such action) upon demand for any and all reasonable attorneys’ fees and expenses (excluding “in-house” legal fees) so incurred by the prevailing party after rendering of a final, non-appealable judgment, within thirty (30) days after delivery of a reasonably detailed invoice therefor.

24.     ASSIGNMENTS BY LANDLORD. Landlord or any successor-in-interest to Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building, Project and property referred to herein, and in such event and upon the transferee Landlord’s written assumption of transferor Landlord’s obligations thereafter accruing hereunder (any such transferee to have the benefit of, and be subject to, the provisions of Section 16), Landlord shall be released automatically from all liabilities and obligations thereafter accruing (but not existing obligations that continue post-transfer unless so provided for in the written assumption with such transferee) against transferor Landlord hereunder from and after the date of such assumption of transferor Landlord’s obligations. Upon request by transferor Landlord, Tenant agrees to execute a certificate certifying such covenant and facts as transferor Landlord may reasonably require in connection with any such assignment by transferor Landlord.

25.     DEFAULT BY TENANT. Landlord may treat the occurrence of any one or more of the following events as a breach of this Lease (each, an “Event of Default”): (a) Tenant fails to pay Base Rent, Tenant’s Share of Operating Cost or Tenant’s Share of Taxes, or any sums, charges, expenses and costs of any kind or nature identified in this Lease as additional rent, in full on the date such sums are due, and such failure to pay rent continues for a period of ten (10) calendar days after written notice addressed to Tenant has been delivered by Landlord to Tenant; (b) default shall be made in the performance of any of the other, non-monetary covenants or conditions which Tenant is required to observe and to perform, and such default shall continue for thirty (30) days after notice thereof (or such additional time as is reasonably necessary, provided Tenant commenced to cure such default within such thirty (30) day period and is diligently prosecuting such cure to completion, which additional time, however, shall in no event exceed one hundred twenty (120) days after Landlord’s default notice); (c) if a petition is filed by or against Tenant (the term “Tenant” shall include, for the purpose of this paragraph of Section 25, any guarantor of Tenant’s obligations hereunder): (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be a default unless Tenant fails to have the proceedings initiated by such petition dismissed within ninety (90) calendar days after the filing thereof, or if Tenant shall be liquidated or dissolved; (d) Tenant fails to make the deliveries required pursuant to Section 17 of this Lease within the ten (10) Business Day period required for such deliveries, and such failure continues for five (5) days following Landlord’s notice to Tenant thereof; (e) Tenant fails to maintain the insurance coverage required by Section 29 hereof and such failure continues for more than ten (10) Business Days following the date on which Tenant’s insurance coverage lapsed; (f) Tenant shall permanently vacate the Premises for a period in excess of three hundred sixty five (365) days (for reasons other than casualty, condemnation or remodeling as permitted in this Lease) during the Term or any renewals or extensions thereof with the intent not to return; or (g) there shall occur any breach of this Lease that expressly provides such breach constitutes an “Event of Default”.

26.     REMEDIES. If an Event of Default has occurred, Landlord shall have any one or more of the following rights and remedies, in addition to any other rights and remedies provided in this Lease or allowed at law or in equity, except as limited herein, without further notice or demand of any kind:

(a)     Upon fifteen (15) days prior written notice to Tenant (the “Landlord Cure Notice”) or immediately in the event of an emergency situation posing a risk to the safety of persons or having to potetial to result on damage to property (and “Emergency Situation”), Landlord may make any payment or perform any act required of Tenant but the making of such payment or the doing of such act by Landlord shall not estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. Tenant shall repay Landlord’s actual cost for such payment or act, plus Landlord’s Fee (measured against the cost to cure) within thirty (30) days of receipt of a bill with a reasonably detailed written statement of costs from Landlord. Except when Landlord’s payment or performance of an amount or action resulted from an Emergency Situation, in the event that Tenant delivers a written objection to Landlord’s payment or performance of such amount or action owed to a third party within fifteen (15) days after Tenant’s receipt of the Landlord Cure Notice and it is subsequently determined that such payment or action was not due from Tenant to such third party, Tenant shall have no obligation to Landlord for any amounts incurred in connection therewith and any amounts paid by Landlord to Tenant pursuant to this provision shall be promptly refunded by Landlord to Tenant. In furtherane of the foregoing, Tenant shall have no right to object to payment or performance made in connection with an Emergency Situation.

(b)     Landlord, with or without terminating this Lease or Tenant’s right of possession hereunder, may recover any damages including those contemplated under subsections (d)(i), (ii) and (iv) below which are capable of being calculated at that time or delinquent payments due hereunder, in separate actions, from time to time or in a single proceeding brought within three (3) years of the date on which such cause of action accrued. Tenant hereby waives all notices and rights of recovery in connection with Landlord’s recovery or retaking possession of the Premises and contents thereof, including any statutory right to a notice to quit or right of redemption.

(c)     Landlord, immediately or at any time after an Event of Default, may terminate this Lease and forthwith repossess the Premises without demand or notice of any kind to Tenant (including any notice to quit, which right to receive is hereby waived by Tenant), whereupon this Lease shall end and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided. Upon such termination by Landlord, Tenant shall immediately surrender possession of the Premises to Landlord and remove all of Tenant’s effects therefrom, and Landlord may reenter and repossess the Premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action. Neither Landlord nor its agents shall be liable by reason of any such reentry, repossession or removal. Tenant’s failure to vacate shall be treated as a holdover without consent under Section 20(b) of this Lease.

(d)     In the event of any such termination of this Lease, Landlord may recover damages. The amount of damages which Landlord may recover in the event of such termination shall include, in lieu of the damages recoverable under Section 26(e) below, the following:

(i)      The worth, at the time of the award, of the unpaid Rent that had been earned at the time of termination of this Lease;

(ii)     The worth, at the time of the award, of the amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of Rent that Tenant proves could have been reasonably avoided;

(iii)    The worth, at the time of the award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the fair market rental for the remainder of the Term; and

(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including actual and reasonable costs incurred by Landlord in recovering the Premises,

(v)     restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, the entirety of any tenant improvement allowance provided to a replacement tenant subsequently taking possession of the Premises and any brokerage commissions and reasonable attorneys’ fees incurred by Landlord in reletting the Premises.

“The worth, at the time of the award,” as referred to in clauses (i) and (ii) above, is to be computed by allowing interest at the Interest Rate. “The worth, at the time of the award,” as referred to in clause (iii) above, is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of Richmond at the time of the award, plus three percent (3%). For the purpose of determining the unpaid rent in the event of a termination of this Lease, the monthly rent reserved in this Lease shall be deemed to be the sum of Base Rent, and Additional Rent (specifically including Tenant’s Share of Operating Cost and Tenant’s Share of Taxes). Operating Cost and Taxes shall be calculated to include the monthly average of all such amounts payable to Landlord during the one-year period prior to Tenant’s default.

(e)     Landlord may terminate Tenant’s right of possession (with or without terminating this Lease) and may enter upon and take possession of the Premises by any lawful means without demand or notice of any kind to Tenant (including any notice to quit) and without terminating this Lease, and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, and all property therefrom, without being liable for prosecution or any claim for any damages or liability therefor. If Landlord so elects, Landlord may make such alterations and repairs as, in Landlord’s reasonable discretion, may be necessary to relet the Premises, and Landlord may (without any obligation on Landlord’s part to do so) relet the Premises or any part thereof, without notice to Tenant, for such rent and such use, and for such period of time and subject to such terms and conditions as Landlord, in its reasonable discretion, may deem advisable and receive the rent therefor. Tenant shall be responsible for all actual and reasonable costs of reletting, including costs to alter, decorate, and repair the Premises to prepare it for reletting, and legal fees and brokerage commissions incurred by Landlord in connection with leasing the Premises (or any portion thereof) to a substitute tenant, which amounts shall constitute Additional Rent hereunder. Upon each such reletting, all rent received by Landlord from such reletting shall be applied against amounts due from Tenant under this Lease, but in all events, such rent shall be Landlord’s sole property. Tenant agrees to pay Landlord, on demand, any deficiency that may arise by reason of such reletting. Tenant shall be liable for all damages sustained by Landlord, including without limitation deficiency in rent and all other actual and reasonable expenses (including, without limitation, leasing fees and reasonable attorney’s fees) of placing the Premises in first-class rentable condition. provided, however; that if the Premises are relet for a period that is longer than the then remaining balance of the Term, then with respect to such costs incurred in reletting the Premises, the costs for which Tenant shall be responsible shall be only a fraction thereof, the numerator of which is the number of months then remaining in the balance of the Term, and the denominator of which is the total number of months in the initial term of the replacement tenant’s lease; and provided further, that if the Premises is relet as part of a larger premises, then with respect to such costs incurred in reletting the Premises, the costs for which Tenant shall be responsible shall be only a fraction thereof, the numerator of which is the square feet of Net Rentable Area in the Premises, and the denominator of which is the total square feet of Net Rentable Area being leased pursuant to the terms of the replacement tenant’s lease. Landlord shall not be liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting provided Landlord uses commercially reasonable efforts to do so as set forth in Section 26(g). It is agreed that commencement and prosecution of any action by Landlord in unlawful detainer, ejectment or otherwise, or any judgment obtained in an action to recover possession of the Premises or other re-entry or removal shall not be construed as an election to terminate this Lease and shall not discharge Tenant from any of its obligations hereunder. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such prior default.

(f)     Landlord shall have the right, at its option, to take exclusive possession of Tenant’s Personal Property and any other property located in the Premises and to use such property without charge therefor, except for that property subject to any lien rights pursuant to liens permitted in this Lease or property otherwise properly removed prior to termination in accordance with the provisions of this Lease.

(g)    Landlord shall use its reasonable commercial efforts to mitigate its damages caused by any breach or default of the Lease by Tenant. In the event the Premises are vacated, Landlord shall use its reasonable and good faith efforts to relet the Premises for the remainder of the Lease term for the benefit of Tenant. Notwithstanding the foregoing, in connection with such mitigation efforts, Landlord shall not be required to (i) favor the Premises over other vacant space in the Building or the Project, (ii) accept an otherwise unacceptable tenant or occupant for the Premises, (iii) offer above market concessions or below market rent in order to lease the Premises, or (iv) accept a tenant whose use or operation in not in keeping with the first class nature of the Building and/or the Project. In no event shall Landlord exercise self help in recovering the Premises or shall Tenant be liable for indirect losses or consequential damages.

27.     NON-WAIVER. No provision of this Lease shall be deemed to have been waived by a party, unless such waiver be in writing signed by such party. No waiver by Landlord of any breach by Tenant of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements, and conditions herein contained. No waiver by Tenant of any breach by Landlord of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements, and conditions herein contained.

28.     DEFAULT BY LANDLORD. In the event of any default by Landlord under the terms of this Lease or a failure by Landlord to cause the Association to perform as required by Section 10(d), Tenant will give Landlord and any mortgagee (the existence of which Tenant has received) notice, specifying such default with particularity, and Landlord and/or such mortgagee shall have thirty (30) days after receipt of such notice in which to cure any such default, or such shorter period in the event of an emergency; provided, however, that if such default cannot, by its nature, be cured within such 30-day period, Landlord shall not be deemed in default if Landlord and/or mortgagee shall within such 30-day period commence to cure such default and shall diligently prosecute the same to completion (not to exceed ninety days), provided that Landlord commences to cure the default within the 30-day period and proceeds diligently thereafter to effectuate such cure; provided, however, in the event that such obligation herein is the responsibility of the Association pursuant to the Project Documents, then Landlord shall have one hundred twenty (120) days to cause the Association to perform such obligation, as set forth in Section 10(d), including filing suit or injunctive relief at Landlord’s sole cost and expense as set forth in Section 10(d). Unless and until Landlord and/or any mortgagee fails so to cure any default after notice, Tenant shall have no remedy or cause of action by reason thereof. If Tenant declares an event of default by Landlord following the expiration of the applicable cure period provided hereunder and Tenant leases five (5) or more floors of the Building, Tenant may, fifteen (15) days after delivery of a second (2nd) written notice to Landlord clearly stating in capital letters that Landlord’s failure to act shall result in the exercise of Tenant’s self-help rights, cure the default on Landlord’s behalf; provided that Tenant’s exercise of self-help shall be limited to performing any repair work to existing improvements or equipment to correct any operational issues (e.g., material interruption in utilities or services provided by Landlord) affecting the Premises and further provided that if such cure is reasonably estimated to cost, in the aggregate, more than One Hundred Thousand Dollars ($100,000) to undertake and complete, then, prior to undertaking any such work and except in the event of an Exigent Circumstance (hereinafter defined), Tenant shall obtain a declaratory judgment or other court order from a court of competent jurisdiction that such cure is the obligation of Landlord under this Lease and that such cure is necessary or advisable under the circumstances. Tenant will only access areas outside the Premises (e.g., other areas of the Building or the Common Areas) if necessary to access the affected systems or components causing the operational issue and Tenant shall not disturb other tenants of the Building, if any, in connection with accessing affected systems or components outside of the Premises. For the purposes of this Section 28, an “Exigent Circumstance” shall be defined as actively occurring criminal activity or other police activity requiring an immediate response, or an emergency situation posing an imminent threat of physical harm to persons or destruction of or material damage to property. If Tenant cures all or any portion of such failure, Tenant may deliver an invoice to Landlord for the reasonable, actual out-of-pocket costs and expenses incurred by Tenant in curing such failure, and Landlord shall pay to Tenant the amount of such invoice (the "Self Help Invoice") within thirty (30) days after Tenant’s delivery thereof, and the amount of such invoice, when paid by Landlord, shall be included within Operating Costs to the extent such costs and expenses may be included in Operating Costs pursuant to the terms of the Lease. In the event Tenant seeks to cure or remedy any Landlord failure which gives rise to Tenant’s remedies set forth in this Section 28, Tenant shall (i) proceed in accordance with the terms of the Lease and all applicable laws; (ii) use only such contractors, suppliers, etc. as are duly licensed in the Commonwealth of Virginia and insured to effect such repairs and who perform such repairs in Comparable Buildings in the normal course of their business; provided, however, that any work undertaken by Tenant pursuant to the terms of this Section 28 that affects the Base Building Structure or the Base Building Systems shall be undertaken by Landlord's base Building contractor or a contractor as approved by Landlord acting reasonably for the applicable trade and Tenant shall not void any warranties applicable to any part of the Base Building Structure or the Base Building Systems; (iii) upon commencing such repairs, complete the same within a commercially reasonable period of time given the scope of such repairs, (iv) effect such repairs in a good and workmanlike manner; (v) use new or like-new materials; (vi) make commercially reasonable and diligent efforts to minimize any material interference or impact on the other tenants and occupants of the Building; (vii) provide reasonable prior notice to Landlord prior to commencing any repair or other work that affects the Base Building Structure or the Base Building Systems, or require work outside the Premises, so as to reasonably coordinate such work with Landlord’s property management; and (viii) deliver to Landlord promptly following the completion of such work (and in any event prior to Landlord’s obligation to pay any Self-Help Invoice accruing) unconditional lien releases from all contractors and materialmen providing services or supplies in connection with such work and such other supporting documentation as may be requested by Landlord. Notwithstanding the foregoing, in the event Landlord fails to pay to Tenant any Self Help Invoice to which Tenant is entitled pursuant to this Section 28, Tenant may deduct the amount from the next monthly installment or installments of Base Rent due under the Lease until the entire amount is so applied or is otherwise paid by Landlord, but in no event shall more than fifty percent (50%) of any monthly installment of Base Rent be subject to such application; provided, however, that Tenant shall not have the right to deduct the amount from any Rent that becomes payable to the holder of any mortgage (or any other party claiming through such holder such as a purchaser at a foreclosure sale or transferee of a deed in lieu of foreclosure) from and after the date such holder or purchaser becomes Landlord under the Lease unless such holder has otherwise agreed to same or as set forth in the SNDA.

29.     INSURANCE.

(a)     Landlord shall keep the Building, insured against damage and destruction by perils in the amount of the full replacement value of the Building with commercially and reasonably available insurance coverage, as the value may exist from time to time with commercially reasonable deductibles that would be customarily maintained by prudent owners of Comparable Buildings, provided that in no event shall such deductibles exceed Fifty Thousand Dollars ($50,000) per policy. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building. Landlord shall keep its personal property and trade fixtures insured with "all risks" insurance in an amount to cover one hundred percent (100%) of the replacement cost of the property and fixtures (excluding all Improvements within the Premises, which Tenant will insure for their full replacement cost). Landlord shall maintain commercial general liability insurance, including public liability and property damage, with a minimum per occurrence limit of liability of three million dollars ($1,000,000.00) for bodily injury or death of any person occurring in or about the Building and two million dollars ($2,000,000.00) in the annual aggregate. Landlord will also provide thirty five million dollars ($35,000,000) in excess liability insurance. Landlord shall provide rent loss insurance of a type and in the amount customarily maintained by prudent owners of Comparable Buildings. The aforesaid insurance shall be issued in the name of Landlord. Landlord and Tenant each hereby expressly waives all rights of recovery which it might otherwise have against the other and its agents, affiliates and employees, for loss or damage to person, property or business to the extent that such loss or damage would be covered by fire and extended coverage insurance policies which Landlord or Tenant (as such waiving party) is required hereby to carry, notwithstanding that such loss or damage may result from the negligence of the other or its agents, affiliates and employees (“so called ‘co-insureds’ negligence waiver endorsement”). Landlord may maintain other insurance as Landlord determines in its commercially judgment is reasonably necessary, provided same is typically carried by the owners of Comparable Buildings, the costs of which shall be included in Operating Cost. Insurance shall be maintained with an insurance company authorized to insure properties in the Commonwealth of Virginia.

(b)     Tenant shall carry Causes of Loss - Special Form (i.e., “all risk”) or its equivalent, property damage insurance, including insurance for fire, water, sprinkler, extended coverage, windstorm, vandalism, malicious mischief, flood, earthquake, and other casualty for the full replacement cost (including an agreed amount endorsement) of (i) all furniture, fixtures and equipment, or any personal or other removable property in the Premises, whether or not owned by Tenant, and (ii) all Tenant’s Work and any other improvements now in or hereinafter installed in the Premises. Additionally, Tenant shall carry business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, and all Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months; All property insurance shall name Landlord and any other party designated by Landlord in writing by notice to Tenant, including the Ground Lessor, any other mortgagee, Landlord’s affiliates, lenders and agents, as their interests may appear, as loss payees. In the event Tenant provides any insurance in this Section (or Section 29(c), below) in the form of a blanket policy, Tenant shall furnish Landlord with satisfactory proof that such blanket policy complies in all respects with the provisions of this Lease and that the coverage thereunder is at least equal to the coverage which would be provided under a separate policy covering only the Premises.

(c)     Tenant shall maintain commercial general liability insurance (including bodily injury and contractual liability coverage) written on an occurrence basis with the premiums thereon fully paid in advance, issued by and binding upon an insurance compan(ies) with an A.M. Best rating no less than A- VII (or equivalent rating from another ratings agency), such insurance to afford minimum protection of not less than $2,000,000.00 combined single limit, with a $4,000,000.00 annual aggregate, for bodily injury and property damage. This policy shall contain a contractual liability endorsement. In addition, Tenant will carry the following coverages throughout the Term: a policy of worker’s compensation insurance as required by applicable statutory law and employer’s liability insurance with limits of no less than $1,000,000.00 per accident, $1,000,000.00 disease-policy limit and $1,000,000.00 disease - per employee; a policy of business automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than $1,000,000.00; and umbrella insurance coverage over all risks set forth in Sections 29(b) and (c) of not less than $10,000,000.00. (All such insurance shall include Landlord and any other party reasonably designated by Landlord, including the Ground Lessor, any other mortgagee, Landlord’s affiliates, lenders, and agents, as additional insureds thereunder). The limits of insurance required herein may be satisfied by a combination of primary and umbrella and/or excess insurance policies.

(d)     All insurance policies required to be carried by Tenant under this Lease (including this Section 29) shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry. In addition, all insurance policies carried by Tenant shall be issued by a company or companies licensed to do business in the jurisdiction in which the Project is located and rated not lower than “Class A-VII”, as rated in the most recent edition of the A. M. Best Company, Inc.’s Key Rating Guide for insurance companies or equivalent rating agency. Certificates of insurance (using an ACORD Form 28 or its then-current replacement form) and copies of all endorsements evidencing the effectiveness of the insurance coverage Tenant is required hereunder to maintain shall be delivered to Landlord at least annually by Tenant, and within fifteen (15) days after request by Landlord, and all insurance policies and the Certificate of Insurance shall indicate, that should the policy be cancelled before the expiration date thereof written notice of said cancellation will be delivered in accordance with the policy provisions, which shall not be less than thirty (30) days’ notice of cancellation except for non-payment of premium which shall not be less than ten (10) days’ notice of cancellation. Tenant shall be required to maintain the insurance required hereunder no later than the date that Tenant or any agent, employee or contractor of Tenant first has access to the Premises or the Building, unless an earlier date is otherwise provided herein. Any deductible/self-insured retention in excess of $10,000.00 per occurrence requires Landlord’s written consent. Tenant shall cause all contractors providing services to the Premises to carry insurance as set forth in the Alterations Rules and Regulations attached hereto as Exhibit M, which insurance shall include Landlord, and any other party reasonably designated by Landlord in a written notice to Tenant, including Landlord’s affiliates, lenders and agents, as their interests may appear, as additional insureds.

30.     WAIVER OF CLAIMS AND SUBROGATION. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause-of-action, against the other, its agents (including partners, both general and limited), officers, directors or representatives, for any loss or damage that may occur to the Premises, or any Improvements therein, or the Building of which the Premises are a part, or any Improvements therein, or any personal property of such party therein, by reason of fire, the elements or any other cause which are, or are required by this Lease to be, insured against under a policy(ies) containing a waiver of subrogation or permission to release liability, including the amount of any insurance deductible, notwithstanding the negligence of Landlord or any Landlord Party or Tenant or any Tenant Party (as applicable). If either party fails to carry the insurance or its insurance carrier denies coverage or becomes insolvent, the release and waiver set forth hereinabove shall nonetheless remain in full force and effect if the damage is of the type that would be covered by typical insurance covered by landlords and tenants of Comparable Buildings. Each of Landlord and Tenant shall have the policies required under this Lease endorsed with a waiver of subrogation clause whereby the insurance provider’s right of subrogation is waived with respect to the other party hereto, or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party.

31.     HOLD HARMLESS; INDEMNITY. Except to the extent arising from the negligence or willful misconduct of Landlord, or any Landlord Parties, Landlord shall not be liable to Tenant, or to Tenant’s agents, servants, employees, contractors, customers or invitees for death or injury to persons or damage to or loss of property from any cause whatsoever including, without limitation, by reason of theft, fire, act of God, public enemy, terrorism, injunction, riot, strike, insurrection, war, court order requisition or order of governmental body, or authority, or for any other causes beyond Landlord’s control. Subject to Section 30 above, and except to the extent caused by the negligence or willful misconduct of Landlord, or any Indemnified Party, Tenant shall, and does hereby, indemnify, hold harmless and defend Landlord, its partners, members, managers, property manager, mortgagees, Ground Lessor, invitees (while within the Premises) and their officers, directors, agents and employees (collectively, the “Indemnified Parties”), from and against any loss, damage, liability, cost or expense (including reasonable attorneys’ fees and all court costs) incurred by the Indemnified Parties and occasioned by or in any way related to or connected with (i) the making or removal of any Improvements or the use or occupancy of the Premises, the Building, or the Project by Tenant, its agents, employees, and invitees (but only while within the Premises), (ii) the negligence or willful misconduct of Tenant, its agents, employees, and invitees (but only while within the Premises), and (iii) injury or death to individuals or damage to property sustained in or about the Premises, provided, however, that in no event shall Tenant have any liability to Landlord for claims for which Landlord is required to be insured under this Lease. Landlord shall promptly notify Tenant in writing of any Landlord claim suffered or incurred by Landlord that is covered by Tenant’s indemnity set forth in this Section 31, and Tenant shall have exclusive control over Landlord’s defense; provided that Tenant shall retain counsel therefor that has been approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), and Tenant shall not settle or compromise any Landlord claim where the terms of such settlement or compromise may have an adverse effect upon Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to Section 29 and Section 30, and except as may be caused by the negligence or willful misconduct of Tenant or its agents and employees, Landlord shall, and does hereby, indemnify, hold harmless and defend Tenant, and its respective agents and employees, from and against any and all claims, actions, damages, liabilities and expense in connection with loss of life, personal injury and/or damage to property arising from our out of any occurrence in, upon or at the Common Areas of the Building not occasioned by the acts or failures to act of Tenant, or Tenant’s employees or agents.

32.      RESERVED.

33.      SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

34.     NOTICES. All notices, demands, consents and approvals (each, a “Notice”) which may or are required to be given by either party to the other hereunder shall be in writing and delivered by (i) personal delivery, (ii) the United States mail, certified or registered, postage prepaid; or (iii) nationally recognized overnight courier, in each case, addressed to the party to be notified at the notices address for such party set forth in the Basic Lease Information, or to such other place as the party to be notified may from time to time designate by at least five (5) Business Days’ notice to the notifying party. Each Notice shall be deemed to have been given, delivered or received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

35.     SUCCESSORS. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and, to the extent assignment is permitted under this Lease or otherwise consented to (or deemed consented to) by Landlord, Tenant’s assigns.

36.     ENTIRETY. This instrument and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous promises, inducements, representations or agreements, oral or otherwise, between the parties hereto not embodied herein shall be binding or have any force or effect. Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Premises or the Project, or otherwise, unless the same is specifically set forth in this Lease. Landlord and Tenant each acknowledge that they have been represented by counsel in the negotiation of this Lease. In the event of any ambiguity in the terms and conditions of this Lease, the doctrine of contra proferentem shall not be applicable, and there shall be no assumption that this Lease is to be construed more or less strongly against either party.

37.     BROKERS. Landlord agrees to pay the Brokers identified in the Basic Lease Information the brokerage commission payable in connection with this Lease pursuant to the terms of separate agreements between Landlord and Brokers. Landlord and Tenant each hereby warrant and represent that it has not dealt with any brokers or intermediaries entitled to any compensation in connection with this Lease or Tenant’s occupancy of space in the Project other than Brokers. Each party hereby agrees to hold the other party, its partners and representatives harmless from any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from any claim for any commissions or other fees by any broker or agent acting or purporting to have acted on behalf of such party other than Brokers.

38.     FITNESS CENTER. Landlord and Tenant agree that, within the Premises on floor P-2.5 of the Building, as part of Landlord’s Work, and subject to the schedule and deadlines relating to the substantial completion of Landlord’s Work, Landlord will construct a fitness center (the “Fitness Center”) for the exclusive use of the office tenants in the Building, subject to the following terms and conditions: (i) the Fitness Center will be on floor P-2.5 of the Building at a location determined by Landlord, which location will be within the “Building Amenity Area” identified on Exhibit T, attached hereto; (ii) the Fitness Center’s size will be reasonably determined by Landlord, and, once determined, any portion of the “Building Amenity Area” identified on Exhibit T, attached hereto, that does not constitute the Fitness Center (and its associated restroom, locker room and shower facilities) and common corridors from the Fitness Center to the main elevator lobby on floor P-2.5 shall be incorporated into the Premises under this Lease (and the Net Rentable Area of the Premises, the Base Rent, the Tenant Improvement Allowance, Tenant’s Share and other provisions of this Lease based on the Net Rentable Area of the Premises shall be revised by means of an amendment to this Lease prepared by Landlord); (iii) Tenant shall not be entitled to the portion of the Tenant Improvement Allowance allocated to the Fitness Center (i.e., the amount of the Tenant Improvement Allowance set forth in the Basic Lease Information of this Lease will be reduced by an amount equal to One Hundred Ten and 00/100 Dollars per square foot multiplied by the Net Rentable Area of the Fitness Center), and such amount shall be retained by Landlord and shall not be available for disbursement to Tenant pursuant to the Work Agreement; (iv) the Fitness Center will be constructed, improved, fixtured and equipped as a first-class fitness center using equipment, materials and finishes selected by Landlord, which are typically found in Comparable Buildings and consistent with the buildout of the fitness center constructed by an affiliate of Landlord at OB1 within the Project (including but not limited to similar fitness equipment and similarly improved and equipped male and female showers and locker rooms); (v) Landlord shall be responsible for all costs and expenses to design, permit, construct, improve and fully equip the Fitness Center, with such costs not being deducted from the Tenant Improvement Allowance (other than as set forth in subsection (iii) hereinabove); (vi) Landlord shall maintain and repair, and replace equipment and improvements as needed, the Fitness Center to a standard found in Comparable Buildings with Tenant having access 24 hours a day every day of the year, provided that the costs to maintain and repair the Fitness Center shall be included as Operating Costs (but subject to the exclusions thereto set forth in this Lease), and further provided that Tenant shall reimburse Landlord within thirty (30) days following Landlord’s invoice therefor for the full cost of any repairs (whether made to the physical condition of the Fitness Center or with respect to any equipment located therein) necessitated due to the acts or omissions of Tenant, or Tenant’s employees, guests and/or invitees; (vii) Tenant shall have no obligation to remove the Fitness Center upon the Expiration Date of the Term; and (viii) upon reasonable prior written notice to Landlord, Tenant shall have the right to request that Landlord obtain the services of a third-party operator for the Fitness Center, and Landlord shall consider such request based on the then-standard practice of owners of Comparable Buildings with respect to unsupervised fitness centers offered as a building amenity.

39.     PARKING.

(a)     Provided that no continuing Event of Default exists under this Lease that has not been cured, Tenant, its employees, licensees and visitors, shall have the right to the number of parking space contracts set forth in the Basic Lease Information on an unreserved basis and in accordance with the reasonable rules and regulations promulgated by Landlord or the Association from time to time for use of the Office Parking Facilities on the terms and conditions as established by the Association from time to time. The parking contracts will be at the prevailing rate charged from time to time. The monthly parking cost per unreserved space is Seventy-Five Dollars and 00/100 ($75.00), which shall be subject to market increases. The Office Parking Facilities comprise portions of the parking garage below the Building and portions of the existing and to-be–built garages elsewhere at the Project. The parking spaces subject to Tenant’s parking spaces contracts may be located below the Building or elsewhere in the Project. Parking spaces shall be available on a first-come, first-served basis subject, however, to the rights of any other tenant of the Building to park automobiles in reserved parking spaces as provided in its lease. Landlord reserves the right, at any time or from time to time during the Term, to establish reserved parking spaces for the tenants in the Building and, in such event, Tenant shall utilize only those spaces assigned to Tenant. Landlord reserves the right, at any time or from time to time during the Term, to limit access to parking, by use of mechanical or electric devices or otherwise, to tenants of the Building and their employees and invitees only. Neither Tenant nor any of its employees shall use any of the Office Parking Facilities for storage of vehicles (or any other item such as boats or trailers) or park its or their automobiles in any portion of the Building parking areas reserved for visitor or handicapped parking (except pursuant to a valid permit) or for parking of automobiles belonging to other tenants of the Building. Landlord reserves the right to relocate any or all reserved spaces from time to time, upon ten (10) Business Days’ prior written notice or on no notice in the event of casualty, condemnation, or Force Majeure. Landlord further reserves the right to make such changes to the parking system as Landlord may deem necessary or reasonable from time to time; i.e., Landlord may provide for one or a combination of parking systems, including, without limitation, self-parking, single or double stall parking spaces, and valet assisted parking. Landlord may require execution of an agreement with respect to the use of such Office Parking Facilities by Tenant and/or its officers and employees in form reasonably satisfactory to Landlord and Tenant as a condition of any such use.

(b)     If Tenant fails to elect to purchase the full number of monthly parking space contracts to which it is entitled as set forth in the Basic Lease Information on or before January 1st and July 1st of each calendar year (each, a “Biannual Period”), then Tenant’s right to purchase the remaining contracts for such Biannual Period shall be subject to the provisions of this subsection (b) and Landlord shall be free to lease such remaining contracts for the balance of such Biannual Period to third-parties. If Tenant returns any parking contracts during any calendar year or fails to pay all sums due with respect to any parking contract as and when due, then Tenant’s right to use such contracts for the balance of such calendar year shall be subject to the provisions of this subsection (b) and Landlord shall be free to lease such contracts for the balance of such calendar year to third-parties. Notwithstanding the foregoing, if at any time during any calendar year Tenant is not purchasing the full number of monthly parking space contracts to which it is entitled as set forth in the Basic Lease Information, then upon sixty (60) days’ notice from Tenant, Landlord shall terminate any third-party lease agreement to which such parking space contract is subject and provide Tenant with such additional requested parking space contracts, the total number of Tenant’s parking space contracts not to exceed, in any event, the number of parking space contracts set forth in the Basic Lease Information. All monthly parking space contracts obtained by Tenant are non-transferable other than to permitted subtenants and assignees hereunder. Use of the Office Parking Facilities by Tenant, its employees, and business invitees is subject to the reasonable rules and regulations of the Association and/or its parking management company as may be promulgated or amended from time to time. Tenant shall have access to the Building and Office Parking Facilities 24 hours per day, 365 days per year. Landlord shall have no liability to Tenant in the event of a temporary limited access to parking spaces due to striping, resurfacing or other maintenance or development of the Project.

(c)     Tenant shall comply with all present or future legally-mandated programs to manage parking, transportation or traffic in and around the Building imposed by any governmental or quasi-governmental agencies or transportation management authority, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees, clients and occupants located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or Project-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees. In furtherance of the foregoing, the Building participates in a transportation demand management plan (as the same may be amended from time to time in coordination with the Fairfax County Department of Transportation, the “TDM Plan”) to encourage the use of transit, high-occupant vehicle commuting modes, walking, biking and teleworking in order to reduce automobile trips generated by the Project. Tenant shall participate in the TDM Plan with respect to Tenant’s employees, and shall use commercially reasonable efforts to encourage its clients to participate in the TDM Plan, including by complying, as applicable, with those provisions of the TDM Plan set forth on Exhibit M; provided, however, that Tenant’s clients shall not be treated as Tenant’s employees for purposes of complying with the TDM Plan.

(d)     From and after the Commencement Date, Tenant shall have exclusive use of the entire eighth (8th) floor of the 1902 Office Garage or, in the event Tenant is leasing all of the office space within the Building, the entire seventh (7th) and eighth (8th) floors of the 1902 Office Garage (either of which, as applicable, the “Reserved Spaces”). The monthly cost of the Reserved Spaces shall be equal to the then-current monthly cost of unreserved spaces mutlipled by the number of parking spaces striped by Landlord within the area of the Reserved Spaces. Tenant, at Tenant’s sole cost and expense (including the costs of any required conduits or wiring to operate the secuity arms or gates), shall be permitted to install an arm or acess control gate that controls access to the Reserved Spaces, subject to Landlord’s advance written approval as to the design, style, installation method and functionality of such arm. Subject to Tenant obtaining Landlord’s advance written approval, Tenant shall be permitted to staff the Reserved Spaces to enable valet parking and/or the stacking of vehicles (at no additional charge to Tenant); provided that (i) Tenant shall comply with all laws with respect to such operations within the Reserved Spaces; (ii) Tenant shall obtain and maintain any supplemental insurance customarily obtained by tenants conducting such operations within reserved parking areas; (iii) Tenant shall obtain and maintain any applicable governmental authorizations, licenses and/or permits; and (iv) Landlord shall neither incur nor suffer any cost, expense, liability or recourse in connection therewith. The Reserved Spaces may be identified at Tenant’s sole cost and expense using first-class, prefabricated signage or professionally installed pavement marking with the size, materials and color thereof being subject to Landlord's prior approval. All such identification shall be maintained in first class condition by Tenant, at Tenant’s sole cost and expense. Upon the expiration or earlier termination of this Lease, or earlier surrender of the Reserved Spaces located on the the seventh (7th) floor of the 1902 Office Garage, or at such time as Tenant is not leasing all of the office space in the Building, Tenant shall cause any arm or access control devices and parking space identification to be removed from the seventh (7th) floor of the 1902 Office Garage and Tenant shall restore the the seventh (7th) floor of the 1902 Office Garage to the condition existing prior to the installation of any such improvements, all at Tenant’s sole cost and expense. Furthermore, upon the expiration or earlier termination of this Lease, or earlier surrender of the Reserved Spaces located on the eighth (8th) floor of the 1902 Office Garage, or at such time as Tenant is not leasing at least 100,000 rentable square feet of space in the Building, Tenant shall cause any arm or access control devices and parking space identification to be removed and Tenant shall restore the the eighth (8th) floor of the 1902 Office Garage to the condition existing prior to the installation of any such improvements, all at Tenant’s sole cost and expense.

(e)     As a part of Tenant’s Allocated Parking, Tenant may designate certain parking spaces as guest parking spaces with “ICF” signage identifying them as Tenant’s reserved guest spaces (“Tenant’s Guest Spaces”) at a mutually agreeable location within the 1902 Office Garage.

(f)     Provided there is no Event of Default of Tenant hereunder resulting in a termination of Tenant’s right of possession of the Premises, Landlord shall abate one hundred percent (100%) of the cost of Tenant’s Allocated Parking (including the Reserved Spaces and Tenant’s Guest Spaces) for the first twenty-six (26) calendar months following the Commencement Date.

40.     QUIET ENJOYMENT. So long as no Event of Default exists, Tenant shall quietly enjoy the Premises without disturbance by any person lawfully claiming by, through, or under Landlord, subject, however, to the provisions of this Lease.

41.     FINANCIAL STATEMENTS. Tenant shall furnish Landlord with current financial statements within thirty (30) days after the end of each calendar quarter, certified as accurate and complete by an officer of Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s then current financial condition, or, if Tenant is a single-purpose or special-purpose entity, the consolidated financial condition of all persons or entities under Common Control (as hereinafter defined) with Tenant, in such form and detail as Landlord may reasonably request. For purposes hereof, “Common Control” shall mean all persons or entities that directly or indirectly Control, or are Controlled by, or are under common Control with Tenant. Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant shall have no obligation to deliver financial statements to Landlord if either Tenant or Tenant’s parent into which Tenant’s financial statements are consolidated is a publicly traded company and the financial statements of Tenant or Tenant’s parent are publicly available for review.

42.     HAZARDOUS MATERIALS.

(a)     Tenant, its agents and employees, shall not violate or cause to be violated any federal, state or local law, ordinance or regulation relating to the environmental conditions on, under or about the Premises or the Building, or the Land, including soil and ground water conditions. Tenant, its agents and employees shall not cause or permit the introduction, use, generation, storage, acceptance or disposal of on, under or about the Premises, the Building, or the Land or transport to or from the Premises, the Building, or the Land any hazardous wastes, toxic substances or related materials. “Hazardous Materials” shall mean any petroleum product, asbestos product or asbestos containing material, or any other material, substance or waste that is now, or hereafter recognized as being hazardous or dangerous to health or the environment by any federal, state or local agency having jurisdiction over the Building. “Hazardous Materials” shall include, but not be limited to, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9061 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; and Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. and any other substances considered hazardous, toxic or the equivalent pursuant to any other applicable Legal Requirements (collectively, the “Environmental Laws”). “Hazardous Materials” shall not include any cleaning or other supplies in such amounts as are customary for office purposes and used and stored in compliance with Legal Requirements.

(b)     Tenant shall clean up and remove or cause to be cleaned up and removed from, under or about the Premises, the Building or the Land any Hazardous Materials that Tenant or its agents or employees have or have caused to be introduced, at Tenant’s sole cost and expense.

(c)     Tenant shall and does hereby indemnify, defend and hold Landlord, any Superior Mortgagee, Ground Lessor, and its and their successors and assigns harmless from and against any losses (including reasonable attorneys’ fees and court costs incurred in connection therewith) which Landlord, any Superior Mortgagee, Ground Lessor, or its or their successors and assigns actually incur by reason of Tenant’s failure to comply with the requirements of this Section 42 hereof.

(d)     To the best of Landlord’s actual knowledge based on that certain Phase I Environmental Site Assessment dated June 18, 2019 prepared by Comstock Environmental Services, LLC (collectively, the “Environmental Reports”), there are no Hazardous Materials present within the Building in quantities that are prohibited by applicable Environmental Laws. Landlord shall indemnify and save harmless Tenant from any and all liability, damage, expense, cause of action, suits, claims, judgments and cost of defense arising from (i) the representation contained in the immediately preceding sentence being untrue or (ii) any use or discharge (or both) of Hazardous Materials by Landlord in violation of any Environmental Law prior to or during the Term, including any costs of all necessary clean-up activities occasioned by Landlord’s actions. If Landlord becomes aware that any Hazardous Materials are present in the Building or on the Common Areas in violation of applicable Environmental Laws, then Landlord shall promptly remove such Hazardous Materials and/or remediate any contamination resulting therefrom to bring the Building and the Common Areas into compliance with Environmental Laws, the costs of which shall be excluded from Operating Costs.

(e)     This Section 42 shall survive the expiration or earlier termination of this Lease.

43.     ROOFTOP COMMUNICATIONS EQUIPMENT. Landlord grants to Tenant, at Tenant’s sole cost, the nonexclusive right to install, maintain and operate on the roof of the Building, as reasonably required by Tenant for the operation of its and any Permitted Users’ business in the Premises (and in no event for the resale of any communications services), one or more antennae, satellite dishes and/or related equipment, power connections and conduit and cabling from the Premises to such antennae, dishes or other equipment (collectively, the “Communications Equipment”) generally in the location shown on Exhibit N attached hereto (“Tenant’s Roof Area”); it being agreed that if Tenant is unable to install the Communications Equipment in the location shown on Exhibit N or Tenant, in Tenant’s reasonable judgment, determines that the location shown on Exhibit N is not suitable for the proper functioning of Tenant’s Communications Equipment, Tenant’s Roof Area shall be relocated to another location on the roof reasonably acceptable to Landlord and Tenant.

(a)     The installation of any Communications Equipment shall be deemed a Material Alteration, performed in accordance with the applicable provisions of Section 12, including, without limitation, Landlord’s right to approve all plans for same. Landlord may, at its commercially reasonable discretion, elect to perform any portion of the installation of the Communications Equipment which affects the roof membrane, with its own contractors at Tenant’s cost of Landlord’s Out-of-Pocket Costs therefor; provided that such contractors charge competitive and commercially reasonable prices.

(b)     Tenant’s installation, operation or removal of the Communications Equipment shall (i) not unreasonably interfere with any service provided by Landlord to tenants in the Building or Project; or (ii) unreasonably interfere with the communications equipment of any other tenant of the Building existing on the date Tenant installs the Communications Equipment.

(c)     Tenant shall comply with all Legal Requirements applicable to the installation, operation and maintenance of the Communications Equipment. Tenant shall provide Landlord with such evidence as Landlord may reasonably request of compliance with applicable Legal Requirements pertaining to the installation of the Communications Equipment, including copies of all necessary permits, all prior to the commencement of installation of the Communications Equipment.

(d)     The installation, operation and maintenance of the Communications Equipment shall be at Tenant’s sole cost and expense. The parties agree that there is no license fee or other additional charge for Tenant’s use of Tenant’s Roof Area or Communications Equipment.

(e)     After installation, provided that there is no reasonable alternative (and no more than twice during the Term), Landlord may require that the Communications Equipment be moved to another location either to reasonably accommodate Landlord; provided that (i) that the costs of relocating the Communications Equipment shall be paid by Landlord; (ii) Landlord shall provide at least thirty (30) days prior notice before relocating any Communications Equipment; (iii) the location to which the Communications Equipment is to be relocated shall be mutually-acceptable to Landlord and Tenant; and (iv) such relocation shall not impair the use or function of the Communications Equipment (except to a de minimis extent). In addition to the foregoing, if, after installation of the Communications Equipment, there is any interference with, or impairment of the Communications Equipment resulting from the placement of the communications facilities or equipment of other tenants or occupants of the Building, Landlord, shall relocate, reconfigure or remove the equipment or communications facilities causing the disruption to Tenant’s Communications Equipment or work with Tenant to either relocate or reconfigure the Communications Equipment to eliminate such problem.

(f)     At the expiration or earlier termination of this Lease, Tenant (at Tenant’s sole cost and expense), shall remove the Communications Equipment. All damage and injury to the Building caused by any such removal by Tenant shall be repaired by Tenant.

44.     MISCELLANEOUS.

(a)     Time is of the essence with respect to Landlord’s and Tenant’s rights and obligations under this Lease.

(b)     The words “include” and “including” shall be construed for purposes of this Lease as being followed by the phrase “without limitation.”

(c)     All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

(d)     This Lease is declared to be a Commonwealth of Virginia contract, and all of the terms hereof shall be construed according to the laws of the Commonwealth of Virginia, without resort to its conflicts of laws rules.

(e)     LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT OR ADDITIONAL RENT, OR COMMENCES ANY OTHER ACTION OR PROCEEDING AGAINST TENANT IN CONNECTION WITH THIS LEASE, TENANT WILL INTERPOSE NO COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING, UNLESS TENANT’S FAILURE TO INTERPOSE SUCH COUNTERCLAIM IN SUCH PROCEEDING OR ACTION WOULD RESULT IN THE WAIVER OF TENANT’S RIGHT TO BRING SUCH CLAIM IN A SEPARATE PROCEEDING UNDER APPLICABLE LAW.

(f)     Tenant hereby submits to the personal jurisdiction of any court sitting in Fairfax County, Virginia with respect to all claims and controversies arising out of this Lease or the enforcement thereof. Landlord hereby (i) submits to the personal jurisdiction of any court sitting in Fairfax County, Virginia with respect to all claims and controversies arising out of this Lease or the enforcement thereof and (ii) for purposes of Section 55-218.1 of the Annotated Code of Virginia, appoints Christopher Clemente, whose address is c/o Comstock Partners, 1886 Metro Center Drive, Suite 400, Reston, Virginia 20190, as Landlord’s resident agent for service of process in any such claim or controversy, and agrees that service upon such agent shall constitute personal service upon Landlord so long as notice of such service is given in accordance with the provisions of Section 33.

(g)     For purposes of Section 55-2 of the Annotated Code of Virginia, this Lease is and shall be deemed a deed of lease.

(h)     This Lease may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

(i)     Nothing contained in this Lease shall be construed to create a partnership, joint venture or other relationship between Landlord and Tenant other than that of landlord and tenant.

(j)     Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaging in, instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.

(k)     This Lease shall not be recorded. At the request of Tenant, Landlord and Tenant shall enter into a memorandum of this Lease (“Memorandum”), which Memorandum shall be commercially reasonable, in customary form, and mutually acceptable to Landlord and Tenant. Tenant shall be solely responsible for the payment of all costs, fees, expenses, and taxes including any grantor taxes payable to any governmental agency or official (including, without limitation, at the federal, state or local level) incurred as a result of recording the Memorandum.

(l)     If two (2) or more persons or entities shall sign this Lease as Tenant, the liability of each such person or entity to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all Notices, payments and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the partners or members of which are, by virtue of any applicable law, rule, or regulation, subject to personal liability, the liability of each such partner or member under this Lease shall be joint and several and each such partner or member shall be fully obligated hereunder and bound hereby as if each such partner or member had personally signed this Lease.

(m)     The submission of this Lease by Landlord to Tenant for examination shall not constitute an offer to lease or a reservation of or option for the Premises. Tenant’s execution of this Lease shall be deemed an offer by Tenant, but this Lease shall become effective only upon execution thereof by both parties and delivery thereof to Tenant.

(n)     It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. Tenant shall inspect the Premises on the Commencement Date and shall certify to Landlord that it has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Except to the extent arising from the negligence or willful misconduct of Landlord, or any Landlord Parties, Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations.

(o)     Whenever in this Lease a day is appointed on which, or a period of time is appointed within which, either party hereto is required to perform or complete any act, matter or thing, the time for performance or completion shall be extended by a period of time equal to the number of days on or during which such party is prevented from the performance or completion of such act, matter or thing as a result of strikes, lock-outs, embargoes, general unavailability of labor or materials (for reasons not caused by the party claiming Force Majeure), wars, insurrections, rebellions, declarations of national emergencies, acts of God or other causes beyond such party’s reasonable control (“Force Majeure”); provided, however, that Landlord shall give Tenant written notice of any Force Majeure event as soon as may be practical under the circumstances, and no Force Majeure shall relieve Landlord or Tenant of its obligations hereunder to make full and timely payments of funds and to obtain insurance as required by this Lease.

(p)     This Lease does not grant Tenant any easement concerning light, air or view, and the hindrance, elimination or shutting off of light, air or view by any structure shall in no way affect Tenant’s obligations under this Lease or give rise to any liability of Landlord to Tenant with respect thereto.

(q)     Tenant will provide to Landlord copies of all keys for all locks to the Premises. The locks used by Tenant shall be consistent with the lock set of the Building. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises and give to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

(r)     This Lease may not be altered, changed or amended, except by an instrument in writing, signed by both parties hereto.

(s)     As used in this Lease, the term “Landlord’s Fee” shall mean an additional charge payable to cover overhead associated with Landlord’s performing certain work hereunder, in an amount equal to ten percent (10%) of the hard cost of such work, which shall be Additional Rent.

(t)     Neither Tenant, nor any of Tenant’s employees, partners, officers, directors, members, shareholders, agents or brokers, shall issue or make any public statement, comment, announcement, or press release regarding this Lease, the Premises, the Project or Landlord without first receiving Landlord’s approval as to form and content, it being expressly agreed that in no event shall any entity or individual issue or make a public statement, comment, announcement or press release regarding this Lease that would coincide with or precede any public statement, comment, announcement or press release of Landlord regarding this Lease, unless such information is publicly available. During the Term, in any publication (whether in print or electronic) identifying the location of the Premises, Tenant agrees to include reference to “Reston Station” in any such publication.

45.     COMMON FACILITIES.

(a)     From time to time, Landlord may, at Landlord’s sole cost and expense (except to the extent includable in Operating Cost pursuant to Section 7), provide for use in common by any tenants and occupants in the Building (including, without limitation, Tenant and any Permitted Users) and others as Landlord may in its sole judgment direct (including without limitation, tenants of other buildings in the Project), certain facilities within the Building or the Project (the amenities in the Building described herein are collectively, the “Building Amenities” and together with any other similar common facilities located within the Project and made available for use by tenants of the Building, are collectively the “Common Facilities”), all as typically provided by owners and operators of Comparable Buildings; provided that, notwithstanding anything to the contrary contained herein, at all times during the term, Landlord shall maintain the following Common Facilities, if and when existing in the Building: (i) exclusive use by Tenant of the roof top deck, subject to Section 49, (ii) a bike room, subject to subsection (b) below, and (iii) a loading dock serving the Building, with a freight elevator within close proximity thereto. Tenant agrees that its use of the Common Facilities shall be subject to and in accordance with such written rules and regulations as Landlord may promulgate from time to time in accordance with the provisions of Section 5(e) with respect to the Rules and Regulations, applied mutatis mutandis, covering the use of the Common Facilities (including any requirement that the user of any Common Facilities execute Landlord’s standard waiver of liability form in connection with such use), and that any use of the Common Facilities by Tenant, its employees or invitees, shall be at their sole risk, cost and expense. The Common Facilities may be temporarily closed from time to time in connection with any renovations or repairs of such Common Facilities. Landlord shall not be responsible for any injury, loss or damage suffered by Tenant, its employees or invitees, arising out of or in any way connected with or related to their use of the Common Facilities. Landlord shall throughout the Term continue to provide the Building Amenities for use by tenants and occupants of the Building, subject to such modifications in the operation, size, location or configuration thereof as Landlord may deem appropriate; provided that to the extent such amenities are no customarily being provided by landlords of Comparable Buildings, Landlord may elect to discontinue the provision of one or more of the Building Amenities.

(b)     Landlord will include as a standard operating feature of the Building a secured, access-controlled bicycle storage room with bollard-style bike racks (or similar) and a self-repair station (the “Bike Room”) in the location identified on Exhibit L, attached hereto, which will be available for use by Tenant and other parties determined by Landlord, as available.  All costs and expenses incurred in operating and maintaining the Bike Room, including without limitation imputed rent on the space comprising the Bike Room and other costs or expenses incurred in leasing equipment or costs to purchase equipment, whether or not ordinarily considered to be of a capital nature, shall be included in Operating Cost. Tenant shall comply with any and all reasonable rules and regulations that Landlord shall promulgate from time to time regarding the use of the Bike Room. Tenant’s use of the Bike Room and storage of bicycles and other personal property stored or kept therein shall be at Tenant’s sole risk, and Landlord shall have no liability for any loss or damage to any bicycles or other personal property stored or kept within the Bike Room except to the extent such claims or liability results from the negligence or willful misconduct of Landlord, its employees or agents.

(c)     Landlord shall negotiate a commercially reasonable arrangement with the hotel that is or is scheduled to be part of the Project that said hotel provide for the benefit of the Building and its tenants, including Tenant, a reservation discount and reservation priority for meeting rooms and event space within said hotel, on a non-exclusive, first-come, first-served basis (each, a “Pre-Reservation”). In the event that Tenant elects to use a Pre-Reservation, Tenant shall give Landlord not less than forty-five (45) days advance notice of same, and Landlord shall use commercially reasonable efforts to assist Tenant in obtaining a reservation at said hotel on the date and at the time requested by Tenant. In the event Tenant utilizes any Pre-Reservation, Tenant shall be responsible for the costs of any catering, audio-visual connections and set-up/clean-up that may be assessed by said hotel.

46.     LEED CERTIFICATION.

(a)     The Building shall be operated in accordance with the U.S. Green Building Council’s Leadership in Energy and Environmental Design program’s standards, as amended, supplemented or replaced from time to time and any similar standards with which Landlord may cause the Building to comply at a minimum to a LEED Silver and Energy Star standard (hereinafter collectively referred to as “LEED”), including to satisfy proffered obligations. Tenant shall comply with the Building’s LEED requirements as set forth in Exhibit J attached to the Lease, as they may be reasonably supplemented or amended by Landlord by written notice to Tenant from time to time (“LEED Conditions”).

(b)     If Tenant fails to observe, perform or otherwise comply with the LEED Conditions for thirty (30) days after written notice (unless a shorter period is necessary in order for Landlord to comply with the LEED Conditions), then, subject to the terms of this Lease, Landlord may enter the Premises to perform such act or replace such materials as may be reasonably necessary to keep the Building in compliance with the LEED Conditions. Tenant shall pay Landlord, as Additional Rent, all costs (including reasonable attorneys’ fees) incurred by Landlord in connection with any action taken by Landlord to enforce the LEED Conditions, within thirty (30) days of Landlord’s demand therefor. Tenant shall pay any penalties, fines or other enforcement obligations imposed by any federal, state or local governmental agency against Tenant solely for Tenant’s failure to comply with the LEED Conditions on or prior to the date such payment is due. If Landlord pays any such amounts on behalf of Tenant, or if any penalties, fines or other enforcement obligations are imposed against Landlord solely as a result of Tenant’s failure to comply with the LEED Conditions, then Tenant shall pay Landlord, as Additional Rent, the full amount of the fine, penalty or other enforcement obligation, within thirty (30) days after Landlord’s demand therefor.

47.     TENANT’S SIGNAGE.

(a)     Exterior Signage.

(i)     If Tenant continues to lease and occupy at least seventy percent (70%) of the office space within the Building and subject to all applicable Legal Requirements, Tenant shall have the exclusive right to install, at Tenant's sole cost and expense, one (1) or more illuminated sign(s) bearing Tenant's name (the "Exterior Sign") on the top spandrel of the exterior façade of the Building facing the Dulles Toll Road, and one (1) top spandrel sign facing the courtyard, in the locations shown on the attached Exhibit F-1 and Exhibit F-2 (“Exterior Sign Locations”). If Tenant continues to lease and occupy less than seventy percent (70%) of the office space within the Building, and subject to all applicable Legal Requirementsand and the comprehensive sign plan for the Building, Tenant shall have its proportionate share of signage locations on the top spandrel of the Building in common with other tenants of the Building to install, at Tenant's sole cost and expense, an Exterior Sign on the top spandrel of the exterior façade of the Building, in the Exterior Sign Locations shown on the attached Exhibit F-1 and Exhibit F-2. All attributes of the Exterior Sign, including without limitation size, materials and color, shall be subject to Landlord's prior approval, which shall not be unreasonably withheld, conditioned or delayed by Landlord; provided, however, in no event shall any aspect of the Exterior Sign, including without limitation the size of Tenant’s name or logo thereon, be larger than, or in any location other than as permitted in the comprehensive sign program for the Project; provided however, Landlord acknowledges and agrees that Landlord approves all aspects of Tenant’s signage as attached on Exhibits F-1 through Exhibit F-6, including but not limited to size, location, style, color and means of installation to the Building.

(ii)     For such time as Tenant leases or occupies at least seventy percent (70%) of the office space within the Building, Landlord shall not install any other exterior sign on the façade of the Building identifying the name of another office tenant of the Building, provided that, notwithstanding the foregoing, Landlord shall at all times be permitted to install any retail signage permitted by the comprehensive sign plan for the Project, retail leasing availability signage, Comstock branding, or directional information (including, but not limited to, “Use Other Door”, Building hours of operation, or legally required signage for accessibility). Prior to installing the Exterior Sign, Tenant shall submit to Landlord for its approval a drawing of the Exterior Sign, which drawing shall specify the size, materials, color and all other attributes of the Exterior Sign which Tenant desires to install in the locations shown on the attached Exhibit F-1 and Exhibit F-2.

(iii)     Tenant's right to install the Exterior Sign shall be subject to Tenant's receipt of all necessary permits and governmental approvals for such installation; provided that the failure to obtain such permits or approvals shall not affect the Lease (or Tenant's obligations hereunder) in any way. The exact placement of the Exterior Sign on the Building shall be as set forth on the attached Exhibit F-1 and Exhibit F-2. Tenant shall be solely responsible for obtaining and maintaining all permits and governmental approvals necessary for the installation and operation of the Exterior Sign. Tenant shall be responsible for repairing and maintaining the Exterior Sign installed by Tenant in a first-class condition throughout the Term. The Exterior Sign shall be installed by a licensed contractor approved by Landlord in its commercially reasonable discretion. Tenant shall cause its insurance carrier to include the Exterior Sign in the coverage required to be obtained by Tenant pursuant to Section 29, above.

(iv)     The right to install the Exterior Sign shall be personal to the named Tenant hereunder and any Qualified Tenant Affiliate, provided that an assignee or sublessee of the entire Premises shall be permitted to install an Exterior Sign, and provided that such replacement Exterior Sign shall be (i) identical to Tenant's Exterior Sign (or, if such assignee or sublessee approved by Landlord seeks to modify the design, materials or other attributes of such Exterior Sign, such new design shall be subject to Landlord's reasonable approval as to design, materials, size, and other attributes); and (ii) Tenant's existing Exterior Sign shall have previously been removed by Tenant or such assignee or sublessee and the Building restored to its condition prior to the installation thereof. Tenant agrees to indemnify Landlord and hold it harmless from and against all claims, damage or liability (including reasonable attorneys' fees) sustained or suffered by Landlord arising out of or related to the installation, maintenance or removal of the Exterior Sign, except to the extent such claims or liability results from the negligence or willful misconduct of Landlord, its employees or agents. Tenant shall remove the Exterior Sign at the end of the Term and shall restore the portions of the Building affected by such removal to their condition immediately prior to the installation of such signs, reasonable wear and tear excepted.

(b)     Monument Signage. After the installation of the Monument Sign (hereinafter defined), and provided that Tenant is then leasing and occupying at least fifty percent (50%) of the office space within the Building and subject to all applicable Legal Requirements, then, Tenant, at Tenant's sole cost and expense, shall be permitted to install one (1) plaque bearing Tenant's name (the "Monument Plaque") on the Monument Sign. As used herein, the term “Monument Sign” means the monument sign at the Building to be installed by Landlord, which Monument Sign shall bear the names of tenants at the Building. All attributes of the Monument Plaque, including without limitation size, materials, and color and position on Landlord's monument sign, shall be determined by Landlord in its reasonable discretion, and, once approved, the plans for such Monument Plaque shall be attached hereto as Exhibit F-4. Tenant's right to install the Monument Plaque shall be subject to Tenant's receipt of all necessary permits and governmental approvals for such installation; provided that the failure to obtain such permits or approvals shall not affect the Lease (or Tenant's obligations hereunder) in any way. Tenant shall be responsible for repairing and maintaining the Monument Plaque in a first-class condition throughout the Term. The Monument Plaque shall be installed by Landlord at Tenant's sole cost and expense. The right to install the Monument Plaque shall be personal to the named Tenant hereunder, and any Qualified Tenant Affiliate, provided that an approved assignee of this Lease or a sublessee of the entire Premises shall be permitted to install a Monument Plaque, provided that such Monument Plaque shall be subject to Landlord's approval in its sole discretion as to design, materials and size, and Tenant's existing Monument Plaque shall have previously been removed by Tenant. Tenant agrees to indemnify Landlord and hold it harmless from and against all claims, damage or liability (including reasonable attorneys' fees) sustained or suffered by Landlord arising out of or related to the installation, maintenance or removal of the Monument Plaque, except to the extent such claims or liability results from the negligence or willful misconduct of Landlord, its employees or agents. On or before the end of the Term, or in the event that Tenant no longer leases and occupies at least seventy percent (70%) of the office space within the Building, at Landlord’s request, Tenant shall, at its sole cost and expense, have a contractor reasonably approved by Landlord remove the Monument Plaque and restore the portion of the Monument Sign affected thereby to the condition which existed immediately prior to the installation of the Monument Plaque. If Tenant fails to timely remove the Monument Plaque or fails to restore the portion of the Monument Sign affected by such removal in accordance with the terms of the immediately preceding sentence, Landlord shall have the right, but not the obligation, to undertake such removal and/or restoration and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith, immediately upon demand therefor.

(c)     Directory Signage. Landlord shall provide for Tenant, at Landlord’s expense, listings in the Building electronic lobby directory for Tenant and its Permitted Users. Notwithstanding the foregoing to the contrary, in the event Tenant leases all of the office space in the Building, Tenant shall have control over the Building directory (which may be electronic) and the listings identified thereon or therein; provided, however, that Landlord in Landlord’s reasonable discretion shall have control over the directory in order to post Project-specific or Building-specific content or other content that may be of interest to employees working in the Building or visitors to the Building, including, but not limited to, event notifications, emergency information, and notices required by legal requirements or applicable governmental authorities. In the event that any modifications are necessary to said directory listings (other than name changes, additions or deletions) at any time during the Term, Tenant shall be responsible for the reasonable costs incurred by Landlord in connection therewith.

(d)     Elevator Lobby Signage. Provided Tenant is leasing and occupying an entire floor of the Building, Tenant shall have the right to install identifying and/or directional signage with Tenant’s name and logo in the elevator lobby of such floor (“Elevator Lobby Signage”), which signage shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, including as to placement, method of attachment, number, size, color and style; provided that Landlord shall have no approval right in respect of the color or content of such signage if such signage consists of only of the name or logo of Tenant and is consistent with the corporate values of Tenant. Once approved, the plans for such Elevator Lobby Signage shall be attached hereto as Exhibit F-5. Notwithstanding the foregoing, in the event that Tenant no longer leases and occupies an entire floor of the Building, Tenant shall immediately remove the Elevator Lobby Signage and restore the elevator lobby on such floor to the condition which existed immediately prior to the installation of such signage.

(e)     Ground Floor Lobby Signage. In the event Tenant elects to provide a Tenant representative to staff the reception desk at the main entrance lobby of the Building, Tenant shall have the right to install identifying signage with Tenant’s name and logo behind such reception desk (“Reception Signage”), which signage shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, including as to placement, method of attachment, number, size, color and style. Once approved, the plans for such Elevator Lobby Signage shall be attached hereto as Exhibit F-6. Notwithstanding the foregoing, in the event that Tenant no longer elects to separately staff the reception desk at the main entrance lobby of the Building, Tenant shall immediately remove the Reception Signage and restore the wall behind the reception area to the condition which existed immediately prior to the installation of such signage; provided, however, that (i) Tenant shall not be obligated to remove the Reception Signage if Tenant leases all of the office space in the Building and (ii) if Tenant leases at least five (5) full floors of the Building, Tenant shall remove the Reception Signage and restore the wall behind the reception area as stated above, but Tenant, at Tenant’s sole cost and expense, shall be entitled to install additional identifying signage in the main elevator lobby of the Building, which signage shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, including as to placement, method of attachment, number, size, color and style; further provided that Landlord shall have no approval right in respect of the color or content of such signage if such signage consists of only of the name or logo of Tenant and is consistent with the corporate values of Tenant.

(f)     Kinetic Sign. The Project is equipped with a kinetic wall sign (the “Kinetic Sign”) operated by Landlord for the benefit of the Project, which shall not have signage for more than three separate tenants. Tenant’s sign on the Kinetic Sign shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, including as to placement, method of attachment, number, size, color and style, as the size. Once approved, the plans for such signage shall be attached hereto as Exhibit F-7. Following the installation of the Kinetic Sign and the substantial completion of the Leasehold Improvements, should Tenant at Tenant’s sole cost and expense elect to fabricate and place its signage on the Kinetic Sign, Landlord and Tenant shall collaborate to identify a reasonable period of time for Tenant to access such Kinetic Sign for branding and sponsorship opportunities, all subject to applicable governmental approval and any restrictions imposed by Fairfax County, Virginia on the use of such Kinetic Sign. Tenant’s cost in connection with the construction of the structural base and systems of such Kinetic Sign is $40,000.00 (the “Kinetic Sign Down Payment”). Tenant shall pay as Additional Rent its proportionate share of the ongoing costs to operate and maintain the Kinetic Sign following the installation thereof as well as the cost to fabricate Tenant’s specific signage for the Kinetic Sign. In the event that Landlord elects during the initial Term to discontinue use of the Kinetic Sign, then Landlord shall reimburse Tenant for the unamortized value of the Kinetic Sign Down Payment, which shall be amortized on a straight-line basis over the initial Term of this Lease.

(g)     Tower Crane Sign. Following the full execution and delivery of this Lease, Tenant, at Tenant’s sole cost and expense, shall be permitted to install a professionally manufactured banner bearing Tenant’s name and logo (the “Tower Crane Sign”) on the side rails of the tower crane being used to construct the Building for so long as such tower crane shall be in use. The Tower Crane Sign shall be subject to Landlord’s advance reasonable approval and the advance approval of any applicable governmental authorities. Tenant shall maintain such Tower Crane Sign in neat and attractive condition and in good repair, and replace such Tower Crane Sign as often as may be necessary in order to maintain neat and attractive condition and good repair.

48.     BUILDING GENERATOR. The Building contains a back-up generator to provide emergency power (“Landlord’s Generator”), which shall be maintained by Landlord, at Landlord’s sole cost and expense (except to the extent includable in Operating Cost pursuant to Section 7). At Tenant’s request Tenant shall be entitled to connect Tenant’s life safety systems in the Premises to Landlord’s Generator solely for the purpose of providing emergency back-up power to Tenant’s life safety systems in the Premises; provided that the tie-in and Tenant’s use of Landlords Generator (i) does not affect the structure of the Building, the roof of the Building, the warranty for the roof of the Building or the safety of the Building; (ii) does not affect the electrical, mechanical or any other system of the Building or the functioning thereof; (iii) does not interfere with the operation of the Building or the provision of services or utilities to the Building; and (iv) complies with all Legal Requirements and all easements, agreements, covenants, conditions and restrictions of record which relate to the Building and/or the Land, including, without limitation, the Project Documents. Tenant’s connection to Landlord’s Generator shall be deemed a Material Alteration, subject to the provisions of Section 12 with respect thereto. Landlord shall make available to Tenant (at no charge to Tenant) such shaft space and riser space as Tenant may reasonably require for Tenant to connect Landlord’s Generator to the Premises in accordance with this Section 48, and provide Tenant with access to Landlord’s Generator twenty-four (24) hours a day, seven (7) days a week. Tenant shall ensure that the Tenant’s work related to and use of Landlord’s Generator does not interfere with any other equipment serving the Building or any portion thereof. All of the terms and provisions of this Lease relating to Alterations, compliance with Legal Requirements, insurance, indemnity, repairs and maintenance shall apply connections, conduit or equipment installed pursuant to this Article 48, as if the same were part of the Premises. Landlord makes no representations or warranties of any kind with respect to Landlord’s Generator and subject to the terms and conditions of Section 9(g) herein, shall have no liability to Tenant of any kind related thereto, except to the extent arising due to the negligence or willful misconduct of Landlord or any of its agents, employees or contractors.

49.     ROOF DECK.

(a)     So long as Tenant is leasing not fewer than 100,000 rentable square feet of space within the Building, Tenant shall have the right to design, construct, and furnish a private rooftop deck on top of the Building (“Tenant’s Rooftop Deck”) for the exclusive use and benefit of Tenant, its Permitted Users and their respective employees, guests and invitees, in accordance with the terms and conditions of this Section 49. Tenant’s Rooftop Deck shall be located on the roof of the Building as indicated on Exhibit G, attached hereto.

(b)     Within ninety (90) days after Tenant’s written notice that it is exercising its right to construct Tenant’s Rooftop Deck, the parties shall commence the design process. The design professionals selected to prepare the plans and specifications for Tenant’s Rooftop Deck shall be subject to Landlord’s reasonable approval. The parties shall engage in a review, comment and approval process for the design of Tenant’s Rooftop Deck using the same review and approval process set out in the Work Letter for the initial review and approval of Tenant’s Plans for the Tenant Work. Tenant shall be responsible to obtain all permits and approvals from the applicable governmental authorities necessary to commence construction of Tenant’s Rooftop Deck.

(c)     Landlord shall manage, approve and control the construction of any Base Building Structure changes, and/or MEP changes relating to or necessary in connection with the construction of Tenant’s Rooftop Deck, including providing a code-complaint egress path and all work involving Building elevators, stairwells and hardscape (collectively, the “Rooftop Deck Structural Changes”). Tenant shall manage and control all construction of Tenant’s Rooftop Deck other than the Rooftop Deck Structural Changes using the same process set out in the Work Letter for performance of the Tenant’s Work. The contractors selected to perform any Rooftop Deck Structural Changes shall be subject to Landlord’s reasonable approval, including Landlord’s right to require that Tenant use Landlord’s roofing contractor to ensure compliance with roof warranty requirements. Landlord’s determination in its reasonable discretion whether any scope comprises a Rooftop Deck Structural Change shall control.

(d)     It is the intent of the parties that the total cost for the design and construction of Tenant’s Rooftop Deck, including hard and soft costs, shall be paid by Tenant, but subject to the application of the Tenant Improvement Allowance.

(e)     After completion of construction, Tenant shall be responsible for all costs in connection with the maintenance and operation of Tenant’s Rooftop Deck, including, without limitation, ongoing compliance with all applicable Legal Requirements and obtaining the insurance required by this Lease in connection with such area. Once constructed, Tenant’s Rooftop Deck shall, for all purposes under this Lease, be considered part of the Premises, except that Tenant shall not pay any increased Base Rent in connection therewith, and Tenant shall have no obligation to remove or restore the Rooftop Deck upon the Expiration Date provided that the same is surrendered in good condition and repair.

50.     INTENTIONALLY OMITTED.

51.     PRE-LEASE COMMENCEMENT CONTRACTION. Not later than twelve (12) months prior to the Commencement Date (the "Pre-Lease Contraction Option Outside Date"), Tenant shall have the option (the “Pre-Lease Contraction Option") to surrender to Landlord either Floor 9 of the Premises or Floor 16 of the Premises (the “Contraction Space”), provided that (i) Tenant delivers written notice to Landlord of its exercise of the Pre-Lease Contraction Option (the "Pre-Lease Contraction Option Exercise Notice") on or before the Pre-Lease Contraction Option Outside Date, which notice shall contain Tenant’s election of the Contraction Space to be removed from the Premises, and (ii) no Event of Default in then occurring under the Lease until cured. If Tenant timely delivers the Pre-Lease Contraction Option Exercise Notice and satisfies the other conditions to the exercise of the Pre-Lease Contraction Option, Landlord and Tenant shall, within fifteen (15) Business Days thereafter, mutually agree to the demising configuration of the Premises as contracted by the Contraction Space, and Landlord and Tenant shall execute an amendment modifying the Lease to reflect the revised Premises, it being agreed that the Base Rent (on a per square foot of Net Rentable Area basis) and all other terms of such amendment shall reflect the same terms set forth in this Lease including the Tenant Improvement Allowance on a rentable square foot basis and all periods of rental abatement (provided, however, that the aggregate dollar value of such abatement shall be adjusted based on the amount of rentable square footage of the Contraction Space). If Tenant timely provides to Landlord the Pre-Lease Contraction Option Exercise Notice as provided in this Section 51, then the Lease shall terminate solely with respect to the Contraction Space effective as of the date set forth in the Pre-Lease Contraction Option Exercise Notice.

52.     POST-LEASE COMMENCEMENT EXPANSION OPTION. At any time selected by Landlord during the seventh (7th), eighth (8th) and ninth (9th) Lease Years (the "Post-Lease Expansion Option Window") if Tenant shall have exercised its rights under Section 51 of this Lease, Landlord shall offer to Tenant (the “Post-Lease Expansion Option Notice”) the one-time option (the “Expansion Option") to lease one (1) full floor portion of the Building contiguous to the Premises (“Post-Lease Expansion Space”) for a term that shall be co-terminous with the Term of this Lease. Following Tenant’s receipt of the Post-Lease Expansion Option Notice, if (i) Tenant delivers written notice to Landlord of its exercise of the Post-Lease Expansion Option (the "Post-Lease Expansion Option Exercise Notice") on or before the tenth (10th) day following the date of the Post-Lease Expansion Option Notice, and (ii) no Event of Default has occurred that has not been cured, Landlord and Tenant shall, within fifteen (15) Business Days thereafter, mutually agree to the Base Rent of the Post-Lease Expansion Space, and the size, access and demising configuration of the Post-Lease Expansion Space, and Landlord and Tenant shall execute an amendment modifying the Lease to include the lease by Tenant of the Post-Lease Expansion Space (the "Post-Lease Expansion Space Amendment"), it being agreed that the Base Rent (on a per square foot of Net Rentable Area basis) of the Post-Lease Expansion Space shall be the lesser of (i) the Base Rent then in effect under the Lease for the Premises, or (ii) one hundred percent (100%) of the Fair Market Value using the Three Broker Method. The Fair Market Rental Rate determined hereby shall be binding upon the parties, and shall be the Base Rent for the Post-Lease Expansion Space. Tenant’s payments of Base Rent with respect to the Post-Lease Expansion Space shall commence one hundred eighty (180) days after the date on which Landlord delivers the Post-Lease Expansion Space to Tenant in its as-is condition. The Post-Lease Expansion Space shall be initially improved for Tenant’s occupancy at Tenant’s sole cost and expense, provided that Landlord shall provide a tenant improvement allowance for such Expansion Option at the greater of (i) the amount of the Tenant Improvement Allowance set forth in this Lease on a square foot basis for the Post-Lease Expansion Space, pro-rated to adjust to the remaining Term or (ii) a tenant improvement allowance available as a component of the Fair Market Rental Rate as determined as part of the Three Broker Method above. In the event that Tenant fails to deliver the Post-Lease Expansion Option Exercise Notice (or otherwise fails to comply with any other condition to the exercise of the Post-Lease Expansion Option) within the time period set forth above, Tenant's Post-Lease Expansion Option shall terminate and be of no further force or effect. If, however, Tenant timely delivers the Post-Lease Expansion Option Exercise Notice and satisfies the other conditions to the exercise of the Post-Lease Expansion Option, then Landlord shall deliver possession of the Post-Lease Expansion Space to Tenant together with the Premises and the terms and conditions of this Lease shall fully apply with respect thereto for the Term, as set forth in the Post-Lease Expansion Space Amendment.

53.     RIGHT OF FIRST OFFER.

(a)     Provided that Tenant has exercised its rights under Section 51 of this Lease and is leasing a minimum of 100,000 rentable square feet of the space in the Building, and subject to (i) any expansion rights, renewal rights, rights of first offer or refusal or other rights possessed by any tenant in the Building with respect to the ROFO Space (hereinafter defined) or any portion thereof as of the Effective Date, and (ii) any renewal rights granted by Landlord after the Effective Date hereof to any tenant of any ROFO Space, Tenant shall have and is hereby granted the following ongoing right of first offer to lease any ROFO Space becoming available during the Term, subject to, and in accordance with, the terms and conditions of this Section 53 ("Right of First Offer").

(b)     As used herein, the term "ROFO Space" shall mean an office space in the Building that becomes or is anticipated to become available for lease within twenty-four (24) months following Landlord’s delivery of a ROFO Availability Notice. Notwithstanding the foregoing, with respect to any ROFO Space that is vacant and available for lease as of the Effective Date hereof, Tenant shall not have a right of first offer with respect to such space until such space is first leased after the Effective Date hereof, and Tenant's right of first offer with respect to such space shall be subject and subordinate to any renewal or other rights granted to the tenant of such space in connection with such initial leasing.

(c)     Landlord shall notify Tenant in January of each calendar year during the Term if any ROFO Space shall be or is reasonably anticipated by Landlord to become vacant in the Building (the "ROFO Availability Notice"). Such ROFO Availability Notice shall specify (i) the terms and conditions pursuant to which Landlord would lease the ROFO Space, and (ii) the date on which such ROFO Space is anticipated to become available for lease by Tenant (the "ROFO Availability Date").

(d)     Provided that (A) no Event of Default then exists under the Lease; (B) Tenant has not assigned the Lease other than to a Qualified Tenant Affiliate, or sublet the Premises to other than a Qualified Tenant Affiliate; (C) not less than thirty-six (36) months remain in the Term of this Lease as of the ROFO Availability Date (unless Tenant simultaneously exercises an available Renewal Option that is not the Short Term Option); (D) Tenant notifies Landlord, in writing, within ten (10) Business Days after receipt of the ROFO Availability Notice, of Tenant's irrevocable election to lease all or a portion of the ROFO Space on the terms and conditions set forth in the ROFO Availability Notice (the "ROFO Election Notice"), time being of the essence, Tenant shall have the right to lease the ROFO Space described in the ROFO Availability Notice and elected to be leased by Tenant on the terms and conditions set forth in the ROFO Availability Notice; provided, however, if the ROFO Election Notice is delivered during the first two (2) Lease Years, then the ROFO Space shall be leased to Tenant on the same terms and conditions as set forth in this Lease for the original Premises (including but not limited to, the then Base Rent amount per square foot, the Tenant Improvement Allowance on a square foot basis and any other concessions initially granted to Tenant). If Tenant elects to lease less than all of the ROFO Space described in the ROFO Availability Notice, then Landlord and Tenant shall mutually agree to the size, access and demising configuration of the ROFO Space such that, inter alia, the portion of the ROFO Space described in the ROFO Availability Notice but not leased by Tenant shall be in a configuration that may be readily leased to third parties at market rates for general office use. In the event the ROFO Space elected to be leased by Tenant comprises a partial floor, Landlord shall bear the cost to convert the floor into a Building-standard multi-tenant floor, including common area corridors, using Building-standard materials and finishes selected by Landlord in Landlord’s sole discretion, and Tenant, using Building-standard materials and finishes selected by Landlord in Landlord’s sole discretion, shall bear the cost to demise the portion of the ROFO Space located on the floor separately from the space not included within the ROFO Space, including the installation of suite entry doors.

(e)     The Term of the Lease as to the ROFO Space (and Tenant's obligation to pay Rent with respect thereto) shall commence on the date that is the earlier to occur of (i) one hundred eighty (180) days after Landlord delivers such space to Tenant, or (ii) the date upon which Tenant occupies such space for the conduct of its normal business operations therein (the "ROFO Commencement Date").

(f)      In the event that Tenant timely delivers a ROFO Election Notice to Landlord, Landlord shall prepare an amendment modifying the Lease to incorporate the ROFO Space reasonably acceptable to Tenant, which amendment shall set forth, among other things: (i) the amount of annual Base Rent and the monthly Base Rent for the ROFO Space (as determined below); and (ii) the adjustments to Tenant's Proportionate Share caused by the addition of the ROFO Space. In the event (A) Tenant fails timely to deliver a ROFO Election Notice to Landlord, or (B) Tenant timely delivers a ROFO Election Notice to Landlord, but Tenant fails to execute the lease amendment tendered by Landlord within forty-five (45) days after presentation of same by Landlord, time being of the essence, then Landlord may lease the ROFO Space to any person or entity of its choice. If Landlord does not lease the ROFO Space to another person or entity within one hundred twenty (120) days of Tenant rejecting same as set forth above, or if Landlord subsequently changes the terms of the proposed lease for the ROFO Space available to third-parties in any material respect (i.e., more than 7.5% of the total net economic terms) from the terms set forth in the ROFO Availability Notice prior to the expiration of such 120-day period, then Landlord will provide an updated ROFO Availability Notice, then prior to Landlord’s offering of the ROFO Space to any third party, it must once again go through the same process set forth above and provide Tenant with a ROFO Availability Notice (or updated ROFO Availability Notice, as applicable) as to any ROFO Space. In the event the Tenant elects to lease all of the ROFO Space set out in the ROFO Availability Notice after the expiration of the second Lease Year, but disagrees with Landlord’s determination of the Fair Market Value of the Base Rent for the ROFO Space, the Fair Market Rental Rate for the ROFO Space shall be determined by the Three Broker Method. The Fair Market Rental Rate determined hereby shall be binding upon the parties, and shall be the Base Rent for the ROFO Space.

(g)     In the event that Landlord and Tenant enter into a lease amendment demising the ROFO Space to Tenant, and Landlord is unable to deliver possession of such space to Tenant on the ROFO Availability Date because or relating to the failure of an existing tenant to vacate such space, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof.

(h)     Tenant shall have no rights with respect to the ROFO Space during the last two (2) Lease Years of the Term unless it has first exercised a Renewal Option pursuant to and in accordance with Section 4(b) above.

(i)      Notwithstanding any provision of the Lease to the contrary, Tenant shall have no rights with respect to the ROFO Space, or any other rights of first offer or refusal, or first right to negotiate, or any other expansion rights whatsoever, except as expressly provided in this Section 53 and Section 54.

54.     RIGHT OF FIRST REFUSAL.

(a)     During the Term of this Lease, provided that Tenant has exercised its rights under Section 51 of this Lease and is leasing a minimum of 100,000 rentable square feet of the space in the Building, and subject to Tenant’s other rights under this Lease, Tenant shall have the right of first refusal to add to the Premises the Offered Space (as hereinafter defined), subject to the terms and conditions hereinafter set forth. “Offered Space” shall mean an office space in the Building that is currently available, or becomes or is anticipated to become available for lease and is subject to a bona fide lease offer.

(b)     If Landlord intends to enter into a lease (the “Proposed Lease”) for all or a portion of the Offered Space with anyone (the “Proposed Tenant”), then Landlord shall, after it has received a bona fide offer from the Proposed Tenant, offer to Tenant the right to lease such Offered Space upon the terms and conditions of the Proposed Lease to the Proposed Tenant for the Offered Space. Tenant may only exercise the right of first refusal described herein if as of the date that Tenant elects to exercise such right pursuant to Tenant's First Refusal Notice (as hereinafter defined) and as of the commencement date of the term of the lease of the Offered Space, no Event of Default exists under the Lease that has not been cured. Tenant shall have no rights with respect to any Offered Space during the last two (2) Lease Years of the Term unless it has first exercised a Renewal Option in accordance with Section 4(b) above.

(c)     Landlord shall offer the Offered Space to Tenant in a written notice (the “First Refusal Notice”) which shall designate the space being offered and shall specify the terms of the Lease, which shall be the same as those offered in the Proposed Lease to the Proposed Tenant. Tenant may accept the offer set forth in the First Refusal Notice by delivering to Landlord an unconditional acceptance in writing (“Tenant’s First Refusal Notice”) within ten (10) Business Days after delivery by Landlord of the First Refusal Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant's First Refusal Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Section with respect to the Offered Space designated in the First Refusal Notice, Landlord shall be under no further obligation to Tenant with respect to such space by reason of this Section 54.

(d)     In order to send the First Refusal Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have agreed upon the material economic terms for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received a description of the material economic terms (such terms to include but not be limited to rental rate, rental abatement, annual escalation, tenant allowance, parking ratio and charges, operating expense and tax base year). Tenant must accept all of the Offered Space offered by Landlord at any one time in a First Refusal Notice if Tenant desires to accept any of such Offered Space and may not exercise its right with respect to only a portion of such space. If Tenant accepts the offer, then within twenty (20) days of Tenant's First Refusal Notice, Landlord and Tenant shall execute a lease amendment prepared by Landlord and reasonably approved by Tenant and reflecting the addition of the Offered Space to the original Premises pursuant to the terms and provisions described in the First Refusal Notice with the other terms of the Lease remaining unchanged.

(e)     Notwithstanding any provision of the Lease to the contrary, Tenant shall have no rights with respect to the Offered Space, or any other rights of first offer or refusal, or first right to negotiate, or any other expansion rights whatsoever, except as expressly provided in this Section 54 and Section 53.

55.     ELECTRONIC SERVICES.

(a)     Tenant may, in a manner consistent with the provisions and requirements of this Lease, including Exhibit C attached hereto and Section 12 hereof, install, maintain, replace, remove or use any communications or computer or other electronic service wires, cables and related devices (collectively the “Lines”) at the Building in or serving the Premises. Landlord shall approve the communications and computer electronic service wiring, cabling and related devices and equipment referenced in the Space Plan with respect to the Leasehold Improvements together with Landlord’s overall approval of Tenant’s Space Plan. As used herein “Electronic Services Provider” means Verizon, Comcast and any other business which provides internet, telephone, video, or other telecommunications services reasonably approved by Landlord. The services of Electronic Services Providers are sometime referred to herein as “Electronic Services.”

(b)     Tenant acknowledges and agrees that all Electronic Services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s Electronic Services equipment shall be and remain solely in the Tenant’s premises and the telephone closet(s) on the floor(s) on which the Tenant’s premises are located. Unless otherwise specifically agreed to in writing, Landlord shall have no responsibility for the maintenance of Tenant’s Electronic Services equipment, including Lines; nor for any Lines or other infrastructure to which Tenant’s Electronic Services equipment may be connected. Tenant agrees that, to the extent any Electronic Services are interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its own expense to obtain substitute service, unless such interruption, curtailment or discontinuation was due to the negligence or willful misconduct of Landlord or its agents, employees or contractors. Except to the extent arising from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, Landlord shall have no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (a) any failure of any Lines to satisfy Tenant’s requirements, or (b) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines unless if due to installation for other tenants or occupants at the Building. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Notwithstanding the foregoing, in the event any Line Problems (i) renders the Premises untenantable and Tenant actually does not occupy the portion of the Premises that is claimed to be untenantable, (ii) is the result of the negligence or willful misconduct of Landlord, or Landlord’s employees, agents or contractors, and (iii) continues uninterrupted for a period of three (3) Business Days, Base Rent shall abate for the number of days such interruption continues beyond such three (3) Business Day period.

(c)     Any and all Electronic Services equipment installed in the Tenant’s Premises or elsewhere in the Building by or on behalf of Tenant, including Lines, or other facilities for Electronic Services reception or transmittal, shall be code compliant and physically labeled or otherwise marked at the time of installation. Tenant shall have no obligation to remove Tenant’s cabling and wiring from the Premises and the Building at the expiration or earlier termination of this Lease.

56.     RETAIL TENANTS. Landlord shall use commercially reasonable efforts to lease the retail space in the Building to retailers comparable to the retailers existing within the Project as of the Effective Date of this Lease and the retail tenants typically found in Comparable Buildings. No fast food tenants shall be permitted without Tenant’s prior written consent.

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IN WITNESS WHEREOF, the parties hereto have executed this Deed of Lease under seal by their duly authorized officials or agents as of the date aforesaid.

LANDLORD:

CRS PLAZA II, LC,
a Virginia limited liability company

By: Comstock Management Services, LC

By: /s/ Christopher Clemente                                                                         [SEAL]
Name: Christopher Clemente
Title:   Manager

TENANT:

ICF CONSULTING GROUP, INC.,

a Delaware corporation

By: /s/ Robert Toth                                                                                         [SEAL]
Name: Robert Toth
Title:   Senior Vice President

[Signature Page to Deed of Lease]